     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NEXTLINK COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          4813                  91-1738221
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                            ------------------------

 500 108TH AVENUE N.E., SUITE 2200, BELLEVUE, WASHINGTON 98004, (425) 519-8900
  (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)
                            ------------------------

                           R. BRUCE EASTER JR., ESQ.
                       500 108TH AVENUE N.E., SUITE 2200
                           BELLEVUE, WASHINGTON 98004
                                 (425) 519-8900
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:

             BRUCE R. KRAUS, ESQ.                           STEPHEN O. MEREDITH, ESQ.
           WILLKIE FARR & GALLAGHER                          NICHOLAS S. HODGE, ESQ.
              787 SEVENTH AVENUE                              EDWARDS & ANGELL, LLP
           NEW YORK, NEW YORK 10019                            101 FEDERAL STREET
                (212) 728-8000                                  BOSTON, MA 02110
                                                                 (617) 439-4444

                            ------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO           PER SHARE           AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED     OFFERING PRICE(1)     OFFERING PRICE     REGISTRATION FEE
Class A Common Stock,
  par value $.02 per share.................      6,656,600            $58.6875          $390,659,213          $115,245

(1) The fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices for the Class A Common Stock on The Nasdaq National Market on April 6, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      Subject to Completion, April 8, 1999

                         NEXTLINK COMMUNICATIONS, INC.

                         SHARES OF CLASS A COMMON STOCK

    On January 14, 1999, NEXTLINK agreed to acquire WNP Communications, Inc. by means of a merger. We have the right to pay a majority of the merger consideration due to WNP stockholders in shares of NEXTLINK Class A common stock, and are delivering this prospectus in connection with that stock issuance.

    The merger agreement requires us to pay merger consideration in cash and stock valued at $695,000,000, less the amount due to the FCC in connection with the merger, subject to further adjustments based on WNP's balance sheet at closing. The amount due to the FCC will be $157,048,884, plus interest from March 30, 1999 through the closing date, calculated in accordance with the FCC's rules. Subject to the balance sheet adjustments, we will pay $186,868,132 of the merger consideration in cash, and the remainder in common stock.

    We are not asking you for a proxy, since the necessary majority of WNP stockholders has already approved the merger.

    Shares of our Class A common stock are listed on The Nasdaq National Market under the symbol "NXLK." On April 7, 1999, the last reported sale price on The Nasdaq National Market was $61.50 per share. We have applied to list the shares of Class A common stock being issued under this prospectus on The Nasdaq National Market.

    SEE "RISK FACTORS" ON PAGES 11 TO 16 FOR RISKS RELATING TO OUR BUSINESS THAT YOU SHOULD BE AWARE OF.

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

SUMMARY........................................................................            1

SELECTED FINANCIAL DATA OF NEXTLINK COMMUNICATIONS, INC........................            4

SELECTED FINANCIAL DATA OF WNP COMMUNICATIONS, INC.............................            5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF                 6
  OPERATIONS FOR WNP COMMUNICATIONS, INC.......................................

MARKET PRICES AND DIVIDENDS....................................................           10

RISK FACTORS...................................................................           11

WHERE YOU CAN FIND MORE INFORMATION............................................           16

THE PARTIES TO THE MERGER......................................................           17

THE MERGER.....................................................................           21

Background and Reasons for the Merger..........................................           21
Approval of the Merger.........................................................           21
Interests of Certain Persons in the Merger.....................................           21
Federal Income Tax Consequences................................................           22
Regulatory Approvals...........................................................           23
Accounting Treatment...........................................................           23
Comparison of Stockholder Rights...............................................           23
Federal Securities Law Consequences............................................           24
No Appraisal Rights............................................................           24

THE MERGER AGREEMENT...........................................................           25

Consummation of the Merger.....................................................           25
The Merger Consideration.......................................................           25
Stockholder cash election; rights of preferred stockholders....................           26
Registration Rights Agreement..................................................           26
Representations and Warranties.................................................           27
Covenants......................................................................           28
No Solicitation of Transactions................................................           28
Conditions to the Merger.......................................................           29
Termination....................................................................           30
Stockholder Indemnity for Breaches of the Merger Agreement.....................           30
Amendment and Waiver...........................................................           31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WNP                     32
  COMMUNICATIONS, INC..........................................................

WNP EXECUTIVE COMPENSATION.....................................................           42

LEGAL MATTERS..................................................................           43

EXPERTS........................................................................           43

INDEX TO FINANCIAL STATEMENTS FOR WNP COMMUNICATIONS, INC......................          F-1

FORM OF MERGER AGREEMENT.......................................................      ANNEX A

FORM OF REGISTRATION RIGHTS AGREEMENT..........................................      ANNEX B

FORM OF CONSENT AND INDEMNITY AGREEMENT OF STOCKHOLDERS........................      ANNEX C

FORM OF CONSENT AND INDEMNITY AGREEMENT OF PREFERRED STOCKHOLDERS..............      ANNEX D

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE PARTIES

    NEXTLINK provides high-quality local and long distance telecommunications and data services to small and medium-sized businesses in 38 U.S. cities. NEXTLINK offers its customers these services at competitive prices individually or as an integrated package of services. NEXTLINK currently operates 23 fiber optic networks in 14 states. NEXTLINK is developing plans to link its local networks to one another through the use of a national long distance network currently being constructed by Level 3 Communications. Following consummation of the WNP merger, NEXTLINK will be the nation's largest holder of high-frequency radio spectrum known as local multipoint distribution service, or LMDS, spectrum, which it intends to use to expand the reach of its fiber optic cable networks.

    WNP was formed in early 1998 to raise capital and bid for licenses in the FCC's auctions of LMDS spectrum. As a result of its successful bidding, WNP is the owner of the largest amount of LMDS spectrum in the United States, with licenses covering approximately 114 million people in 40 markets in the United States. LMDS spectrum can be used for a variety of telecommunications applications, including high-speed internet service, telephone service and video teleconferencing.

SUMMARY OF THE TRANSACTION

    NEXTLINK and WNP entered into the merger agreement on January 14, 1999. The merger agreement provides for the merger of WNP with and into a newly formed subsidiary of NEXTLINK. As a result of the merger, WNP will merge into NEXTLINK's special purpose subsidiary, which will survive the merger. The merger will convert WNP shares into the right to receive NEXTLINK Class A common stock and cash, as described more fully below, and result in WNP becoming a wholly-owned subsidiary of NEXTLINK.

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

THE MERGER CONSIDERATION

    NEXTLINK will pay total merger consideration in cash and stock valued at $695,000,000, less the amount due to the FCC in connection with the merger, subject to further adjustments based on WNP's balance sheet at closing. The amount due to the FCC will be $157,048,884, plus interest from March 30, 1999 through the closing date, calculated in accordance with the FCC's rules.

    Subject to the balance sheet adjustments, we will pay $186,868,132 of the merger consideration in cash, and currently intend to pay the remainder in Class A common stock of NEXTLINK valued at its average trading price for the 20 days preceding the closing date. The balance sheet adjustments take into account the amount of WNP's assets and liabilities as of the closing date.

STOCKHOLDER CASH ELECTION; RIGHTS OF PREFERRED STOCKHOLDERS

    WNP has three classes of capital stock outstanding: preferred stock, nonvoting common stock and voting common stock. Preferred stockholders will have the right to receive a total liquidation preference equal to $192,020,997, plus accrued and unpaid dividends. WNP will try to ascertain whether each of its stockholders would prefer to receive cash or stock in the merger and will try to accommodate their preferences.

    Holders of preferred stock wishing to receive cash will receive cash to the extent available, and any remainder in common stock. If there is cash remaining after we have paid all of the preferred stock holders that wish to receive cash, then a representative of the stockholders will allocate the remaining cash among the holders of the nonvoting and voting common stock that wish to receive cash, accommodating their expressed preferences to the greatest possible extent.

INCOME TAX

    We will receive an opinion of counsel that the merger will be treated as a tax-free reorganization under the Internal Revenue Code (unless NEXTLINK exercises its right to pay all of the merger consideration in cash) and therefore neither NEXTLINK, its merger subsidiary, nor WNP will recognize any gain or loss in the merger. You will not recognize gain or loss for federal income tax purposes as a result of the exchange of WNP stock solely for NEXTLINK Class A common stock. You will, however, generally have to pay federal income tax on any gain arising from receipt of cash for your WNP stock, but only to the extent of cash received. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

CONSENT AND INDEMNITY AGREEMENTS

    Holders of a majority of the outstanding WNP voting and nonvoting common stock and preferred stock have executed consent and indemnity agreements that included a written consent in lieu of a stockholders meeting approving the merger. We have attached copies of each of these agreements as Annexes C and D. These agreements also confer rights under a registration rights agreement, attached as Annex B, and contain provisions for WNP stockholder indemnification of NEXTLINK, and the appointment and indemnification of the WNP stockholders' representative.

    Each holder of WNP common stock and preferred stock will have the opportunity to become a party to the Consent and Indemnity Agreement prior to the consummation of the merger. Upon becoming a party to such agreement, each holder of WNP common stock and preferred stock will receive its portion of the merger consideration upon the consummation of the merger, and it will be responsible for a pro rata share of indemnification obligations under the merger agreement. Each holder of WNP common stock and preferred stock who becomes a party to such an agreement will also be entitled to the benefits and subject to the obligations of the registration rights agreement, including the right to participate in certain underwritten offerings and the obligation, if requested by the managing underwriter, to refrain from selling or short selling shares of NEXTLINK stock for certain periods before and for up to 180 days after an underwritten offering.

    If any holder of WNP common stock and preferred stock does not sign the Consent and Indemnity Agreement, such holder's entire portion of the merger consideration will be held in escrow as security for indemnification obligations to NEXTLINK under the merger agreement until the later of (1) the first anniversary of the closing date and (2) the date on which there are no pending disputes with respect to claimed losses.

NO FAIRNESS OPINION

    No fairness opinion has been or will be issued in connection with the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Other than their ownership of WNP's nonvoting common stock, voting common stock and Series A preferred stock, the executive officers and members of the WNP's board of directors do not have any additional interests in the merger.

CONDITIONS TO THE MERGER

    The parties' obligations to close the merger are subject to the satisfaction or waiver of conditions, including:

    - obtaining necessary governmental approvals;

    - the representations of the parties in the merger agreement being materially accurate, and all covenants materially performed;

    - no law or court order being in effect that would make completion of the merger illegal.

    The merger agreement contains other conditions as well. As of the date that the registration statement, assuming this prospectus becomes effective, all government approval and regulatory conditions to the merger will have been satisfied or waived.

TERMINATION OF THE MERGER AGREEMENT

    WNP and NEXTLINK can mutually agree to terminate the merger agreement at any time before it is completed. In addition, WNP and NEXTLINK would have the right to terminate the merger agreement before it is completed if:

    - the closing has not occurred on or before January 14, 2000 or has been permanently and finally enjoined;

    - the FCC demands a payment in connection with the merger in excess of the amount the parties anticipate, unless the party not seeking termination agrees to bear the excess cost;

    - there are uncured breaches by the other party of its obligations under the merger agreement or there is a material adverse change in WNP's business or financial condition; or

    - at the time all government approvals for the transaction have been obtained (including the effectiveness of the registration statement that includes this prospectus) all other closing conditions have not been satisfied.

NO APPRAISAL RIGHTS

    WNP notified those of its stockholders who did not sign a Consent and Indemnity Agreement of their appraisal rights under Delaware law, but none of them elected to exercise those rights before the statutory deadline. As a result, no WNP stockholders are entitled to appraisal rights in connection with the merger.

SHARE MARKET PRICE INFORMATION

    NEXTLINK's Class A common stock is listed on the Nasdaq National Market under the symbol "NXLK." On January 13, 1999, the last full trading day prior to the announcement of the signing of the merger agreement, the reported closing sales price for a share of Class A common stock on the Nasdaq National Market was $31.25. On April 7, 1999, the most recent practicable date prior to the printing of this prospectus, the reported closing sales price for a share of Class A common stock on the Nasdaq National Market was $61.50.

RISKS ASSOCIATED WITH HOLDING CLASS A COMMON SHARES

    You should read the "Risk Factors" section of this prospectus as well as the other cautionary statements throughout this prospectus to learn about the risks associated with holding NEXTLINK common stock.

            SELECTED FINANCIAL DATA OF NEXTLINK COMMUNICATIONS, INC.

                                                                            YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------------------
                                                              1998         1997        1996       1995       1994
                                                           -----------  ----------  ----------  ---------  ---------

                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..................................................  $   139,667  $   57,579  $   25,686  $   7,552  $      --
Loss from operations.....................................     (206,184)   (102,621)    (51,015)   (12,462)      (352)
Net loss.................................................     (278,340)   (129,004)    (71,101)   (12,731)      (349)
Net loss applicable to common shares.....................     (337,113)   (168,324)    (71,101)   (12,731)      (349)
Net loss per share.......................................        (6.26)      (3.91)      (1.81)        --         --
OTHER DATA:
EBITDA(1)................................................  $  (140,937) $  (72,184) $  (30,761) $  (8,629) $    (338)

                                                                                 AS OF DECEMBER 31,
                                                            ------------------------------------------------------------
                                                                1998         1997        1996       1995        1994
                                                            ------------  ----------  ----------  ---------     -----

                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities..........  $  1,478,062  $  742,357  $  124,520  $   1,350   $      25
Property and equipment, net...............................       594,408     253,653      97,784     29,664         134
Total assets..............................................     2,483,106   1,219,978     390,683     53,461         690
Long-term debt............................................     2,013,192     750,000     350,000         --          --
Redeemable preferred stock, net of issuance costs.........       556,168     313,319          --         --          --
Total shareholders' equity (deficit)......................      (246,463)     71,285     (18,654)    36,719         673

------------------------

(1) EBITDA represents net loss before interest expense, interest income, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements.

    Had the merger with WNP occurred on January 1, 1998, NEXTLINK would have reported a net loss of $295.9 million, a net loss applicable to common shares of
$354.6 million, and a net loss per share of $         , for the year ended
December 31, 1998. This information is for informational purposes only and does not indicate what would have occurred if the merger had taken place on January 1, 1998, or the future results of the combined companies.

              SELECTED FINANCIAL DATA OF WNP COMMUNICATIONS, INC.

    The selected financial data presented below as of December 31, 1998 and for the period from January 8, 1998 to December 31, 1998, have been derived from the financial statements of WNP. Please read this information together with the Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations for WNP Communications, Inc. appearing elsewhere in this prospectus.

                                                                                                    PERIOD FROM
                                                                                                  JANUARY 8, 1998
                                                                                                        TO
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................................................................   $            --
Income from continuing operations..............................................................                --
Selling, general and administrative expenses...................................................         2,338,646
Interest income................................................................................         2,014,360
                                                                                                 -----------------
Net loss.......................................................................................   $      (324,286)
                                                                                                 -----------------
                                                                                                 -----------------

                                                                                              AS OF DECEMBER 31,
                                                                                                     1998
                                                                                            ----------------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................................................     $      4,542,828
Working capital...........................................................................            4,258,090
Licenses..................................................................................          187,212,568
Total assets..............................................................................          191,914,495
Redeemable capital stock..................................................................          407,876,732
Total stockholders' deficit...............................................................     $   (216,319,169)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                    OPERATIONS FOR WNP COMMUNICATIONS, INC.

OVERVIEW

    WNP was incorporated in January of 1998 with the objective of providing communications services. A major initial element of the corporate plan was to obtain licenses from the FCC providing local multipoint distribution service, which would enable WNP to provide short-distance high speed digital communications links using microwave-frequency radio equipment. These wireless communication links would be interconnected with fiber optic cable facilities, switching equipment, and public networks to enable WNP to offer a wide range of communication services.

    During February and March, 1998, the FCC conducted a multiple-round auction of local multipoint distribution service licenses. WNP was the high bidder on forty licenses, which were granted by the FCC to WNP in October, 1998 at a price of $186,868,132, which WNP has paid in full.

    WNP's business strategy is to become a provider of data voice and video communications services, with an emphasis on high speed data communications. In furtherance of this strategy, WNP has completed the initial steps of attracting substantial investment, winning, receiving and paying for local multipoint distribution service licenses and assembling a core planning team of communications professionals. At present, WNP has not introduced any services to the public and had not planned to initiate services until approximately January 2000. Pending the completion of the contemplated merger with NEXTLINK, WNP has suspended planning for the deployment of its network and the planned introduction of services. Upon completion of the contemplated merger with NEXTLINK, WNP expects its plans to be superseded by those of NEXTLINK.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    JANUARY 8, 1998 THROUGH DECEMBER 31, 1998

    The results discussed below include the operations of WNP from January 8, 1998 (date of inception) to December 31, 1998. WNP's activities to date have been primarily related to participation in the auction process and planning for network deployment and introduction of services. WNP generated no service revenues in 1998, and incurred approximately $2,338,000 in selling, general and administrative expenses related to the above activities. Interest income of approximately $2,014,000 partially offset selling, general and administrative expenses, resulting in a net loss of approximately $324,000. WNP did not expect to generate service revenues until approximately the first quarter of 2000, and will likely not have such high levels of interest income in 1999. As a result of these factors and to the extent that WNP resumes its planning and deployment of its network during 1999, WNP anticipates significant operating losses and negative cash flows from operations in 1999. See "Liquidity and Capital Resources" for discussion of the expected source of cash to fund these activities.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 1998, the Company's principal sources of liquidity were cash and cash equivalents of approximately $4,543,000, which were invested in demand deposits and money market accounts. WNP completed two rounds of equity financing in 1998, raising approximately $101,000,000 in January, 1998 and approximately $91,000,000 in October, 1998, for total cash flows provided by financing activities of approximately $192,000,000. WNP paid approximately $187,213,000, including direct acquisition costs of approximately $344,000, for licenses purchased from the FCC and invested approximately $106,000 in property and equipment.

    WNP believes that if it resumes its planning and deployment of its network to provide communications services to customers, it would need to raise substantial additional capital from sources such as vendor financing, private debt and equity markets and public debt and equity markets. There is no guarantee that such capital would be available. WNP is expecting to incur significant operating losses and negative cash flows from operations for the foreseeable future.

YEAR 2000 READINESS

    AN INTRODUCTION TO THE YEAR 2000 PROBLEM

    WNP's planned operations will be highly dependent upon advanced computer systems and specialized software. These systems include switching and network operations, billing and customer care, accounting and reporting and Internet operating systems, as well as a wide assortment of personal computer productivity software.

    In the event WNP purchases equipment before January 1, 2000, WNP will test its switching, network and major information technologies. This testing will address a major issue facing all users of automated information systems. The issue is that many computer systems that process date sensitive information based on two digits representing the year of the event may recognize a date using "00" as the year 1900 rather than the Year 2000. The inability to correctly recognize "00" as the Year 2000 could affect a wide variety of automated information systems, such as mainframe applications, invoicing and receivables tracking systems, event scheduling systems, personal computers and telecommunication systems, in the form of software failure, errors or miscalculations.

    The discussion below describes WNP's intended efforts to address this problem should it purchase equipment or initiate services before January 1, 2000. This Year 2000 readiness disclosure is based upon and partially repeats information provided by WNP's outside consultants, vendors and others regarding the Year 2000 readiness of WNP and its intended customers, vendors and other parties. Although WNP believes this information to be accurate, it has not in each case independently verified such information.

    This Year 2000 readiness disclosure is a "forward-looking statement" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Costs, results, performance and effects of Year 2000 activities described in those forward-looking statements may differ materially from actual costs, results, performance and effects in the future due to the interrelationship and interdependence of WNP's computer systems and those of its vendors, material service providers, customers and other third parties. Readers are cautioned not to place undue reliance on the following forward-looking statements. Furthermore, WNP undertakes no obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

    YEAR 2000 READINESS PROGRAM

    If WNP purchases equipment or otherwise initiates operations prior to January 1, 2000, it is difficult to predict with certainty what will happen to WNP's operations when the Year 2000 date is triggered. Given the complexity of the specialized software to be used by WNP, there can be no assurance that unanticipated operating problems will not occur in WNP's systems. Further, like all telecommunications companies, WNP will rely on the continuing operations of other telecommunications companies to provide worldwide communications services. WNP must be concerned not only with its own internal systems, but also with the inter-related systems of many other companies over which it exercises no control. Given these circumstances, WNP believes that it is likely that some of its services will be adversely affected by this problem, although the extent and impact of these service disruptions are virtually impossible to estimate at this time.

    If WNP acquires equipment or initiates operations prior to January 1, 2000, WNP will review its information technology and non-information technology computer systems to determine which are not capable of recognizing the Year 2000 and to verify system readiness for the millennium date. The review will cover all material operations and will be centrally managed.

    A component of assessing WNP's Year 2000 readiness includes an assessment and survey of Year 2000 readiness of key business partners because WNP's network will rely significantly on the provisioning and switching capabilities of the other competitive local exchange carriers in those markets in which WNP will provide services. In the event WNP initiates operations before January 1, 2000, there can be no assurance that the systems of the carriers will become Year 2000 compliant before January 1, 2000.

    YEAR 2000 READINESS COSTS

    To date, WNP's primary costs for its Year 2000 compliance program are employee costs associated with WNP's internal management information systems employees and other personnel, which WNP expenses as part of its General and Administrative Expense. Such costs to date have not been material. WNP currently estimates that most of the total cost to make WNP's internal systems Year 2000 ready will be expensed by WNP as the costs are incurred. The estimated cost of WNP's Year 2000 readiness program, based on the expected extent to which WNP will acquire equipment and initiate operations prior to January 1, 2000, is $25,000.

    CONTINGENCY PLANS

    WNP believes that the design of its proposed network and support systems would provide WNP with several operating contingencies in the event material external systems fail. WNP's designed network operating facilities and systems will be backed up with auxiliary power generators that WNP believes are capable of operating all equipment and systems for indeterminate periods should power supplies fail. Some ancillary systems will be backed up by emergency battery systems. Because of the inability of WNP's contingency plans to eliminate the negative impact that disruptions in other carriers' services would create, there can be no assurance that WNP will not experience disruptions in its services.

    WNP believes that with modifications to new software, the Year 2000 issue will not pose material, unremediable operational problems for its internal systems. However, given the current uncertainty about the possible extent of the Year 2000 problem, WNP cannot provide assurance that these efforts will be successful or that the remediation costs will not be materially different from WNP's current estimates. At worst case, failure by WNP or by its interconnected service providers or software vendors to remediate Year 2000 readiness issues could result in the disruption of WNP's operations, possibly affecting operation of the network and WNP's ability to bill or collect revenues. A prolonged network outage could have a material adverse effect on WNP's results of operations, cash flows, and could possibly affect its ability to service its indebtedness.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which should not be material to WNP's accounting since WNP does not currently hold any derivative instruments or engage in hedging activities.

    This pronouncement establishes accounting and reporting standards requiring that every derivative instrument, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. This pronouncement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

    This pronouncement is effective for fiscal years beginning after June 15, 1999. A company may also implement this pronouncement as of the beginning of any fiscal quarter after issuance for fiscal quarters beginning June 16, 1998 and thereafter. This pronouncement cannot be applied retroactively. This pronouncement must be applied to (a) derivative instruments, and (b) derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 and, at a company's election, before January 1, 1998.

    No other recently issued accounting pronouncements are expected to have a significant effect on future financial statements.

                          MARKET PRICES AND DIVIDENDS

NEXTLINK

    NEXTLINK's Class A Common Stock began trading on the Nasdaq National Market on September 26, 1997, under the symbol "NXLK". Prior to that date, NEXTLINK's Class A Common Stock was not publicly traded. The following table shows, for the periods indicated, the high and low bid prices for NEXTLINK's Class A Common Stock as reported by the Nasdaq National Market tier of The Nasdaq Stock Market.

                                                                          1999                  1998                  1997
                                                                  --------------------  --------------------  --------------------
                                                                    HIGH        LOW       HIGH        LOW       HIGH        LOW
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
First Quarter...................................................  $   64.63  $   25.50  $   36.25  $   21.19         --         --
Second Quarter (through April 7, 1999)..........................  $   62.94  $   57.38  $   38.25  $   24.89         --         --
Third Quarter (since September 26, 1997)........................         --         --  $   40.75  $   20.75  $   25.50  $   22.50
Fourth Quarter..................................................         --         --  $   33.50  $   11.05  $   27.86  $   19.62

WNP

    The shares of WNP's nonvoting common stock, voting common stock and Series A preferred stock are not publicly traded.

                                  RISK FACTORS

    The Class A common shares being acquired by you in the merger entail the following risks:

WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD DEPRIVE COMMON STOCKHOLDERS OF VALUE AND CONTROL

    As of December 31, 1998, NEXTLINK had outstanding five issues of senior notes totaling $2,013.2 million in principal amount and approximately $91.9 million in miscellaneous debt obligations of its subsidiaries. Because we have these substantial obligations, we may be unable to pay interest or principal on any or all of these outstanding notes, which could result in a work-out or bankruptcy that would dilute or eliminate the ownership interests of our common stockholders.

    For the year ended December 31, 1998, we had a net loss of $278.3 million and negative cash flow from operations of $174.5 million. Consequently, we do not currently generate positive cash flows from which we can make payments on our outstanding notes. If we fail to pay principal and interest on our notes when due, the noteholders could declare a default and demand that we repay the entire amount of defaulted notes. Unless we were able to find alternative financing to pay the entire amount, the noteholders could seek a judgment and attempt to seize our assets to satisfy the debt to them. Any action of this type would have a serious adverse affect on our business and on the market price of the Class A common stock.

    Our indentures permit us to incur substantial additional debt, and we fully expect to borrow substantial additional funds during the next few years. This additional indebtedness will further increase the risk of a default unless we can establish an adequate revenue base and generate sufficient cash flow to repay this indebtedness. We cannot assure you that we will ever establish an adequate revenue base to produce an operating profit or generate adequate cash flow to provide future capital expenditures and repayment of debt.

IF WE ARE NOT SUCCESSFUL IN RAISING ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO BUILD AND MAINTAIN OUR NETWORKS

    Because our anticipated future capital requirements will exceed the $1,478.1 million in cash and marketable securities we had on hand as of December 31, 1998, we will be required to raise additional capital. If we fail to raise sufficient capital, we may be required to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and our ability to compete in the telecommunications services industry and generate profits for stockholders, and could even result in a payment default on our existing debt.

IF WE CANNOT QUICKLY AND EFFICIENTLY INSTALL OUR HARDWARE, WE WILL BE UNABLE TO GENERATE REVENUE

    Each of our networks consists of many different pieces of hardware, including switches, fiber optic cables, electronics, and wireless transmitters and receivers which are difficult to install. If we cannot install this hardware quickly, the time in which customers can be connected to our network and we can begin to generate revenue from our network will be delayed. You should be aware that the construction of the INTERNEXT national fiber optic network is not under our control, but is under the control of Level 3 Communications. We cannot assure you that the Level 3 network will be completed, that it will be placed in service within the expected time frame or that it will contain the contemplated number of fibers and conduits throughout the entire network. Failure of Level 3 to complete its network would delay implementation of our strategy of linking our local networks to one another.

WE MAY NOT BE ABLE TO CONNECT OUR NETWORK TO THE INCUMBENT CARRIER'S NETWORK ON FAVORABLE TERMS

    We require interconnection agreements with the incumbent carrier to connect calls or data transmissions between our on-net customers and non-customers. We cannot assure you that we will be able to negotiate or renegotiate interconnection agreements in all of our markets on favorable terms.

THE REQUIREMENT THAT WE OBTAIN PERMITS AND RIGHTS OF WAY INCREASES OUR COST OF DOING BUSINESS

    In order for us to acquire and develop our fiber networks, we must obtain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. You should be aware that the process of obtaining these permits and rights of way increases our cost of doing business.

    We cannot assure you that we will be able to maintain our existing franchises, permits and rights-of-way that we need to implement our business. Nor can we assure you that we will be able to obtain and maintain the other franchises, permits and rights that we require. A sustained and material failure to obtain or maintain these rights could materially adversely affect our business in the affected metropolitan area.

IN LOCAL MARKETS, WE COMPETE AGAINST THE INCUMBENT CARRIER, WHO HAS A VESTED INTEREST IN MAKING IT DIFFICULT TO FOR US TO CONNECT CUSTOMERS TO OUR NETWORK

    In each of the local markets served by our networks, we compete principally with the incumbent carrier in that market.

    The incumbent carriers are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. In addition, they have long-standing relationships with regulatory authorities at the federal and state levels.

    It is expensive and difficult for us to switch a new customer to our network because:

    - a potential customer faces switching costs if it decides to become our customer, and

    - we require cooperation from the incumbent carrier.

    We cannot assure you that we will be able to overcome these advantages and compete successfully with the incumbent carriers.

WE MAY FACE COMPETITION IN LOCAL MARKETS FROM NEW ENTRANTS, PUTTING DOWNWARD PRESSURE ON PRICES

    We also face competition from potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint. This places downward pressure on prices for local telephone service and makes it more difficult for us to achieve positive operating cash flow. In addition, we expect competition from other companies like ourselves, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users, as well as other new entrants such as Qwest Communications and Level 3 Communications. We cannot assure you that we will be able to compete effectively with these industry participants.

WE FACE COMPETITION IN LONG DISTANCE MARKETS, PUTTING DOWNWARD PRESSURE ON
PRICES

    We also face intense competition from long distance carriers in the provision of long distance services, which places downward pressure on prices for long distance service and makes it difficult for us to achieve positive operating cash flow. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint, hundreds of other companies also compete in the long distance marketplace. We cannot assure you that we will be able to effectively compete with any of these industry participants.

OUR COMPETITION MAY HAVE SUPERIOR RESOURCES, PLACING US AT A COST AND PRICE DISADVANTAGE

    Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of NEXTLINK. As a result, some of our competitors can raise capital at a lower cost than we can. Also, our competitors' greater name recognition requires us to price our services at lower levels in order to win business. Finally, our competitors' cost advantages give them the ability to reduce their prices for an extended period of time if they so choose.

OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, IMPOSING SUBSTANTIAL COMPLIANCE COSTS AND RESTRICTING OUR ABILITY TO COMPETE IN OUR TARGET MARKETS

    We are subject to varying degrees of federal, state and local regulation. This regulation imposes substantial compliance costs on us. It also restricts our ability to compete. For example, in each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. We cannot assure you that we will receive authorization for markets to be launched in the future.

    The FCC licenses for fixed wireless radio spectrum held by our 50%-owned affiliate, NEXTBAND, are subject to a petition for reconsideration filed by another auction participant. The petition asks the FCC to revoke and reauction NEXTBAND's licenses. Because the matter remains pending, we cannot assure you that the FCC will not grant the petitions and relief sought. On March 30, 1999, the FCC approved our acquisition of LMDS spectrum that will result from the merger with WNP but such approval will not become final until May 9, 1999.

THE FCC COULD RECONSIDER AND REVOKE ITS APPROVAL OF OUR ACQUISITION OF WNP'S LMDS SPECTRUM

    The FCC has approved our acquisition of LMDS spectrum from WNP, but has the right to reconsider its decision until May 9, 1999, when the order will become final. Since no third parties filed objections to this transaction with the FCC, and the FCC staff indicated no concerns about it, we consider the risk of revocation to be negligible. If we and WNP decide to close the transaction before the FCC's order becomes final, our rights to WNP's spectrum would be at some small risk until the finality period expires.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

    The telecommunications industry is subject to rapid and significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the expectations of our customers.

    The following technology and equipment that we use or will use is subject to obsolescence: fiber optic cable and wireless transmission technologies, circuit, frame-relay and packet switching technologies and data transmission technologies, including, the Nortel DMS 500 switches, digital subscriber line or DSL, Asynchronous Transfer Mode, or ATM, frame-relay and Internet Protocol or IP technologies. In addition, we cannot assure you that the technologies that we choose to invest in will lead to successful implementation of our business plan.

WE MAY BE REQUIRED TO PAY PATENT LICENSING FEES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS

    From time to time we receive requests to consider licensing certain patents held by third parties that may have bearing on our interactive voice response services. Should we be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on our results of operations.

IF WE LOSE KEY PERSONNEL AND QUALIFIED TECHNICAL STAFF, OUR ABILITY TO MANAGE THE DAY-TO-DAY ASPECTS OF OUR COMPLEX NETWORK WILL BE WEAKENED

    We believe that a critical component for our success will be the attraction and retention of qualified professional and technical personnel. If we lose key personnel and qualified technical staff, or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our complex network will be weakened. You should be aware that we face significant competition in the attraction and retention of personnel who possess the skill sets that we seek.

    In addition, our subsidiaries must also develop and retain a large and sophisticated sales force. If our subsidiaries do not develop and retain a large and sophisticated sales force, there will be an adverse effect on our ability to generate revenue and, consequently, our operating cash flow.

CRAIG O. MCCAW, WHO CONTROLS APPROXIMATELY 59% OF NEXTLINK'S VOTING POWER, MAY HAVE INTERESTS WHICH ARE ADVERSE TO YOUR INTERESTS

    Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, LLC, controls approximately 59% of NEXTLINK's total voting power. Because Mr. McCaw has the ability to control the direction and future operations of NEXTLINK, he may make decisions which are adverse to your interests.

    In addition to his investment in NEXTLINK through Eagle River, Mr. McCaw has significant investments in other communications companies, including Nextel Communications, Teledesic Corporation and INTERNEXT, some of which could compete with us or act as one of our suppliers of certain telecommunications services. You should be aware that we do not have a noncompetition agreement with either Mr. McCaw or Eagle River. Mr. McCaw is not bound by any contracts with NEXTLINK restricting his future sales of our common stock.

THE VALUE OF YOUR WNP SHARES AS DETERMINED IN THE MERGER AGREEMENT WILL EXCEED NET TANGIBLE BOOK VALUE OF THE SHARES OF CLASS A COMMON STOCK YOU ARE RECEIVING

    You will experience an immediate and substantial dilution of $        per
share in the net tangible book value per share of your Class A common stock,
assuming a purchase price per share of $     .

WE DO NOT PLAN ON PAYING ANY DIVIDENDS ON OUR COMMON STOCK

    We have not declared or paid any dividends on our common stock and we do not plan on paying any dividends for the foreseeable future. The indentures governing our outstanding notes restrict our ability to pay any dividends on our common stock while any of the notes are outstanding. As a result, the potential return on an investment in our common stock will depend solely on its stock market performance for the foreseeable future.

WE MAY FACE ADDITIONAL COST AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 ISSUES

    To ensure that our computer systems and applications will function properly beyond 1999, we have implemented a year 2000 program. As part of this program, we conducted an inventory of network equipment and enterprise systems that execute primary business processes, such as accounting, service assurance, service delivery, customer service and billing. We cannot be sure that mission critical equipment has not been overlooked.

    Our determinations whether any systems or applications require modification or replacement are based in part on statements made to us by vendors used by us as to the year 2000 compliance of the systems and applications used by us. We will not be able to independently confirm the accuracy or completeness of these vendor representations.

    Telecommunications and data traffic between our customers who are directly connected to one of our networks and parties who are not customers of ours are routed over networks that we do not control. In addition, many of our customers are connected to one of our networks through facilities of the incumbent local telephone company. Consequently, our customers may not be able to complete calls or data transmissions if the computer, telecommunications and other systems of outside entities, including local and interexchange carriers and Internet service providers that interchange traffic, are not year 2000 compliant. A failure by some or all of these entities to make their systems year 2000 compliant could create substantial disruptions, which in turn could have a material adverse effect on our operations.

    For further discussion on our year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000" in our most recent periodic filing with the Securities and Exchange Commission.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS, BUT ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY

    Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements", as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "would," "could," "should", or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to:

    - the number of markets we expect to serve by the end of 2000, the expected number of addressable business lines in markets in which we currently provide service and the markets in which we expect to provide service by the end of 2000;

    - our expectations regarding our ability to attract and retain customers;

    - our beliefs regarding certain competitive advantages, including that of our management structure and provisioning processes and systems;

    - our expectation regarding the size of our sales and customer care forces;

    - our belief regarding traffic flow over our networks and the effects and benefits of high capacity networks with broad coverage based on a uniform technology platform;

    - our plans to install additional switches, data networking capabilities such as frame-relay, IP and ATM facilities, high speed technologies such as DSL and wireless technologies;

    - our expectation regarding the development of a national network and the implementation of a national network end-to-end strategy;

    - the equipment necessary for the operation of LMDS systems has not yet been commercially implemented;

    - our anticipated capital expenditures, funding thereof and levels of indebtedness and our expectations regarding additional indebtedness;

    - statements with respect to our Year 2000 project.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the common shares being issued to you in the merger. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about NEXTLINK and the Class A common shares being registered under this prospectus, you should refer to the registration statement and its exhibits.

    We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the Securities and Exchange Commission automatically updates and supersedes more dated information. We have previously filed the following documents with the Securities and Exchange Commission and are incorporating them by reference into this prospectus:

        1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 30, 1999;

        2. Our Current Reports on Form 8-K filed on January 19, 1999 and April 1, 1999; and

        3. Item 1 ("Description of Registrant's Securities to be Registered") contained in our Registration Statement on Form 8-A, filed on August 4, 1997 to register shares of our Class A common stock under the Securities and Exchange Act of 1934, as amended.

    We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, until the merger is completed.

    We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to R. Bruce Easter, Jr., General Counsel and Secretary, NEXTLINK Communications, Inc., 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004.

                           THE PARTIES TO THE MERGER

                                    NEXTLINK

    NEXTLINK provides high-quality local and long distance telecommunications and data services to small and medium-sized businesses in 38 U.S. cities. We offer our customers these services at competitive prices individually or as an integrated package of services. We deliver these services over networks that consist of communications cables containing multiple glass fiber strands, known as fiber optic cables. These cables connect our customers' telephone and data lines to our advanced, electronic switching equipment, or switches, which route each call or data transmission from the customer's premises to the ultimate destination. Each of our networks can carry high volumes of voice, data, video and Internet traffic. Whenever practicable, we build and own these networks ourselves.

    We currently operate 23 fiber optic networks in 14 states, serving large and medium-sized cities, as well as clusters of smaller locales. Based on our recent successes in operating and expanding our existing networks, as well as opportunities arising in cities we do not currently serve, we intend to expand into a number of new locations over the next several years.

    In each city we serve, our principal competitor is the dominant local telephone company, which Congress and our industry refer to as the incumbent local exchange carrier. Until recently, each incumbent carrier held a virtual monopoly on providing local telephone service. Our goal is for businesses located in the cities we serve to choose to have their telephone and data lines connected to our network, rather than that of the incumbent. In constructing each network, we create a ring of fiber optic cables around the central business district of each location we serve. This design allows for a high percentage of the commercial buildings within these locations to be connected directly to our networks. A number of our customers, however, are not directly connected to our networks. For these customers, we lease telephone lines from the incumbent carrier to cover the relatively short distance between the customer and our network.

    In addition to leasing telephone lines from the incumbent carrier to service customers who are not directly connected to our network, we are also developing an alternative method of connecting these customers to our network using LMDS spectrum. Following the merger, we will become the largest holder of LMDS spectrum in North America, covering 65 markets and 95% of the persons living or working in the 30 largest markets in the United States.

    We are developing plans to link our local fiber optic networks to one another through the use of a national fiber optic network currently being constructed by Level 3 Communications. We manage and own 50% of a joint venture that owns exclusive interests in the Level 3 network. This network is designed to traverse more than 16,000 miles, connecting 50 cities in the United States and Canada. With this system of local networks linked together by long-haul fiber optic cable, we should be able to offer our customers complete, end-to-end voice and data communications services over facilities we control.

    We also are developing plans to deploy data switching and transmission equipment in 2000 that will enable us to provide a full range of innovative data services. The Level 3 network is also designed to support the types of equipment necessary to provided these data services, in addition to voice services.

    Our founder and principal stockholder, Craig McCaw, also founded McCaw Cellular (later acquired by AT&T) and has other substantial interests in other telecommunications businesses.

BUSINESS STRATEGY

    Our goal is to become a leading provider of complete, end-to-end voice and data communications services and to maximize penetration of our targeted customer base of small and medium-sized businesses. The key components of our strategy to achieve this goal are:

    - Building high-capacity local networks with cables holding large bundles of fiber optic strands in a majority of the nation's top 30 cities and providing service in cities with a total of 27 million business lines by the end of the year 2000.

    - Extending direct customer connections to our networks using fixed wireless radio spectrum.

    - Linking our local networks to one another using our interest in a national fiber optic network now under construction.

    - Deploying data switching and transmission equipment in 2000, including Asynchronous Transfer Mode, or ATM, Internet Protocol, or IP, and frame-relay facilities and digital subscriber line, or DSL, services.

    - Attracting and retaining experienced management and maintaining a decentralized, local management focus at each operating subsidiary.

    - Focusing sales efforts on businesses and professional groups with fewer than 50 telephone lines, and assigning a single customer care representative to each customer.

    - Continuously improving the complex process of the changing over a new customer from the incumbent carrier to NEXTLINK service.

                                      WNP

OVERVIEW

    WNP is a Delaware corporation organized in January, 1998. The mailing address of WNP's principal executive office is 400 Balbion Drive, Earlysville, Virginia, 22936-9680, and the phone number is (804) 964-1020. WNP was incorporated with the objective of providing communications services. A major initial element of the corporate plan was to obtain licenses from the FCC providing local multipoint distribution service, which would enable WNP to provide short-distance high speed digital communications links using microwave-frequency radio equipment. These wireless communication links would be interconnected with fiber optic cable facilities, switching equipment, and public networks to enable WNP to offer a wide range of communication services.

    WNP received its financing privately from thirty-nine investors, including four individuals and thirty-four investment funds. WNP closed its initial financing of approximately $101 million on January 29, 1998, and a second round of financing for approximately $91 million on October 20, 1998.

    During February and March, 1998, the FCC conducted a multiple-round auction of local multipoint distribution service licenses. WNP was the high bidder on forty licenses, which were granted by the FCC to WNP in October, 1998 at a price of $186,868,132, which WNP paid in full.

    Following the local multipoint distribution service auction, WNP began work in support of its objective to implement a network to offer local and long distance communications services, principally to small and medium businesses.

    LOCAL MULTIPOINT DISTRIBUTION SERVICE

    Local multipoint distribution service allows wireless services on a one-way or two-way basis, using point-to-point or point-to-multipoint connections, with very high communications capacity. The local multipoint distribution service licenses are in the so-called "millimeter microwave" band located at 28 gigahertz, with part of the licenses located at 29 and 31 gigahertz. By comparison, cellular licenses are located at about 900 megahertz, and personal communications service is located at 1900 megahertz. As the word "local" in the local multipoint distribution service name implies, the radio links provided using local multipoint distribution service frequencies are of limited distance, typically of a few miles or less, due to the rapid attenuation of the signal at the very high frequencies of local multipoint distribution service.

    The FCC allocated two blocks of spectrum for local multipoint distribution service: the A-Block and the B-Block. The A-Block consists of 1150 megahertz of spectrum as follows: 27.50 to 28.35 gigahertz, 29.10 to 29.25 gigaherz, and
31.075 to 31.225 gigahertz. The B-Block consists of 150 megahertz of spectrum as follows: 31.000 gigahertz to 31.075 gigahertz, and 31.225 gigahertz to 31.300 gigahertz. These licenses were auctioned for each basic trading area in the United States, of which there are 493.

    The 1150 megahertz of spectrum in the A-Block license is a large block of spectrum when compared to 30 megahertz for a personal communications service license, 25 megahertz for a cellular license, 6 megahertz for a television license and 100 megahertz for a 38 gigahertz license.

    These A-Block and B-Block licenses will enable the provision of high-capacity, fixed point-to-point and point-to-multipoint data, voice, and video communications links in individual markets in the United States.

    FCC LOCAL MULTIPOINT DISTRIBUTION SERVICE AUCTION

    The FCC awarded local multipoint distribution service licenses to WNP and others based on the results of competitive bidding in the local multipoint distribution service auction, which began on February 18, 1998, and ended on March 25, 1998. At the conclusion of the auction, WNP was the high bidder on 39 A-Block licenses and one B-Block license.

    The FCC published rules for participating in the auction. Under these rules certain bidders were entitled to a bidding discount on the amount of the winning bid provided they met certain criteria related to revenues and ownership. WNP qualified as a very small business and was entitled to a 45%, or $152,892,129, bidding discount.

    According to FCC rules, the recipient of a bidder discount who experiences certain changes in control must repay the bidding discount with interest. If such changes of control take place two years or more after the license grant, the amount required to be repaid declines, and after five years, no repayment is required.

    At the conclusion of the auction, the FCC required each winning participant to pay the FCC a deposit equal to twenty percent of such bidder's winning bids. Winning bidders then submitted formal applications to the FCC for the licenses on which they were the high bidders. In the majority of cases, the FCC granted the licenses. The FCC required the winning bidder to pay the remaining amount of the winning bid within ten business days after granting a license. The FCC granted local multipoint distribution service licenses for a period of ten years, subject to renewal.

WNP BUSINESS STRATEGY AND STATUS

    WNP's business strategy has been to become a provider of data voice and video communications services, with an emphasis on high speed data communications. In furtherance of this strategy, WNP has completed the initial steps of attracting substantial investment, winning, receiving and paying for local multipoint distribution service licenses, assembling a core planning team of communications professionals and beginning the design of the network and supporting activities. At present, WNP has not introduced any services to the public. Pending the completion of the contemplated merger with NEXTLINK, WNP has suspended the planning for deployment of its network and introduction of services. Upon completion of the contemplated merger with NEXTLINK, WNP expects that its plans will be superseded by those of NEXTLINK.

MARKET COVERAGE

    WNP's licenses cover 11 of the 12 largest markets, and approximately 30 of the top 50 markets in the United States. WNP's licensed markets have a population of approximately 114 million people. In these top markets, WNP believes its share of the total spectrum, or the megahertz of wireless capacity that is related to the total communications carrying capacity, to be larger in the aggregate than that of any other wireless carrier. WNP believes that its coverage in these markets will provide significant economies of scale and competitive advantages.

    Because the FCC has granted only a few local multipoint distribution service licenses or similar high capacity wireless licenses, which are necessary for offering wireless services similar to those planned by WNP, WNP believes that its licenses represent a scarce asset and may constitute a barrier to entry for new competitors intending to offer similar services.

                                   THE MERGER

BACKGROUND AND REASONS FOR THE MERGER

    On May 22, 1998, NEXTLINK's CEO, Wayne Perry, and other NEXTLINK representatives met with WNP's CEO, Tom Jones, and other WNP representatives to consider a business combination or other business relationships. Prior to the commencement of such discussions, Mr. Perry had approached Mark Pelson about the prospects for such discussions.

    Through the summer and fall of 1998, representatives from WNP and NEXTLINK continued to discuss various alternatives for strategic relationships.

    On August 11, 1998, Mr. Perry and other NEXTLINK representatives met with Mr. Jones and other WNP representatives in NEXTLINK's Bellevue, Washington offices to continue discussions.

    On November 3, 1998, Mr. Perry met with Mr. Jones and other WNP representatives in New York City to continue discussions and reiterate NEXTLINK's interest in a business combination with WNP.

    On or around November 17, 1998, Mr. Perry communicated NEXTLINK's interest in acquiring WNP to Mr. Jim Fleming, a WNP director, and Mr. Pelson. In a conversation with Mr. Fleming on December 9, 1998, Mr. Perry offered to purchase WNP on behalf of NEXTLINK for $695 million.

    During the following weeks, representatives from NEXTLINK and WNP negotiated the final terms of the transaction having a value of $695 million, to be paid by NEXTLINK in cash and stock.

    On December 23, 1998, WNP and NEXTLINK entered into a non-disclosure agreement.

    On January 14, 1999, the parties executed the merger agreement along with related documentation. Later that day, NEXTLINK announced the transaction at the Salomon Smith Barney Global Telecom Conference in Scottsdale, Arizona, while both companies contemporaneously issued statements to the press.

    On February 4, 1999, the Board of Directors of NEXTLINK approved the proposed merger.

    NEXTLINK views the merger as a unique opportunity to acquire valuable radio frequency spectrum in major markets across the United States that it plans to use to broaden the reach of its present and planned fiber optic telephone networks. By combining the advantages of wireless and fiber optic cable technologies, NEXTLINK believes it will be able to directly connect to its networks a greater proportion of its target market of medium and small businesses in each market that it serves more cost effectively than it could using either strategy alone. By increasing the proportion of traffic that it originates and terminates on its own network, NEXTLINK hopes to minimize the costs associated with each call or data transmission.

APPROVAL OF THE MERGER

    The board of directors and a majority of the stockholders of WNP have already approved the merger. No further shareholder approval is necessary, and all stockholder appraisal rights have expired.

    The board of directors of NEXTLINK and its merger subsidiary have approved the merger, which does not require NEXTLINK shareholder approval.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Other than the ownership of WNP Common Stock and WNP Preferred Stock, the executive officers and members of the board of directors of WNP do not have any additional interests in the merger.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the merger. The discussion does not address all aspects of federal income taxation that may apply to stockholders subject to special rules, including foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their WNP stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following discussion does not address either the effect of applicable state, local or foreign tax laws or the effect of any federal tax laws other than those pertaining to federal income tax.

    Under the merger agreement, we can elect to pay a portion of the merger consideration in NEXTLINK Class A common stock, but only if the merger will qualify as a "reorganization" for United States federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Assuming that we pay a portion of the merger consideration in NEXTLINK Class A common stock, we will receive an opinion from counsel that the merger qualifies as a "reorganization" and, accordingly, that:

    1. Neither NEXTLINK, its merger subsidiary, nor WNP will recognize any gain or loss in the merger.

    2. A WNP stockholder exchanging WNP common stock and/or WNP preferred stock solely for shares of NEXTLINK Class A common stock (other than cash received in lieu of fractional shares of NEXTLINK Class A common stock) will recognize neither gain nor loss on the exchange. If cash is received in lieu of a fractional share of NEXTLINK Class A common stock, then gain or loss will be recognized on the WNP stock giving rise to the cash payment, as discussed in paragraph 2 below.

    3. A WNP stockholder exchanging WNP common stock and/or WNP preferred stock for shares of NEXTLINK Class A common stock and cash will recognize gain, but not loss, on the exchange, but only to the extent of cash received, including any cash placed into escrow pursuant to the merger agreement. If cash is received in lieu of a fractional share of NEXTLINK Class A common stock, then gain or loss will be recognized on the WNP stock giving rise to the cash payment, as discussed in paragraph 2 below.

    4. The aggregate adjusted tax basis of the shares of NEXTLINK Class A common stock received in such exchange, including a fractional share interest deemed received, as explained in paragraph 2 below, will be equal to the aggregate adjusted tax basis of the shares of WNP common stock and WNP preferred stock surrendered therefor, decreased by the amount of any cash received, and increased by the amount of any gain recognized on the exchange.

    5. The holding period of the shares of NEXTLINK Class A common stock will include the holding period of the shares of WNP common stock and WNP preferred stock exchanged therefor.

    Whether or not the merger is treated as a "reorganization:"

    1. A WNP stockholder exchanging WNP common stock and WNP preferred stock who receives only cash as consideration will recognize gain or loss on the exchange.

    2. A holder of shares of WNP common stock or WNP preferred stock who receives cash in the merger in lieu of a fractional shares of NEXTLINK Class A common stock will be treated as having received such fractional share in such exchange and then having received cash in redemption of such fractional share interest by NEXTLINK. The receipt of such cash should cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NEXTLINK Class A common stock allocable to the fractional share interest.

    3. For any WNP stockholder described above, any gain or loss required to be recognized will be long term capital gain or loss if the WNP shares exchanged were held as a capital asset for more than one year as of the date of completion of the merger, subject to limitations on the deductibility of capital losses.

    4. Under the merger agreement, some WNP stockholders may have agreed to place a portion of their merger consideration, including shares of NEXTLINK Class A common stock and cash or both, in escrow. For federal income tax purposes, these WNP stockholders will be treated as owning and having received the merger consideration, so any income or gain from the escrowed merger consideration will be taxable to the WNP stockholders without regard to the escrow. If the escrowed shares must be paid out for the benefit of NEXTLINK under the terms of the escrow agreement, or if the escrowed shares are sold and the proceeds are paid out for the benefit of NEXTLINK, this will generally be treated as a sale of the shares and the WNP stockholders will recognize gain or loss on the disposition.

    5. Cash received as merger consideration may be subject to 31% backup withholding tax unless the relevant stockholder is an exempt recipient or complies with taxpayer identification procedures on forms we will supply.

    THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH WNP STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

REGULATORY APPROVALS

    When the registration statement containing this prospectus becomes effective, all federal and state regulatory requirements in connection with the merger, other than the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, will have been complied with, waived or obtained.

ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting. Under this method of accounting, NEXTLINK will allocate the purchase price on its financial statements to the fair value of the net assets acquired, and will allocate any excess of the purchase price over the fair value of the assets acquired to goodwill.

COMPARISON OF STOCKHOLDER RIGHTS

    Upon consummation of the merger, the stockholders of WNP will become stockholders of NEXTLINK and their rights will be governed by NEXTLINK's Certificate of Incorporation and Bylaws. Both WNP and NEXTLINK are incorporated in the State of Delaware. Unlike WNP non-voting common stock, each share of NEXTLINK Class A common stock issued in the Merger will have the right to cast one vote on all matters presented to NEXTLINK shareholders.

    NEXTLINK's certificate of incorporation provides for a class of common stock, known as Class B common stock, that has the right to cast ten votes per share, and holders of Class B common stock, both before and after the merger will hold an absolute majority of the voting power of NEXTLINK's common stock.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of NEXTLINK Class A common stock received by the stockholders of WNP in the merger will be freely transferable, except that shares of NEXTLINK Class A common stock received by persons who are deemed to be "affiliates" of WNP under the Securities Act prior to the acquisition may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act, or Rule 144 under the Securities Act in the case of such persons who become affiliates of NEXTLINK, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of NEXTLINK or WNP generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

    The majority of WNP's stockholders have executed agreements limiting their rights to resell their NEXTLINK common stock, and provide for their participation in one or more underwritten public offerings, in which both NEXTLINK and other parties may offer shares for sale to the public.

NO APPRAISAL RIGHTS

    As required by to Delaware law, WNP mailed the required notice to its stockholders notifying them that any stockholder that did not consent to the merger was entitled to exercise appraisal rights. Under Delaware law, any stockholder wishing to demand appraisal rights was required to do so in writing within twenty days after WNP's notice was mailed to its stockholders. WNP has advised NEXTLINK that no such demands for appraisal were received within the prescribed time period. Therefore, as of the date of this prospectus, WNP stockholders are no longer entitled to any appraisal rights.

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached to this prospectus as Annex A. We urge all WNP stockholders to review the merger agreement carefully.

CONSUMMATION OF THE MERGER

    The merger agreement provides that the merger will occur as soon as practicable after the satisfaction or waiver of the conditions set forth below under "Conditions to the Merger."

    On the closing date, WNP will merge with and into NEXTLINK's merger subsidiary. The separate corporate existence of WNP will cease and the merger subsidiary will continue as the surviving corporation.

THE MERGER CONSIDERATION

    NEXTLINK will pay total merger consideration in cash and stock valued at $695,000,000, less the amount due to the FCC in connection with the merger, subject to further adjustments based on WNP's balance sheet at closing. The amount due to the FCC will be $157,048,884, plus interest from March 30, 1999 through the closing date, calculated in accordance with the FCC's rules.

    Subject to the balance sheet adjustments, NEXTLINK will pay $186,868,132 of the merger consideration in cash, and currently intends to pay the remainder in NEXTLINK Class A common stock. The balance sheet adjustments take into account the amount of WNP's current assets and its liabilities as of the closing.

    For purposes of determining the number of shares of common stock to be issued in the merger, each share of common stock will, except as noted below, be valued at its Volume-Weighted Average Trading Price (defined below) for the twenty trading days preceding, but not including the closing date. In the event we delay the effectiveness of the registration statement that includes this prospectus to avoid premature disclosures of sensitive information, the 20-day period will end on the day before the closing would otherwise have occurred, with appropriate adjustments for any stock splits, stock dividends or the like in the interim.

    "Volume-Weighted Average Trading Price" means, for any period, the average of the daily prices for each trading day during such period, with each daily price computed as the product of (1) the sale price times (2) the number of shares of common stock sold at such price, divided by (3) the total number of shares of common stock so traded during such trading day, all as reported by Bloomberg, L.P.

    On the closing date,

    - each share of WNP preferred stock will be converted into the right to receive a portion of the merger consideration equal to its liquidation preference and

    - each share of WNP voting and nonvoting common stock will be converted into the right to receive a pro rata portion of the merger consideration less the portion of the merger consideration attributed to the WNP preferred stock.

    Following the merger:

    - each holder of a certificate representing any shares of WNP common stock or preferred stock will no longer have any rights with respect to their WNP stock, except the right to receive merger consideration; and

    - the stock transfer books of WNP will be closed and there will not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of WNP.

STOCKHOLDER CASH ELECTION; RIGHTS OF PREFERRED STOCKHOLDERS

    WNP has three classes of capital stock outstanding: preferred stock, nonvoting common stock and voting common stock. Preferred stockholders will have the right to receive a total liquidation preference equal to $192,020,997, plus accrued and unpaid dividends. WNP will try to ascertain whether each of its stockholders would prefer to receive cash or stock in the merger.

    Holders of preferred stock wishing to receive cash will receive cash to the extent available, and any remainder in common stock. If there is cash remaining after we have paid all of the preferred stock holders that wish to receive cash, then a representative of the stockholders will allocate the remaining cash among the holders of the nonvoting and voting common stock that wish to receive cash, accommodating their expressed preferences to the greatest possible extent.

REGISTRATION RIGHTS AGREEMENT

    NEXTLINK entered into a Registration Rights Agreement, a copy of which is attached to this prospectus as Annex B, for the benefit of the WNP stockholders who executed, or who subsequently execute, a Consent and Indemnity Agreement of Stockholders. Please review it carefully. The Registration Rights Agreement provides for two demand registrations and for "piggyback" registrations as follows:

    - NEXTLINK will use its reasonable best efforts to register $175 million worth of shares of NEXTLINK common stock issued in the merger for resale in an underwritten offering within 30 days following the merger, and to keep the associated registration statement effective by NEXTLINK until the offering is completed, but in no event for more than 60 days following the effectiveness of the initial registration statement. NEXTLINK and other parties may include $165 million of NEXTLINK securities in this offering.

    - After the 180th day following the commencement of the initial offering, upon written request by the holders of $30 million or more of NEXTLINK common stock issued in the merger, NEXTLINK will use its reasonable best efforts to register such shares for resale in an underwritten offering, and to keep the associated registration statement effective by NEXTLINK until the offering is completed, but in no event for more than 60 days following the effectiveness of a subsequent registration statement.

    - NEXTLINK will include shares issued in the merger in registration statements it is filing for other purposes, subject to rules of priority in the event the underwriters advise that no more than a maximum number of securities can be successfully included in the registration. NEXTLINK will give holders of shares issued in the merger at least 30 days prior to the filing of such a registration statement, with 20 days to request that their securities be included.

    The WNP stockholders who are parties to the registration rights agreement have also agreed not to make any public sale or short sales of the NEXTLINK stock beginning, in the case of the initial registration statement, on January 14, 1999, and in the case of each subsequent registration, beginning seven days prior to the effective date of such registration statement, and ending 180 days after the initial registration statement, subsequent registration statement or any incidental registration statement shall have been declared effective. A majority-in-interest of such holders can vote to be released from these restrictions if the initial registration statement has not been declared effective within 30 days of the closing, gross proceeds to those holders from the initial offering are less than $150 million, or gross proceeds to those holders from any subsequent demand offering are less than $30 million.

REPRESENTATIONS AND WARRANTIES

    WNP makes representations and warranties in the Merger Agreement concerning, among other things:

    - the organization, qualification and good standing of WNP,

    - WNP's capital structure,

    - WNP's authority to enter into the merger agreement,

    - that the merger has been authorized by WNP's board of directors and has been approved and adopted by WNP's stockholders in accordance with Delaware law,

    - that the merger agreement will not conflict with the organizational documents of WNP, debt instruments or other contracts, and will not violate any laws or require consents from governmental authorities, except as provided in the merger agreement,

    - that WNP's financial statements accurately reflect its financial condition,

    - that since the date of WNP's financial statements, there has not been any event that has had or would reasonably be likely to have a material adverse effect on WNP's business, assets, condition, results of operations or prospects,

    - that WNP has complied with applicable laws and contracts to which it is a party,

    - that all of WNP's LMDS licenses were duly obtained and are validly issued and in full force and effect,

    - the absence of litigation against WNP,

    - WNP's contracts,

    - WNP's employee benefit plans,

    - that WNP and its subsidiaries have properly filed their tax returns and paid their taxes,

    - WNP's intellectual property, and

    - that no brokerage fees, commissions or finders' fees are payable in connection with the merger.

    The merger agreement also contains representations and warranties of NEXTLINK and the merger subsidiary regarding, among other things:

    - their organization, qualification and good standing,

    - NEXTLINK's capital structure,

    - their authority to enter into the merger agreement,

    - that the merger has been authorized by their respective boards of directors,

    - that the merger agreement will not conflict with their respective organizational documents, debt instruments or other contracts, and will not violate any laws or require consents from governmental authorities, except as provided in the merger agreement,

    - that none of the reports and statements filed by NEXTLINK with the SEC contain material misstatements or omissions,

    - that NEXTLINK's financial statements accurately reflect its financial condition,

    - the Class A common stock to be issued in the merger will be validly issued, fully paid and nonassessable and will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 under the Securities Act,

    - that no brokerage fees, commissions or finders' fees are payable in connection with the merger, and

    - NEXTLINK's agreements granting registration rights with respect to any of its equity securities.

COVENANTS

    WNP has agreed that until the closing date

    - it will use its reasonable best efforts to preserve its LMDS licenses intact, free and clear of all restrictions and encumbrances and

    - it will not take any action that would interfere with the transactions contemplated by the merger agreement.

    In addition, WNP has agreed that it will not enter into any agreement, arrangement or other obligation which remains binding on NEXTLINK, the merger subsidiary, or any of their affiliates or assets after the merger, except for actions:

    - which terminate by their terms at or after the merger at the option of NEXTLINK without condition except for the payment of money, or

    - pursuant to which the only obligations remaining in effect after the merger are the payment of money, and in the case of each the full amount of which payments are deducted from the merger consideration.

    In each case in which a payment of money obligation is in effect after the merger, the full amount of the obligation shall be deducted from the merger consideration.

NO SOLICITATION OF TRANSACTIONS

    WNP has agreed not to, directly or indirectly:

    - solicit, initiate or encourage any inquiries or the making of any proposal which constitutes, or may be reasonably expected to lead to any proposed transaction inconsistent with the consummation of the merger (a "Transaction Proposal"), or

    - enter into or participate in discussions or negotiations with any person with respect to any Transaction Proposal.

    To the extent permitted by law and consistent with their fiduciary duties, the board of directors of WNP have agreed not to

    - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to NEXTLINK, the recommendation by such board of directors of the merger or the merger agreement,

    - approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or

    - cause WNP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal inconsistent with the merger agreement.

CONDITIONS TO THE MERGER

    The merger agreement provides that the obligations of WNP, NEXTLINK and the merger subsidiary to complete the merger are subject to the satisfaction, at or before the closing date, of the following conditions:

    - no court order prohibiting the merger may be in effect and no law may be in effect which makes the merger illegal,

    - the Registration Rights Agreement shall be in full force and effect,

    - any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the merger shall have expired or been terminated,

    - the FCC shall have granted its consent to the assignment of the LMDS licenses contemplated hereby approving the transfer of control of the LMDS licenses contemplated by the merger agreement, such approval shall be in full force and effect and shall have become final, and

    - the registration statement that includes this prospectus shall have become effective and no stop order suspending its effectiveness shall have been issued, and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

    The obligations of WNP to complete the merger are further subject to the satisfaction, at or before the closing date, of the following conditions:

    - no event shall have occurred on any date during the period beginning at the commencement of the twenty trading-day period for determining the value of the common stock to be issued in the merger and ending on the day before the closing date that has had a material adverse effect on NEXTLINK's business, assets, condition, results of operations or prospects,

    - NEXTLINK and the merger subsidiary shall have performed in all material respects all obligations they are required to perform under the merger agreement prior to the closing date,

    - certain representations and warranties made by NEXTLINK and the merger subsidiary in the merger agreement were true and correct in all material respects on the date of the merger agreement and will be true and correct in all material respects at the closing date,

    - Eagle River's waiver of its piggyback registration rights and holdback agreement in connection with the initial underwritten offering following the merger shall remain in full force and effect, and

    - no governmental authority having jurisdiction over the approval of the merger shall have imposed or required any condition to such approval that materially and adversely affects WNP's stockholders or the value of the merger consideration.

    The obligations of NEXTLINK and the merger subsidiary to complete the merger are subject to the satisfaction, at or before the closing date, of the following conditions:

    - no event shall have occurred after the date of the merger agreement that would be reasonably likely to have a material adverse effect on WNP's business, assets, condition, results of operations or prospects,

    - WNP shall have performed in all material respects all obligations it is required to perform under the merger agreement prior to the closing date,

    - the representations and warranties made by WNP in the merger agreement were true and correct in all material respects on the date of the merger agreement and are true and correct in all material respects at the closing date, and

    - no governmental authority having jurisdiction over the approval of the merger shall have imposed or required any condition to such approval, except for any conditions that are of an administrative or ministerial nature, are otherwise fully compensated by the adjustment mechanisms contemplated by certain sections of the merger agreement, or resulting from any action taken by NEXTLINK or Eagle River Investments, L.L.C.

TERMINATION

    WNP and NEXTLINK can agree to terminate the merger agreement at any time before it is completed by mutual agreement. In addition, either WNP or NEXTLINK would have the right to terminate the merger agreement before completion of the merger if:

    - the closing has not occurred on or before January 14, 2000 or has been permanently and finally enjoined;

    - the FCC demands a payment in connection with the merger in excess of the amount the parties anticipate, unless the party not seeking termination agrees to bear the excess cost;

    - there are uncured breaches by the other party of its obligations under the merger agreement; and

    - at the time all government approvals for the transaction have been obtained (including the effectiveness of the registration statement that includes this prospectus) all other closing conditions have not been satisfied.

    NEXTLINK has the right to terminate the merger agreement before the completion of the merger if there is a material adverse change in WNP's business or financial conditions.

STOCKHOLDER INDEMNITY FOR BREACHES OF THE MERGER AGREEMENT

    Each Holder of WNP common stock and/or preferred stock who signed, or subsequently signs, a Consent and Indemnity Agreement has agreed to indemnify NEXTLINK and its stockholders, directors, officers and employees and to hold them harmless against all actual liabilities, costs, losses, damages and expenses, whether or not arising out of third party claims, including without limitation reasonable attorneys' fees (after giving effect to any offsetting benefit actually received or receivable) incurred by the Indemnified Parties and arising out of or resulting from:

    - any misrepresentation or breach of warranty by WNP of any of its representations or warranties set forth in the merger agreement, and

    - any breach or nonfulfillment by WNP of any of its covenants, agreements or other obligations set forth in the merger agreement.

    In order to be entitled to indemnification, an indemnified party must submit its claims for indemnification in writing with detailed specification showing the basis of the claim, including the provision of the merger agreement breached, and a reasonably detailed calculation of the amount of such claim, to the Indemnifying Parties no later than 12 months after the closing.

    No indemnifying party will be liable for more than its pro rata share of any loss and the maximum amount of liability of any indemnifying party shall in no event exceed the amount of the merger consideration received by such indemnifying party.

    Each holder of WNP common stock and preferred stock will have the opportunity to become a party to the Consent and Indemnity Agreement prior to the consummation of the merger. Upon becoming a party to such agreement, each holder of WNP common stock and preferred stock will also be entitled to the benefits and subject to the obligations of the registration rights agreement, including the right to participate in certain underwritten offerings and the obligation, if requested by the managing underwriter, to refrain from selling or short selling shares of NEXTLINK stock for certain periods before and after underwritten offering.

    All merger consideration that would have been received by any WNP stockholder who does not execute and deliver a Consent and Indemnity Agreement will be placed into an escrow account from which a pro rata portion of losses indemnified under the terms of the Merger Agreement will be paid. Any remaining funds will be released on the later of (1) the first anniversary of the closing date and (2) the date on which there are no pending disputes with respect to claimed losses.

AMENDMENT AND WAIVER

    The parties may amend, modify or supplement the Merger Agreement only by written agreement or, following the merger, by agreement of NEXTLINK and the Indemnifying Parties who received a majority of the aggregate merger consideration.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                     MANAGEMENT OF WNP COMMUNICATIONS, INC.

    As of March 31, 1999, there were 1,000.308 shares of WNP voting common stock, 1,026,987.212 shares of WNP non-voting common stock and 192,020.997 shares of WNP preferred stock issued and outstanding. Each share of WNP voting common stock is entitled to one vote on each matter submitted for stockholder action.

    For purposes of calculating beneficial ownership, the numbers of shares stated in the following tables are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Dispositive power includes the power to dispose or to direct the disposition of the security. A person will be considered the beneficial owner of a security if the person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, or if the securities are held by spouses and children over whom the person may have influence by reason of relationship. A person also will be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

    After giving effect to the merger, no holder of NEXTLINK Class A common stock to be received in the merger will beneficially own five percent or more of the outstanding shares of NEXTLINK Class A common stock.

    The following table sets forth information concerning the number of shares of WNP voting common stock held by each stockholder who is known to WNP's management to be the beneficial owner of more than five percent of the outstanding WNP's voting common stock as of March 31, 1999. The percentages reflected in the column "Percent of Class" in this table were computed based on a total of shares of 1,000.308 WNP voting common stock outstanding as of March 31, 1999 plus, where applicable, options to purchase shares of WNP common stock that are currently exercisable or that may be exercised within 60 days.

                                                                                            BENEFICIAL
NAME AND ADDRESS OF                                                                        OWNERSHIP OF
BENEFICIAL OWNER OF WNP                                                                     WNP VOTING      PERCENT
VOTING COMMON STOCK                                                                        COMMON STOCK    OF CLASS
-----------------------------------------------------------------------------------------  -------------  -----------
Thomas H. Jones (1) .....................................................................      125.557         12.6%
  400 Balbion Drive
  Earlysville, VA 22936-9680

Curtis J. Wilson (2) ....................................................................      125.557         12.6%
  PaineWebber
  2 Logan Square, 24th Floor
  Philadelphia, PA 19103

Trygve E. Myhren (3) ....................................................................      125.557         12.6%
  Cherry Creek North
  280 Detroit Street, Suite 200
  Denver, CO 80206

Royce J. Holland (6) ....................................................................      125.557         12.6%
  Allegiance Telecom
  1950 Stemmons Freeway, Suite 3026
  Dallas, TX 75207

Madison Dearborn Capital ................................................................       61.302          6.1%
  Partners II, L.P.
  3 First National Plaza, Suite 3800
  Chicago, IL 60602

Chase Venture Capital ...................................................................       61.302          6.1%
  Associates, L.P.
  380 Madison Avenue, 12th Floor
  New York, NY 10017

------------------------

Footnotes begin on page 40.

    The following table sets forth information concerning the number of shares of WNP non-voting common stock held by each stockholder who is known to WNP's management to be the beneficial owner of more than five percent of the outstanding WNP non-voting common stock as of March 31, 1999. The percentages reflected in the column "Percent of Class" in this table were computed based on a total of shares of 1,026,987.212 WNP non-voting common stock outstanding as of March 31, 1999 plus, where applicable, options to purchase shares of WNP non-common stock that are currently exercisable or that may be exercised within 60 days.

                                                                                            BENEFICIAL
NAME AND ADDRESS OF                                                                        OWNERSHIP OF
BENEFICIAL OWNER OF WNP                                                                     WNP VOTING      PERCENT
VOTING COMMON STOCK                                                                        COMMON STOCK    OF CLASS
-----------------------------------------------------------------------------------------  -------------  -----------
Providence Equity Partners, L.P. (5) ....................................................     89,373.464        8.7%
  50 Kennedy Plaza
  Fleet Center, 9th Floor
  Providence, Rhode Island 02903

Providence Equity Partners II, L.P. (5) .................................................     89,373.464        8.7%
  50 Kennedy Plaza
  Fleet Center, 9th Floor
  Providence, Rhode Island 02903

Madison Dearborn Capital Partners II, L.P. ..............................................    119,164.619       11.6%
  3 First National Plaza, Suite 3800
  Chicago, IL 60602

Chase Venture Capital Associates, L.P. ..................................................    119,164.619       11.6%
  380 Madison Avenue, 12th Floor
  New York, NY 10017

HarbourVest Partners, LLC ...............................................................      59,582.31        5.8%
  One Financial Center, 44th Floor
  Boston, MA 02111

Norwest Venture Partners VI, LP .........................................................      59,582.31        5.8%
  40 William Street, Suite 305
  Wellesley, MA 02181-3902

Formus Communications, Inc. .............................................................      59,582.31        5.8%
  720 South Colorado Blvd.
  Suite 600N
  Denver, CO 80246

Spectrum Equity Investors II, L.P. ......................................................      59,582.31        5.8%
  One International Place
  Boston, MA 02110

Global Private Equity III L.P. (4) ......................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

Advent PGGM Global LP. (4) ..............................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

                                                                                            BENEFICIAL
NAME AND ADDRESS OF                                                                        OWNERSHIP OF
BENEFICIAL OWNER OF WNP                                                                     WNP VOTING      PERCENT
VOTING COMMON STOCK                                                                        COMMON STOCK    OF CLASS
-----------------------------------------------------------------------------------------  -------------  -----------
Advent Partners GPE III L.P. (4) ........................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

Advent Partners North America ...........................................................     77,457.002        7.5%
  GPE III L.P. (4)
  75 State Street
  Boston, Massachusetts 02109

Advent Partners L.P. (4) ................................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

Digital Media and Communications L.P. (4) ...............................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

Adwest L.P. (4) .........................................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

Oakstone Ventures L.P. (4) ..............................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

TelAdvent L.P. (4) ......................................................................     77,457.002        7.5%
  75 State Street
  Boston, Massachusetts 02109

    The following table sets forth information concerning the number of shares of WNP preferred stock held by each stockholder who is known to WNP's management to be the beneficial owner of more than five percent of the outstanding WNP preferred stock as of March 31, 1999. The percentages reflected in the column "Percent of Class" in this table were computed based on a total of 192,020.997 shares of WNP preferred stock outstanding as of March 31, 1999 plus, where applicable, options to purchase shares of WNP preferred stock that are currently exercisable or that may be exercised within 60 days.

                                                                                            BENEFICIAL
NAME AND ADDRESS OF                                                                        OWNERSHIP OF
BENEFICIAL OWNER OF WNP                                                                     WNP VOTING      PERCENT
VOTING COMMON STOCK                                                                        COMMON STOCK    OF CLASS
-----------------------------------------------------------------------------------------  -------------  -----------
Providence Equity Partners, L.P. (5) ....................................................      17,632.67        9.2%
  50 Kennedy Plaza
  Fleet Center, 9th Floor
  Providence, Rhode Island 02903

Providence Equity Partners II, L.P. (5) .................................................      17,632.67        9.2%
  50 Kennedy Plaza
  Fleet Center, 9th Floor
  Providence, Rhode Island 02903

Madison Dearborn Capital Partners II, L.P. ..............................................     23,510.228       12.2%
  3 First National Plaza, Suite 3800
  Chicago, IL 60602

Chase Venture Capital Associates, L.P. ..................................................     23,510.228       12.2%
  380 Madison Avenue, 12th Floor
  New York, NY 10017

HarbourVest Partners, LLC ...............................................................     11,755.114        6.1%
  One Financial Center, 44th Floor
  Boston, MA 02111

Norwest Venture Partners VI, LP .........................................................     11,755.114        6.1%
  40 William Street, Suite 305
  Wellesley, MA 02181-3902

Formus Communications, Inc. .............................................................     11,755.114        6.1%
  720 South Colorado Blvd.
  Suite 600N
  Denver, CO 80246

Spectrum Equity Investors II, L.P. ......................................................     11,755.114        6.1%
  One International Place
  Boston, MA 02110

Global Private Equity III L.P. (4) ......................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

Advent PGGM Global LP. (4) ..............................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

                                                                                            BENEFICIAL
NAME AND ADDRESS OF                                                                        OWNERSHIP OF
BENEFICIAL OWNER OF WNP                                                                     WNP VOTING      PERCENT
VOTING COMMON STOCK                                                                        COMMON STOCK    OF CLASS
-----------------------------------------------------------------------------------------  -------------  -----------
Advent Partners GPE III L.P. (4) ........................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

Advent Partners North America GPE III L.P. (4) ..........................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

Advent Partners L.P. (4) ................................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

Digital Media and Communications L.P. (4) ...............................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

Adwest L.P. (4) .........................................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

Oakstone Ventures L.P. (4) ..............................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

TelAdvent L.P. (4) ......................................................................      15,281.65        8.0%
  75 State Street
  Boston, Massachusetts 02109

    The following table sets forth information concerning the number of shares of WNP voting common stock held as of March 31, 1999 by each of WNP's directors and executive officers and all of WNP's directors and executive officers as a group. The percentages reflected in the column "Percent of Class" in this table were computed with reference to a total of 1,000.308 shares of WNP voting common stock outstanding as of March 31, 1999 plus, where applicable, options to purchase shares of WNP voting common stock that are currently exercisable or that may be exercised within 60 days.

      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF WNP VOTING COMMON STOCK

                                                                   SOLE VOTING    SHARED
                                                                       AND      VOTING AND      TOTAL     PERCENT OF
NAME OF                                                            DISPOSITIVE  DISPOSITIVE  BENEFICIAL    OWNERSHIP
BENEFICIAL OWNER                                                      POWER        POWER        POWER        CLASS
-----------------------------------------------------------------  -----------  -----------  -----------  -----------
Thomas H. Jones (1)..............................................     125.557            0      125.557        12.6%
Curtis J. Wilson (2).............................................     125.557            0      125.557        12.6%
Trygve E. Myhren (3).............................................     125.557            0      125.557        12.6%
Royce J. Holland (6).............................................     125.557            0      125.557        12.6%
Timothy L. Dibble (7)............................................           0       24.521       24.521         2.5%
James Fleming (8)................................................           0       21.456       21.456         2.1%
Kevin J. Maroni (9)..............................................           0       30.651       30.651         3.1%
All directors and executive officers as a group (7 persons)......     502.228       76.628      578.856         57.9

    The following table sets forth information concerning the number of shares of WNP non-voting common stock held as of March 31, 1999 by each of WNP's directors and executive officers and all of WNP's directors and executive officers as a group. The percentages reflected in the column "Percent of Class" in this table were computed with reference to a total of 1,026,987.212 shares of WNP non-voting common stock outstanding as of March 31, 1999 plus, where applicable, options to purchase shares of WNP non-voting common stock that are currently exercisable or that may be exercised within 60 days.

    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF WNP NON-VOTING COMMON STOCK

                                                           SOLE VOTING   SHARED VOTING
                                                               AND            AND           TOTAL      PERCENT OF
                                                           DISPOSITIVE    DISPOSITIVE    BENEFICIAL     OWNERSHIP
NAME OF BENEFICIAL OWNER                                      POWER          POWER          POWER         CLASS
---------------------------------------------------------  ------------  -------------  -------------  -----------
Thomas H. Jones (1)......................................    47,844.700              0     47,844.700        4.7%
Curtis J. Wilson (2).....................................     2,249.577              0      2,249.577           *
Trygve E. Myhren (3).....................................     2,249.577              0      2,249.577           *
Royce J. Holland (6).....................................     2,249.577              0      2,249.577           *
Timothy L. Dibble (7)....................................             0     47,665.847     47,665.847        4.6%
James Fleming (8)........................................             0     41,707.617     41,707.617        4.1%
Kevin J. Maroni (9)......................................             0     59,582.310     59,582.310        5.8%
All directors and executive officers as a group (7           54,593.431    148,955.774    203,549.205       19.8%
  persons)...............................................

------------------------

*   indicates less than 1%

    The following table sets forth information concerning the number of shares of WNP preferred stock held as of March 31, 1999 by each of WNP's directors and executive officers and all of WNP's directors and executive officers as a group. The percentages reflected in the column "Percent of Class" in this table were computed with reference to a total of 192,020.997 shares of WNP preferred stock outstanding as of March 31, 1999 plus, where applicable, options to purchase shares of WNP preferred stock that are currently exercisable or that may be exercised within 60 days.

        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF WNP PREFERRED STOCK

                                                               SOLE VOTING     SHARED
                                                                   AND       VOTING AND      TOTAL      PERCENT OF
                                                               DISPOSITIVE  DISPOSITIVE    BENEFICIAL    OWNERSHIP
NAME OF BENEFICIAL OWNER                                          POWER        POWER         POWER         CLASS
-------------------------------------------------------------  -----------  ------------  ------------  -----------
Thomas H. Jones (1)..........................................     250.404              0       250.404           *
Curtis J. Wilson (2).........................................     249.996              0       249.996           *
Trygve E. Myhren (3).........................................     249.996              0       249.996           *
Royce J. Holland (6).........................................     249.996              0       249.996           *
Timothy L. Dibble (7)........................................           0      9,404.091     9,404.091        4.9%
James Fleming (8)............................................           0      8,228.580      8,228.58        4.3%
Kevin J. Maroni (9)..........................................           0     11,755.114    11,755.114        6.1%
All directors and executive officers as a group (7               1000.392     29,387.785    30,388.177       15.8%
  persons)...................................................

------------------------

(1) Mr. Jones is the President, Chief Executive Officer and a Director of WNP. Mr. Jones is the owner of 39,844.700 shares of WNP non-voting common stock, and is the sole manager of Tigris Rivanna, L.L.C., which owns 8,000 shares of WNP non-voting common stock. Of the 47,844.700 shares of WNP non-voting stock held by Mr. Jones as of March 31, 1999, 20,050.536 were subject to vesting based on the attainment of certain performance criteria. None of these performance shares is to vest until a realization event, which is generally defined as a sale of WNP, an initial public offering, or a liquidation of WNP. Upon the occurrence of a realization event, some or all of the performance shares vest depending on the level of return to investors and the remaining shares are forfeited. As of March 31, 1999, none of the performance shares had vested. All 20,050.536 of the performance shares are reflected as outstanding as of March 31, 1999. As of the closing of the merger, 7,512.634 of these shares are expected to vest, and 12,537.902 of these shares are expected to be forfeited by Mr. Jones.

(2) Mr. Wilson is a Director of WNP.

(3) Mr. Myhren is a Director of WNP.

(4) Global Private Equity III L.P., Advent PGGM Global LP., Advent Partners GPE III L.P., Advent Partners North America GPE III L.P., Advent Partners L.P., Digital Media and Communications L.P., Adwest L.P., Oakstone Ventures L.P., and TelAdvent L.P. are affiliated entities which own 24.898, 3.831, .377, .113, .92, 5.744, .613, 2.394 and .956 shares of WNP voting common stock respectively, 48,398.71, 7,447.789, 732.862, 220.455, 1,787.469, 11,165.725,
    1,191.646, 4,653.378 and 1,858.968 shares of WNP nonvoting common stock respectively, and 9,548.679, 1,469.389, 144.588, 43.494, 352.654, 2,202.909,
    235.102, 918.075 and 366.76 shares of WNP preferred stock respectively.

(5) Providence Equity Partners, L.P. and Providence Equity Partners II, L.P. are affiliated entities which own 88,144.4 and 1,229.064 shares of WNP non-voting common stock and 17,390.186 and 242.484 shares of WNP preferred stock respectively.

(6) Mr. Holland is a Director of WNP.

(7) Mr. Dibble is a principal of Alta Communications VI, LP and Alta-Comm S by S, LLC which own 23.975 and .546 shares of WNP voting common stock respectively, 46,604.982 and 1,060.865 shares of WNP non-voting common stock respectively and 9,194.791 and 209.300 shares of WNP preferred stock respectively. Mr. Dibble disclaims beneficial ownership over all of these shares.

(8) Mr. Fleming is a principal of Columbia LMDS Investors, LLC which owns 21.456 shares of WNP voting common stock, 41,707.617 shares of WNP non-voting common stock and 8,228.58 shares of WNP preferred stock. Mr. Fleming disclaims beneficial ownership over all of these shares.

(9) Mr. Maroni is a principal of Spectrum Equity Investors II, L.P. which owns
    30.651 shares of WNP voting common stock, 59,582.31 shares of WNP non-voting common stock and 11,755.114 shares of WNP preferred stock. Mr. Maroni disclaims beneficial ownership over all of these shares.

                           WNP EXECUTIVE COMPENSATION

    The following table shows information concerning the compensation paid to Mr. Jones for services rendered to WNP during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                            NUMBER OF
                                                                               ANNUAL      SECURITIES
NAME AND                                                                    COMPENSATION   UNDERLYING     ALL OTHER
PRINCIPAL POSITION                                                 YEAR        SALARY        OPTIONS    COMPENSATION
---------------------------------------------------------------  ---------  -------------  -----------  -------------
Thomas H. Jones ...............................................       1998   $ 235,000(1)
  President and
  Chief Executive Officer

------------------------

(1) Represents compensation paid to New Venture Directions, Inc., a corporation wholly-owned by Mr. Jones, in connection with a Management Services Agreement between WNP, New Venture Directions, Inc., and Mr. Jones.

                                 LEGAL MATTERS

    Willkie Farr & Gallagher, New York, New York, counsel for NEXTLINK, will pass upon the legality of the shares of Class A common stock being issued under this prospectus.

                                    EXPERTS

    The audited financial statements included in the NEXTLINK's Annual Report on Form 10-K, filed on March 30, 1999, which is incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The audited financial statements of WNP included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

           INDEX TO FINANCIAL STATEMENTS FOR WNP COMMUNICATIONS, INC.

Report of Independent Public Accountants..............................................        F-2

Balance Sheet as of December 31, 1998.................................................        F-3

Statement of Operations And Changes in Stockholders' Deficit For the Period from
  Inception (January 8, 1998) to December 31, 1998....................................        F-4

Statement of Cash Flows for the Period from Inception (January 8, 1998) to December
  31, 1998............................................................................        F-5

Notes to Financial Statements as of December 31, 1998.................................        F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To WNP Communications, Inc.:

    We have audited the accompanying balance sheet of WNP Communications, Inc. (a Delaware corporation in the development stage), as of December 31, 1998, and the related statements of operations and changes in stockholders' deficit and cash flows for the period from inception (January 8, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WNP Communications, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 16, 1999

                            WNP COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................................  $ 4,542,828
  Other current assets........................................................       72,194
                                                                                -----------
      Total current assets....................................................    4,615,022
PROPERTY AND EQUIPMENT, net...................................................       86,905
LICENSES......................................................................  187,212,568
                                                                                -----------
      Total assets............................................................  $191,914,495
                                                                                -----------
                                                                                -----------

                           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.......................................  $   356,932
                                                                                -----------
COMMITMENTS AND CONTINGENCIES (Note 6)

REDEEMABLE CAPITAL STOCK (Note 4)
  Series A Preferred Stock, $0.01 par value; 300,000 shares authorized,
    192,021 shares issued and outstanding as of December 31, 1998 (liquidation preference of $203,115,532 as of December 31, 1998).......................  203,115,532
  Nonvoting Common Stock, $0.01 par value; 2,000,000 shares authorized,
    1,022,806 shares issued and outstanding as of December 31, 1998...........  204,561,200
  Voting Common Stock, $0.01 par value; 2,000 shares authorized, 1,000 shares
    issued and outstanding as of December 31, 1998............................      200,000

STOCKHOLDERS' DEFICIT:
  Preferred Stock, $0.01 par value; 700,000 shares authorized, no shares
    issued or outstanding as of December 31, 1998.............................           --
  Accumulated deficit during development stage................................  (216,319,169)
                                                                                -----------
      Total stockholders' deficit.............................................  (216,319,169)
                                                                                -----------
      Total liabilities and stockholders' deficit.............................  $191,914,495
                                                                                -----------
                                                                                -----------

       The accompanying notes are an integral part of this balance sheet.

                            WNP COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENT OF OPERATIONS AND CHANGES IN STOCKHOLDERS' DEFICIT
      FOR THE PERIOD FROM INCEPTION (JANUARY 8, 1998) TO DECEMBER 31, 1998

Selling, general, and administrative expenses.................................  $  2,338,646
Interest income...............................................................     2,014,360
                                                                                ------------
Net loss......................................................................      (324,286)
Stockholders' deficit, beginning of period....................................       --
Dividends on Series A Preferred Stock.........................................   (11,243,921)
Accretion of Nonvoting Common Stock...........................................  (204,550,972)
Accretion of Voting Common Stock..............................................      (199,990)
                                                                                ------------
Stockholders' deficit, end of period..........................................  $(216,319,169)
                                                                                ------------
                                                                                ------------

         The accompanying notes are an integral part of this statement.

                            WNP COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (JANUARY 8, 1998) TO DECEMBER 31, 1998

OPERATING ACTIVITIES:
  Net loss....................................................................  $   (324,286)
  Adjustments to reconcile net loss to net cash used in operating activities--
    Depreciation and amortization.............................................        18,939
    Changes in operating assets and liabilities:
      Other current assets....................................................       (72,194)
      Accounts payable and accrued expenses...................................       356,932
                                                                                ------------
        Net cash used in operating activities.................................       (20,609)

INVESTING ACTIVITIES:
Purchases of property and equipment...........................................      (105,844)
Purchase of licenses..........................................................  (187,212,568)
                                                                                ------------
        Net cash used in investing activities.................................  (187,318,412)

FINANCING ACTIVITIES:
  Proceeds from issuance of Series A Preferred Stock..........................   191,871,611
  Proceeds from issuance of Common Stock......................................        10,238
                                                                                ------------
        Net cash flows provided by financing activities.......................   191,881,849
                                                                                ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS.....................................     4,542,828

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD................................       --
                                                                                ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD......................................  $  4,542,828
                                                                                ------------
                                                                                ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...............................................................  $    --
                                                                                ------------
                                                                                ------------
  Income taxes paid...........................................................  $    --
                                                                                ------------
                                                                                ------------

         The accompanying notes are an integral part of this statement.

                            WNP COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1998

1. ORGANIZATION AND DESCRIPTION OF BUSINESS:

    The Company was incorporated in January 1998 as WNP Communications, Inc. (the "Company"). The Company is in the development stage. The Company is a telecommunications company which commenced business on January 8, 1998 (date of inception), and participated in the Federal Communications Commission's ("FCC") auction of Local Multipoint Distribution Service ("LMDS") wireless licenses, which began in February 1998 (the "Auction"). The Company successfully bid on a total of 40 licenses, and the FCC issued a public notice in October 1998 that the licenses had been granted.

    The Company's plans and objectives are subject to certain risks and uncertainties, including the successful development, implementation and marketing of technology which employs the LMDS licenses. The Company faces current and potential competitors with greater financial, technological, and marketing resources, faces rapidly changing technology, and is dependent on key management personnel.

    On January 14, 1999, the Company agreed to be acquired by NEXTLINK Communications, Inc. for approximately $695 million, subject to approval by the FCC and other relevant regulatory agencies. Subsequently, the Company began winding down its operations and developed a severance plan for its employees. The Company expects to recognize a loss of approximately $65,000 on the disposal of property and equipment and has committed to aggregate severance pay of approximately $233,000 for its employees.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

LICENSES

    Licenses include the purchase price, plus direct acquisition costs of approximately $344,000. The licenses will be amortized over their expected useful lives.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 requires that deferred income taxes reflect the expected tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the expected amount to be realized.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company adopted both of these standards during the period from inception to December 31, 1998.

    SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income," to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for the period presented.

    SFAS No. 131 requires entities to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has determined that since it has recognized no revenue for the period presented and has no operations outside the United States, no additional disclosures are required.

    In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that costs of start-up activities, including organizational costs, be expensed as incurred. The Company adopted SOP 98-5 during the period from inception to December 31, 1998 and has expensed all start-up costs.

3. PROPERTY AND EQUIPMENT: PROPERTY AND EQUIPMENT CONSISTS OF THE FOLLOWING AS OF DECEMBER 31, 1998:

Furniture and fixtures.............................................................  $   9,165
Computer equipment.................................................................     79,742
Office equipment...................................................................     16,937
                                                                                     ---------
                                                                                       105,844
Less--Accumulated depreciation.....................................................    (18,939)
                                                                                     ---------
                                                                                     $  86,905
                                                                                     ---------
                                                                                     ---------

    Property and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

4. STOCK AND STOCK RIGHTS:

    The Company has a total of 3,002,000 shares of authorized capital stock of which 2,000 have been designated Voting Common Stock, 2,000,000 have been designated Nonvoting Common Stock, 300,000 have been designated Series A Preferred Stock, and 700,000 are undesignated preferred stock.

    In January 1998, pursuant to a Securities Purchase Agreement, the Company completed the sale of 101,021 shares of Series A Preferred Stock at $1,000 per share, 1,000,000 shares of Nonvoting Common Stock at $0.01 per share, and 1,000 shares of Voting Common Stock at $0.01 per share. The sale raised approximately $101 million in proceeds.

    In April 1998, the Company completed the sale of an additional 20,408 shares of Nonvoting Common Stock at $0.01 per share.

    In October 1998, the Company amended the Securities Purchase Agreement and sold additional stock to existing stockholders. The Company sold 91,000 shares of Series A Preferred Stock at $1,000 per share, and 2,398 shares of Nonvoting Common Stock at $0.01 per share. The sale raised approximately $91 million in proceeds.

PREFERRED STOCK

    Series A Preferred Stock entitles holders to receive cumulative dividends, in preference to the common stockholders, compounded annually in arrears at a rate of 10 percent of the original purchase price and all accumulated and unpaid dividends. Series A Preferred stockholders have a liquidation preference which entitles them to receive the original purchase price, plus any accumulated and unpaid dividends, before any assets are distributed to the common stockholders, in the event of a liquidation, dissolution, winding-up or change in voting control of the Company.

    The Series A Preferred stockholders do not have voting rights, but the approval of 66 2/3 percent is required in order for the Company to authorize or issue additional equity or other stock rights, or amend the certificate of incorporation or by-laws in a manner that would change the rights of the Series A Preferred stockholders in an adverse manner.

    After the fifth anniversary date of the completion of the Auction, Series A Preferred stockholders may redeem their shares at any time or from time to time. Such redemption must be approved by the majority of the Nonvoting Common stockholders (the "Required Majority") unless the seventh anniversary of the Auction has passed. The redemption price for the Series A Preferred Stock is the purchase price plus accumulated and unpaid dividends. Series A Preferred stockholders exercising these redemption rights must redeem all common stock held by them as well.

COMMON STOCK

    The majority of the Voting Common Stock is held proportionally by four individuals (the "Controlling Principals"). The Controlling Principals' voting rights enable them to elect four of the seven members of the Board of Directors, with the remaining members being elected by the Required Majority. The Nonvoting Common stockholders have certain veto powers, which may be invoked with the approval of the Required Majority, with respect to approval of operational budgets, amending the articles of incorporation or by-laws, payment of dividends, redemption of securities, issuance of securities, incurrence of indebtedness, disposition of assets, and investments.

    After the fifth anniversary date of the completion of the Auction, Nonvoting Common and Voting Common stockholders may redeem their shares at any time or from time to time. Such redemption must be approved by the Required Majority unless the seventh anniversary date of the completion of the Auction has passed. The redemption price for the Nonvoting and Voting Common Stock is fair market value, as defined. Any stockholder exercising these redemption rights must redeem all common stock and Series A Preferred Stock held by them. The Nonvoting and Voting Common Stock was accreted to its redemption value as of December 31, 1998 based on an independent appraisal.

    Certain shares of Nonvoting Common Stock held by the Controlling Principals are subject to vesting. As of December 31, 1998, a total of 10,855 Nonvoting Common shares are subject to vesting based on the passage of time and continuing service (the "Continuing Shares"), and a total of 20,051 Nonvoting Common shares are subject to vesting based on the attainment of certain performance criteria (the "Performance Shares"). The Continuing Shares outstanding as of December 31, 1998 will vest ratably over approximately 27 months. In the event of a sale of the Company, an initial public offering, or death or disability, any unvested Continuing Shares will vest. The vested and unvested Continuing Shares are reflected as outstanding in the accompanying balance sheet.

    With respect to the Performance Shares, no shares will vest until a Realization Event, as defined, occurs. A Realization Event is generally defined as a sale of the Company, an initial public offering, or a liquidation. Upon the occurrence of a Realization Event, some or all of the Performance Shares will vest depending on the level of Return, as defined, to investors. The Company expects that 7,513 of the Performance Shares will vest upon the closing of the proposed sale of the Company and the remaining amount will be forfeited. At the effective date of such sale, a compensation charge will be recorded. Assuming the sale becomes effective on June 1, 1999, the compensation charge will be approximately $1.2 million. As of December 31, 1998, none of the Performance Shares were vested. All 20,051 of the Performance Shares are reflected as outstanding in the accompanying balance sheet.

STOCK OPTION PLAN

    In November 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the award to eligible employees and others of incentive stock options or nonqualified stock options covering shares of the Company's Nonvoting Common Stock. The Plan reserves 35,000 shares of Nonvoting Common Stock for issuance, 26,395 shares of which were available for grant as of December 31, 1998.

    During the period from inception to December 31, 1998, the Company granted options to purchase 8,605 Nonvoting Common shares, at an exercise price of $0.01, which was the fair market value of such shares as determined by the Board of Directors. The options generally expire eight years from the date of grant and the weighted-average remaining contractual life was 7.87 years as of December 31, 1998. Options with respect to 959 Nonvoting Common shares were vested as of December 31, 1998, with the remaining shares under option generally vesting in sixteen equal portions on the last day of each January, April, July, and October, beginning on January 31, 1999. The Plan provides for partial acceleration of vesting in the event of the disposition of substantially all of the Company's assets or a change in voting control of the Company, unless the change is a result of an initial public offering.

    The Company generally has the right of first refusal with respect to option shares proposed for transfer, at the proposed transfer price, and has the right to repurchase option shares at fair market value at any time after termination of employment.

    The Company has elected to account for stock and stock rights in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". SFAS No. 123, "Accounting for Stock-Based Compensation," establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes.

    Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value of options granted during the period from inception to December 31, 1998 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.09 percent; no dividend yield; weighted-average expected lives of the options of four years; and expected volatility of 50 percent.

    The weighted-average fair value of options granted during the period from inception to December 31, 1998 was insignificant. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. If the Company had used the fair value accounting provisions of SFAS No. 123, the pro forma net loss for the period from inception to December 31, 1998, would not have been different than the net loss reported in the accompanying financial statements. The impact of applying SFAS No. 123 may not necessarily be indicative of future results.

5. RELATED-PARTY TRANSACTION:

    In January 1998, the Company entered into a management services agreement with one of the Controlling Principals and a corporation wholly owned by the Controlling Principal. Under the agreement, the Controlling Principal will provide management and consulting services in connection with the Company's organization and participation in the Auction, and the day-to-day operation and management of the Company. The agreement provides for payment of approximately $20,000 per month and cannot be terminated before May 31, 1999. The Company recognized approximately $235,000 in expense related to this agreement during the period from inception to December 31, 1998.

    The agreement also provides for the Company to lease office space which is owned by the Controlling Principal. The payment for such office space is $4,000 per quarter and may be terminated at any time by either party upon 90 days written notice. The Company recognized approximately $10,000 in expense related to this agreement during the period from inception to December 31, 1998.

6. COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company leases office space and certain equipment under operating leases. Rent expense was approximately $30,000 for the period from inception to December 31, 1998. The leases expire in 1999 and call for payments of approximately $25,000 in 1999.

7. INCOME TAXES:

    The Company has net operating loss ("NOLs") carryforwards for Federal income tax purposes of approximately $1,419,000 as of December 31, 1998, which may be applied against future taxable income and expire in 2013. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. SFAS No. 109 requires that the tax benefit of NOLs for financial reporting purposes be recorded as an asset to the extent that management assesses the realization of such deferred tax assets is "more likely than not." A valuation reserve is established for any deferred tax assets that are not expected to be realized.

    As a result of operating losses since inception and the fact that the Company has a limited operating history, a valuation allowance equal to the deferred tax asset was recorded as of December 31, 1998.

    The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows as of December 31, 1998:

DEFERRED TAX ASSETS:
  Capitalized start-up costs.....................................................  $ 602,707
  Net operating loss carryforwards...............................................    546,291
                                                                                   ---------
      Total deferred tax assets..................................................  1,148,998
                                                                                   ---------
DEFERRED TAX LIABILITIES:
  Amortization of licenses.......................................................  (1,026,180)
                                                                                   ---------
      Net deferred tax assets....................................................    122,818
VALUATION ALLOWANCE..............................................................   (122,818)
                                                                                   ---------
                                                                                   $      --
                                                                                   ---------
                                                                                   ---------

    The Company recorded no benefit or provision for income taxes for the period ended December 31, 1998.

                                    ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  -------------------------------------------
                  -------------------------------------------

                         NEXTLINK COMMUNICATIONS, INC.
                            WNP COMMUNICATIONS, INC.
                                      AND
                             PCO ACQUISITION CORP.

                  -------------------------------------------
                  -------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                  -------------------------------------------
                  -------------------------------------------

                  -------------------------------------------
                  -------------------------------------------

                          DATED AS OF JANUARY 14, 1999

                  -------------------------------------------
                  -------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------
ARTICLE I.

THE MERGER

1.1.       The Merger.......................................................................................        A-2
1.2.       Effective Time...................................................................................        A-2
1.3.       Effect of the Merger; Conversion of Securities...................................................        A-3
1.4.       Certificate of Incorporation; By-Laws; Directors and Officers....................................        A-4
1.5.       Merger Consideration.............................................................................        A-4
1.6.       Stockholders' Election...........................................................................        A-7
1.7.       Additional Actions...............................................................................        A-7
1.8.       Options; Stock Plans.............................................................................        A-7

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.       Organization and Good Standing...................................................................        A-8
2.2.       Capitalization...................................................................................        A-8
2.3.       Stockholders; No Subsidiaries; Limited Business..................................................        A-8
2.4.       Authorization; Binding Agreement.................................................................        A-9
2.5.       Governmental Approvals...........................................................................        A-9
2.6.       No Violations; Consents..........................................................................        A-9
2.7.       Company Financial Statements.....................................................................       A-10
2.8.       Absence of Certain Changes or Events.............................................................       A-10
2.9.       Compliance with Laws.............................................................................       A-10
2.10.      LMDS Licenses and Other Permits..................................................................       A-10
2.11.      Litigation.......................................................................................       A-10
2.12.      Contracts........................................................................................       A-11
2.13.      Employee Benefit Plans...........................................................................       A-11
2.14.      Taxes and Returns................................................................................       A-11
2.15.      Intellectual Property............................................................................       A-12
2.16.      Finders and Investment Bankers...................................................................       A-12

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1.       Organization and Good Standing...................................................................       A-12
3.2.       Capitalization...................................................................................       A-12
3.3.       Authorization; Binding Agreement.................................................................       A-13
3.4.       Governmental Approvals...........................................................................       A-13
3.5.       No Violations....................................................................................       A-13
3.6.       Securities Filings...............................................................................       A-14
3.7.       Purchaser Financial Statements...................................................................       A-14
3.8.       Registration Statement...........................................................................       A-14
3.9.       Valid Issuance...................................................................................       A-15
3.10.      Finders and Investment Bankers...................................................................       A-15
3.11.      Existing Registration Rights.....................................................................       A-15

                                                                                                                PAGE
                                                                                                              ---------
ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE MERGER

4.1.       Conduct of Business of the Company...............................................................       A-15
4.2.       No Solicitation..................................................................................       A-17

ARTICLE V.

ADDITIONAL COVENANTS

5.1.       Notification of Certain Matters..................................................................       A-18
5.2.       Reasonable Best Efforts; Intended Tax Treatment..................................................       A-18
5.3.       Public Announcements.............................................................................       A-20
5.4.       Affiliate Letters................................................................................       A-20
5.5.       Appraisal Rights.................................................................................       A-20

ARTICLE VI.

MERGER CONDITIONS

6.1.       Conditions to Each Party's Obligations...........................................................       A-20
           (a)  No Injunction or Action.....................................................................       A-20
           (b)  Registration Rights Agreement...............................................................       A-21
           (c)  H-S-R Act...................................................................................       A-21
           (d)  FCC Approval................................................................................       A-21
           (e)  Registration Statement Effective............................................................       A-21
6.2.       Conditions to Obligations of the Company.........................................................       A-21
           (a)  No Material Adverse Change..................................................................       A-21
           (b)  Performance by Purchaser....................................................................       A-21
           (c)  Certificates, Legal Opinions and Other Deliveries...........................................       A-22
           (d)  Accuracy of Representations and Warranties..................................................       A-22
           (e)  Eagle River Waiver of Piggyback Rights......................................................       A-22
           (f)  No Conditions...............................................................................       A-22
6.3.       Conditions to Obligations of Purchaser and Merger Sub............................................       A-23
           (a)  No Material Adverse Change..................................................................       A-23
           (b)  Performance by the Company..................................................................       A-23
           (c)  Certificates, Legal Opinion and Other Deliveries............................................       A-23
           (d)  Accuracy of Representations and Warranties..................................................       A-23
           (e)  No Conditions...............................................................................       A-24

ARTICLE VII.

TERMINATION

7.1.       Termination......................................................................................       A-24
7.2.       Effect of Termination............................................................................       A-25
7.3.       Fees and Expenses................................................................................       A-25

ARTICLE VIII.

INDEMNIFICATION AND REIMBURSEMENT

8.1.       Indemnification by Stockholders..................................................................       A-26

                                                                                                                PAGE
                                                                                                              ---------
8.2.       Claims for Reimbursement.........................................................................       A-27
8.3.       Reimbursement from Escrowed Merger Consideration.................................................       A-29
8.4.       Defense of Third-Party Claims....................................................................       A-29
8.5.       Resolution of Disputes...........................................................................       A-30
8.6.       Indemnifying Parties' Decisions..................................................................       A-30

ARTICLE IX.

MISCELLANEOUS

9.1.       Confidentiality..................................................................................       A-30
9.2.       Amendment and Modification.......................................................................       A-31
9.3.       Waiver of Compliance; Consents...................................................................       A-31
9.4.       Survival.........................................................................................       A-31
9.5.       Notices..........................................................................................       A-31
9.6.       Binding Effect; Assignment.......................................................................       A-33
9.7.       Expenses.........................................................................................       A-33
9.8.       Governing Law....................................................................................       A-33
9.9.       Counterparts.....................................................................................       A-33
9.10.      Interpretation...................................................................................       A-33
9.11.      Entire Agreement.................................................................................       A-33
9.12.      Specific Performance.............................................................................       A-34
9.13.      Third Parties....................................................................................       A-34
9.14.      Stockholders' Representative.....................................................................       A-34

ANNEXES:

Annex A--Capital Expenditure Budget

Annex B--Company Financial Statements

EXHIBITS:

Exhibit A--Form of Consent and Indemnity Agreement of Stockholders

Exhibit B--Form of Consent and Indemnity Agreement of Preferred Stockholders

Exhibit C--Form of Certificate of Merger

Exhibit D--Form of Escrow Agreement

Exhibit E--Form of Registration Rights Agreement

Exhibit F--Form of Opinion of Purchaser's counsel

Exhibit G--Form of Opinion of Company's counsel

SCHEDULES

Company Disclosure Schedule

Schedule 3.11--Existing Registration Rights

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of January 14, 1999 by and among WNP Communications, Inc., a Delaware corporation (the "COMPANY"), NEXTLINK Communications, Inc., a Delaware corporation ("PURCHASER") and PCO Acquisition Corp., a Delaware corporation and wholly-owned direct subsidiary of Purchaser ("Merger Sub").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of the Company, Purchaser and Merger Sub have approved the merger (the "Merger") of the Company with and into Merger Sub in accordance with the laws of the State of Delaware and the provisions of this Agreement;

    WHEREAS, Purchaser, as the holder of all of the issued and outstanding shares of Merger Sub's Common Stock, $.01 per share par value ("MERGER SUB COMMON STOCK") has approved the Merger; and

    WHEREAS, the holders of a majority of the issued and outstanding shares of the Company's Voting Common Stock, $.01 per share par value ("COMPANY VOTING STOCK") and the holders of a majority of its Nonvoting Common Stock, $.01 par value per share ("COMPANY NONVOTING STOCK" and, together with the Company Voting Stock, "COMPANY COMMON STOCK") have each consented in writing to the Merger pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") through their respective execution and delivery of a Consent and Indemnity Agreement of Stockholders in the form attached hereto as EXHIBIT A; and

    WHEREAS, the holders of 66 2/3% of the outstanding shares of the Company's Series A Preferred Stock ("COMPANY PREFERRED STOCK"), have each consented in writing to the Merger through their respective execution and delivery of a Consent and Indemnity Agreement of Preferred Stockholders in the form attached hereto as EXHIBIT B; and

    WHEREAS, the Consent and Indemnity Agreement of Stockholders and the Consent and Indemnity Agreement of Preferred Stockholders each constitute (i) an agreement to indemnify the Indemnified Parties pursuant to Article VIII of this Agreement and (ii) an irrevocable power of attorney designating Thomas H. Jones as the Stockholders' Representative hereunder, with full power and authority (and exculpated from personal liability for all actions taken in good faith) to take certain actions hereunder from and after the Closing on behalf of such stockholders, including, without limitation, the authority to execute the Registration Rights Agreement in the name and on behalf of such stockholders and take other ministerial actions contemplated by this Agreement and the Registration Rights Agreement on their behalf; and

    WHEREAS, the Merger Consideration will consist of cash, and, as Purchaser shall determine (the "PURCHASER SHARE ELECTION"), as provided below, of shares of Purchaser's Class A Common Stock, $.02 par value ("PURCHASER COMMON STOCK"), it being the intention of the parties, in the event that Purchaser Common Stock forms part of the Merger Consideration, that the Merger qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a)(2)(D) of the United States Internal Revenue Code of 1986 (the "CODE"); and

    WHEREAS, substantially all of the Company's assets consist of cash and licenses granted by the United States Federal Communications Commission (the "FCC") to use electromagnetic spectrum in the 28-31 GHz range ("LOCAL MULTIPOINT DISTRIBUTION SERVICE" or "LMDS") purchased at a spectrum auction (the "LMDS AUCTION") conducted by the FCC pursuant to its Second Report and Order dated March 13, 1997 and its Orders on Reconsideration released on May 6, 1997, September 12, 1997 and February 11, 1998 (such orders, together with other applicable FCC rules, orders and policies, the "LMDS RULES"); AND

    WHEREAS, the Company, Purchaser and Merger Sub desire to make certain agreements in connection with the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                             ARTICLE I. THE MERGER

    1.1. THE MERGER. (a) At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the DGCL, the Company shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

    (b) The parties to the Merger shall file with the Secretary of State of Delaware a certificate of merger substantially in the form attached hereto as EXHIBIT C (the "CERTIFICATE OF MERGER") in order to comply in all respects with the requirements of the DGCL and with the provisions of this Agreement.

    1.2. EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL. As soon as practicable after all of the conditions set forth in ARTICLE VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to simultaneously become effective by making such filings at the closing of the Merger to be held at the offices of Purchaser's counsel in New York, New York (the "CLOSING"). Unless delayed by a Purchaser Blackout pursuant to Section 5.2(c), the Closing will occur on a date no later than the fifth Business Day following the date on which all the conditions contained in Sections 6.1 (a), (c) and (d) shall have been satisfied and Purchaser shall have been notified that the condition contained in Section 6.1(e) will be satisfied upon its written acceleration request (the "SCHEDULED CLOSING DATE"). The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME", and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

    1.3. EFFECT OF THE MERGER; CONVERSION OF SECURITIES. (a) At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the property, tangible and intangible, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and (ii) all debts, liabilities and duties of the Company and Merger Sub (including, without limitation, the FCC Liability, as hereinafter defined) shall become the debts, liabilities and duties of the Surviving Corporation.

    (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of securities:

        (i) each share of Company Preferred Stock shall be converted in accordance with its terms into the right to receive a portion of the Merger Consideration (defined below) equal to its Preferred Liquidation Preference, PROVIDED that, in the event of a Purchaser Share Election, subject to the Stockholders' Election contemplated by Section 1.6, if the amount of the aggregate Liquidation Preference exceeds the aggregate cash portion of the Merger Consideration, such excess shall be payable in shares of Purchaser Common Stock, valued as provided below;

        (ii) each share of Company Common Stock (other than shares as to which appraisal rights shall have been perfected under Section 262 of the DGCL ("Dissenting Shares")) shall be converted into the right to receive (subject, in the event of a Purchaser Share Election, to the Stockholders' Election contemplated by Section 1.6) a pro rata portion of the Merger Consideration (other than the portion thereof attributed to the Preferred Stock, as provided in clause (i) above and other than the Escrowed Merger Consideration defined below), share for share, without any distinction between the two classes thereof; PROVIDED, HOWEVER, that (A) the Merger Consideration attributable to the Company Common Stock or Company Preferred Stock of any stockholder of the Company who does not execute and deliver the Consent and Indemnity Agreement of Stockholders and/or the Consent and Indemnity Agreement of Preferred Stockholders shall be placed into escrow (the "ESCROWED MERGER CONSIDERATION") pursuant to an Escrow Agreement in the form attached hereto as EXHIBIT D and (B) an amount in cash representing the amount of Merger Consideration into which the Dissenting Shares would have been converted had they not been Dissenting Shares shall be placed into the Dissenting Stockholder Escrow Account.

        (iii) each share of Merger Sub Common Stock shall thereafter remain outstanding as one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation;

        (iv) each holder of a certificate representing any shares of Company Common Stock or Company Preferred Stock shall thereupon cease to have any rights with respect thereto, except the right to receive Merger Consideration (whether upon consummation of the Merger or upon release of the Escrowed Merger Consideration); and

        (v) the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company.

    1.4. CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS. (a) Unless otherwise determined by Purchaser before the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

    (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    (c) The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in any manner provided by law.

    1.5. MERGER CONSIDERATION. (a) The merger consideration (the "MERGER CONSIDERATION") will be equal to the excess of the sum of (w) $695,000,000 and
(x) any Positive Adjustments (as defined below) over the sum of (y) the FCC Liability and (z) any Negative Adjustments (as defined below). The cash portion of the Merger Consideration will be no less than $186,868,132 (inclusive of the amount of cash placed in the Dissenting Stockholders Escrow Account pursuant to
Section 5.5(b)), as adjusted by the net amount of the Positive Adjustments and Negative Adjustments hereinafter defined. The Purchaser may elect in its sole discretion, to pay all or any part of the remainder of the Merger Consideration in shares of Purchaser Common Stock(a "PURCHASER SHARE ELECTION") or in cash or, PROVIDED that Purchaser shall not make a Purchaser Share Election unless (i) the value of shares of Purchaser Common Stock received as Merger Consideration will constitute no less than 50% of the total value of the Merger Consideration at the Effective Time and (ii) the Merger will thereafter qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a)(2)(D) of the Code. For purposes of determining the number of shares of Purchaser Common Stock to be issued in the Merger, each share of Purchaser Common Stock will be deemed to have a value equal to its Volume-Weighted Average Trading Price (as defined below) for the twenty trading days preceding (but not including) (i) the Closing Date (the "Closing Date Average Price") or (ii) in the event of a Purchaser Blackout (as defined in Section 5.2(c)), the Scheduled Closing Date (with appropriate adjustments for any stock splits, stock dividends or the like that may occur during such period). "Volume-Weighted Average Trading Price" means, for any period, (i) the average of the daily prices for each trading day during such period, with each daily price computed as the product of
(x) the sale price times (y) the number of Purchaser Shares sold at such price, divided by (ii) the total number of Purchaser shares so traded during such trading day, all as reported by Bloomberg, L.P.

    (b) The "FCC LIABILITY" will be equal to the sum of (x) $152,892,129 (representing the amount of the bidding credits claimed and utilized by the Company in the LMDS Auction) plus (y) interest thereon owed to the U.S. Government through and including the Closing Date or the date on which the FCC Liability is paid, whichever is earlier, at the rate of interest specified in the LMDS Rules.

    (c) (i) The "POSITIVE ADJUSTMENTS" shall be the amount of cash, accounts receivable and current assets shown on the Final Closing Balance Sheet (as defined below) plus the amount of the Company's capital expenditures made through (but not including) the Closing Date to the extent contemplated by the Capital Expenditure Budget attached hereto as Annex A or otherwise approved in writing by Purchaser.

        (ii) The "NEGATIVE ADJUSTMENTS" shall be the sum, without duplication, of (w) the amount of total liabilities (other than the FCC Liability) of the Company as of the Closing Date, whether matured, unmatured, contingent or otherwise, with all contractual liabilities of the Company determined as though all such contracts were terminated immediately prior to the Closing, with all costs or expenses that would be incurred in connection with any such termination were treated as liabilities of the Company as of the Closing Date, PROVIDED that any unmatured or contingent liability shall be valued net of the value of any current asset, not otherwise accounted for as a Positive Adjustment, that would become an asset of the Company upon the maturation of such liability or the occurrence of such contingency, as the case may be, (x) the amount required to retire all of the Company's outstanding stock options pursuant to Section 1.8, and (y) any Loss occurring prior to the Closing to the extent indemnified pursuant to Article VIII.

        (iii) Commencing promptly after the date hereof, and updated at regular intervals thereafter (and on a daily basis during the week prior to the anticipated Closing Date), the Company shall prepare and deliver to Purchaser a detailed estimated balance sheet of the Company as of the Closing Date immediately prior to the Effective Time prepared in accordance with generally accepted accounting principles (the "INITIAL CLOSING BALANCE SHEET") and including, in addition, as footnotes, any additional liabilities of the Company as of the Closing Date determined in accordance with clause
    (ii)(w) above. Upon Purchaser's request, the Company shall make available to Purchaser and its accountants and other representatives the work papers and back-up materials used in preparing the Initial Closing Balance Sheet and such other documents as Purchaser may reasonably request in connection with its review of the Initial Closing Balance Sheet. In the event Purchaser states any objections to the Initial Closing Balance Sheet or asserts any Loss indemnified pursuant to Article VIII, Purchaser and the Company shall cooperate fully with each other in making such adjustments to the Initial Closing Balance Sheet as the parties may agree, and the Initial Closing Balance Sheet, as so adjusted shall be the "FINAL CLOSING BALANCE SHEET," which shall be determinative of all Positive Adjustments and Negative Adjustments for purposes of proceeding with the Closing. Any objections or Claims that remain unresolved on the Closing Date will be resolved following the Closing in accordance with Section 8.5 as if the dispute were a claim for reimbursement under Article VIII.

    (d) At any time prior to the Closing, Purchaser will inform the Company as to whether and to what extent it will make a Purchaser Share Election. At the Closing (i) Purchaser will deliver to the Stockholders' Representative or as the Stockholders' Representative shall direct an amount of cash and/or shares of Purchaser Common Stock having a value equal to the Merger Consideration and (ii) the Stockholders' Representative will deliver, on behalf of the Company's stockholders, certificates, representing all outstanding shares of Company Common Stock and Company Preferred Stock together with duly executed letters of transmittal or affidavits of loss with full indemnification from a financially responsible entity (to the extent such items have been received by the Stockholders' Representative).

    1.6. STOCKHOLDERS' ELECTION. The Company will use reasonable efforts to ascertain the preferences, if any, of the holders of Company Common Stock and Company Preferred Stock to receive Merger Consideration in the form of cash or stock in the event Purchaser makes a Purchaser Share

Election. On the Closing Date, the Stockholder's Representative (with the consent of those holders of Company Common Stock and Company Preferred Stock entitled to receive a majority of the Merger Consideration) will allocate the cash and stock portions of the Merger Consideration among the holders of Company Common Stock and Company Preferred Stock, accommodating their expressed preferences to the greatest practicable extent (and subject to the right of the holders of Company Preferred Stock to receive cash to the maximum extent available), such allocation to be without liability to the Stockholders' Representative and, absent manifest error, conclusive.

    1.7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement, provided that no such additional actions shall create or increase recourse of any kind to former officers, directors or stockholders of the Company, except as otherwise provided in this Agreement.

    1.8. OPTIONS; STOCK PLANS. Each option to acquire shares held by an employee of the Company that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be canceled in exchange for a prompt payment of a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Company Stock Option and (2) the excess, if any, of the Merger Consideration per share over the exercise price per share of such Company Stock Option. The Company will use its reasonable best efforts to obtain any agreement of optionholders necessary to effectuate the foregoing, it being understood and agreed that the cost to liquidate any such agreements with nonconsenting optionholders will be accounted for as a Negative Adjustment.

                                  ARTICLE II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Purchaser and Merger Sub as follows, subject in each case to the exceptions and qualifications set forth on the Company Disclosure Schedule delivered herewith (the "Disclosure Schedule"):

    2.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not be reasonably likely to have a Company Material Adverse Effect. The Company has heretofore made available to Purchaser accurate and complete copies of its Certificate of Incorporation and Bylaws, as currently in effect. In this Agreement, any adverse effect on the business, assets, condition (financial or other), results of operations or prospects of the Company is referred to as a "COMPANY ADVERSE EFFECT", and a Company Adverse Effect that is material to the business, assets, condition (financial or other), results of operations or prospects of the Company and its subsidiaries (if any) taken as a whole is referred to as a "Company Material Adverse Effect."

    2.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 2,000 shares of Voting Common Stock, of which 1,000.308 shares are issued and outstanding,

(ii) 2,000,000 shares of Non-Voting Common Stock, of which 1,022,805.962 shares are issued and out-standing and (iii) 1,000,000 shares of preferred stock, of which 300,000 are designated Series A Preferred Stock, and of which 192,020.997 shares are issued and outstanding (collectively, the "SHARES"), and as of the Closing Date, the Company will have outstanding no shares of capital stock of any class other than the classes to which the Shares belong. As of the date hereof, no other capital stock of the Company is authorized or issued, including without limitation any treasury shares. All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, except set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding rights, subscriptions, warrants, puts, calls, preemptive rights, options or other agreements of any similar kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the Company or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such stock or other security.

    2.3. STOCKHOLDERS; NO SUBSIDIARIES; LIMITED BUSINESS. (a) Section 2.3 of the Disclosure Schedule lists all of the issued and outstanding Shares of the Company's capital stock and the record ownership thereof as of the date hereof. To the knowledge of the Company, except as set forth on such Schedule, no other Person has any right to or interest of record in any of such shares.

    (b) The Company has no Subsidiaries or ownership interests of any kind in any Person (other than short-term investment vehicles).

    (c) From the date of its formation through the date hereof, the Company has engaged in no business other than bidding for and obtaining its LMDS licenses, obtaining the requisite financing therefor, engaging in RF design and evaluation of equipment (through equipment trials and otherwise), engaging in strategic discussions regarding business relationships, marketing studies and similar development stage activities and implementing its business plan for LMDS and related telecommunications services.

    2.4. AUTHORIZATION; BINDING AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Board of Directors of the Company and have been approved and adopted by the stockholders of the Company in accordance with the DGCL. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("ENFORCEABILITY EXCEPTIONS").

    2.5. GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, or notice to or declaration or filing with ("CONSENT"), any government, any political subdivision, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality or any court, tribunal, arbitrator or self-regulatory organization ("GOVERNMENTAL AUTHORITY") on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, (ii) FCC approval of the LMDS license assignment application contemplated hereby and (iii) expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R ACT").

    2.6. NO VIOLATIONS; CONSENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by each of the Company and the stockholders of the Company with the provisions hereof do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) require any consent, approval or action of, or notice to be given to, any corporation, person or firm, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any contract or agreement to which the Company is a party, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or (iv) subject to obtaining the Consents referred to in Section 2.5, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("LAW") to which the Company or its assets or properties are subject.

    2.7. COMPANY FINANCIAL STATEMENTS. The unaudited financial statements of the Company (the "COMPANY FINANCIAL STATEMENTS"), as of November 30, 1998 (the "BALANCE SHEET DATE") in the form attached hereto as ANNEX B, have been prepared in good faith from, and are consistent with, the books and records of the Company. The Company has not yet finalized its accounting principles, and believes that certain adjustments to the Company Financial Statements will be required to bring them into accord with generally accepted accounting principles. Such adjustments may include, without limitation, adjustments to reflect capitalization and depreciation policies, provisions for income taxes and normal recurring accrual adjustments, but such adjustments will not, in the aggregate, be material.

    2.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date through the date of this Agreement, there has not been (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect
(ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition by the Company of any shares of capital stock or securities of the Company, other than accrual of dividends pursuant to the terms of the Company Preferred Stock and other than redemption of incentive stock options outstanding on the date hereof, or (iii) any damage or loss to any asset or property, whether or not covered by insurance.

    2.9. COMPLIANCE WITH LAWS; NO LIABILITIES. The business of the Company has been operated in compliance with all Laws applicable thereto. As of the date hereof, the Company has no liabilities, contingent or otherwise, except as set forth (i) on the Company Financial Statements, (ii) under the Company Contracts (as defined hereinafter) and (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date.

    2.10. LMDS LICENSES AND OTHER PERMITS. The Company's LMDS licenses (the "LMDS Licenses") are listed on Schedule 2.10. All such licenses were duly obtained and are validly issued and in full force and effect, and not subject to appeal or reconsideration, or any outstanding adverse comments or petitions. The Company otherwise has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its businesses as they are presently being, and have formerly been, operated (collectively "COMPANY PERMITS"). The Company is the sole legal and beneficial owner and holder of the LMDS Licenses, and subject to obtaining the FCC Order (as defined below) has the right under applicable law and FCC regulations to effect the transactions contemplated hereby. No person or entity other than the Company has or will have the right to use all or any portion of the LMDS Licenses. The Company is in compliance in all respects with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. There are no pending complaints, challenges, petitions, or appeals pending or, to the best of the Company's knowledge, threatened, against the Company.

    2.11. LITIGATION. There is no suit, action or proceeding ("LITIGATION") pending or, to the Company's knowledge, threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company.

    2.12. CONTRACTS. As of the date hereof, the Company is not a party to or subject to any written note, bond, mortgage, indenture, contract, purchase order, lease, license, agreement or instrument that is not described in SCHEDULE
2.12 hereto ("COMPANY CONTRACTS"). All Company Contracts are valid and binding against the Company and are in full force and effect and enforceable against the Company in accordance with their respective terms and, to the best of the Company's knowledge, are valid and binding against the other party or parties thereto, in each case subject to the Enforceability Exceptions. The Company is not in violation or breach of or default under any Company Contract.

    2.13. EMPLOYEE BENEFIT PLANS. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company does not maintain or contribute to, nor has it ever maintained or contributed to, any pension, profit-sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees of the Company or any of their beneficiaries or dependents.

    2.14. TAXES AND RETURNS. (a) The Company has timely filed, or caused to be timely filed, all Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified of any proposed Tax claims or assessments against the Company. The Company does not have any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any return. There are no liens for amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

    (b) For purposes of this Agreement, the term "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority other than the FCC. The term "TAX RETURN" shall mean a report, return, extension or other information (including any attached schedules or any amendments to such report, return, extension or other information) required to be supplied to or filed with a Governmental Authority other than the FCC with respect to any Tax (including any estimated tax), including an information return, claim for refund or an amended return.

    2.15. INTELLECTUAL PROPERTY. The Company has not received any notice, and its officers have no actual knowledge, of any infringement of or conflict with asserted rights of others with respect to any of the patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information, equipment or materials that are used in the business of the Company conducted.

    2.16. FINDERS AND INVESTMENT BANKERS. Neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to the Company that:

    3.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure so to be duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or other), prospects or results of operations of Purchaser and its subsidiaries taken as a whole (a "PURCHASER MATERIAL ADVERSE EFFECT"). Purchaser has heretofore made available to the Stockholders and the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Purchaser and Merger Sub.

    3.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of Purchaser consists of 110,334,000 shares of Purchaser Common Stock, 44,133,600 shares of Class B Common Stock, par value $.02 per share and 25,000,000 shares of preferred stock, par value $.01 per share ("PURCHASER PREFERRED STOCK"). As of December 31, 1998, (a) 24,154,938 shares of Purchaser Common Stock were issued and outstanding, (b) 30,523,242 shares of Class B Common Stock were issued and outstanding, (c) 11,254,623 shares of Purchaser Preferred Stock were issued and outstanding and (d) no shares of Purchaser Common Stock were issued and held in the treasury of Purchaser. As of the date hereof, no other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, Purchaser is, and as of the Effective Time, will be, the record and beneficial owner of 100% of the issued and outstanding capital stock of Merger Sub.

    3.3. AUTHORIZATION; BINDING AGREEMENT. Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the due authorization and approval for issuance of the Purchaser Common Stock issuable in the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreements of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

    3.4. GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of either Purchaser or Merger Sub is required in connection with the execution or delivery by either Purchaser or Merger Sub of this Agreement or the consummation by either Purchaser or Merger Sub of the transactions contemplated hereby other than (i) filings with the Securities and Exchange Commission (the "SEC"), state securities laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) such filings as may be required in any jurisdiction where Merger Sub is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iv) FCC approval of the LMDS license assignment applications contemplated hereby, (v) expiration or early termination of the waiting period under the H-S-R Act, and (vi) those Consents that, if they were not obtained or made, would not be reasonably likely to prevent or delay the consummation of the transactions contemplated hereby. Purchaser holds a 50% interest in a limited liability company that holds LMDS licenses, and has no reason to believe that Purchaser is not qualified to hold such licenses. Purchaser (i) is not a foreign person or under the control of a foreign person, (ii) is not, is not controlled by and does not control any incumbent local exchange carrier, and (iii) is not, is not controlled by and does not control any CATV system (as all such terms are used in the Communications Act of 1996 and the LMDS Rules) and as of the date here of is not aware of any reason why it and Merger Sub are not qualified to hold the LMDS Licenses under the LMDS Rules.

    3.5. NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Purchaser Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or
(iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 3.4 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

    3.6. SECURITIES FILINGS. Purchaser has made available to the Company true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 30, 1997, as filed with the SEC, (ii) its proxy statement relating to the meeting of its stockholders held on May 20, 1998, as filed with the SEC, and
(iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since January 1, 1997. The reports and statements specified in clauses (i) through
(iii) above are referred to collectively herein as the "PURCHASER SECURITIES FILINGS." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Purchaser Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.7. PURCHASER FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the Purchaser Securities Filings (the "PURCHASER FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Purchaser and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    3.8. REGISTRATION STATEMENT. The information supplied by Purchaser for inclusion in the Registration Statement (as defined in Section 5.2(c) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "SECURITIES ACT"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Purchaser or any of its affiliates, officers or directors should be discovered by Purchaser which is required to be set forth in an amendment to the Registration Statement or a supplement to the Prospectus, Purchaser shall promptly so inform the Company and shall promptly so amend the Registration Statement or supplement the Prospectus. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company which is contained in the Registration Statement.

    3.9. VALID ISSUANCE. Purchaser Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable and (b) will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 promulgated under the Securities Act.

    3.10. FINDERS AND INVESTMENT BANKERS. None of Purchaser, Merger Sub or any subsidiary of Purchaser or any of their respective officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby to which the Company or any of its stockholders would be liable.

    3.11. EXISTING REGISTRATION RIGHTS. Schedule 3.11 attached hereto sets forth a list of all agreements in effect on the date hereof pursuant to which the Purchaser has granted registration rights with respect to any of its equity securities, together with a designation of the number and type of securities covered thereby. Purchaser has delivered to the Company true and correct copies of all provisions of such agreements relating to such rights.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    4.1. CONDUCT OF BUSINESS OF THE COMPANY. (a) Nothing contained in this Agreement shall be construed as conferring upon Purchaser or Merger Sub the right to oversee, interfere with or control the Company in any way that would constitute de facto control of the Company prior to issuance of the FCC Order. During the period from the date of this Agreement to the Effective Time, the Company will use its reasonable best efforts to preserve its LMDS Licenses intact, free and clear of all restrictions and encumbrances, except as permitted under subparagraph (C) below. In addition, during the period from the date of this Agreement to the Effective Time, the Company will not take any action that would interfere with the transactions contemplated hereby. Neither the Company nor any of its subsidiaries will enter into or otherwise voluntarily become subject to, any agreement, arrangement or other obligation which remains binding on the Company, the Purchaser, or any of their Affiliates or assets after the Closing, except for any of the foregoing (i) which terminate by their terms at or after the Closing at the option of the Surviving Corporation without condition except for the payment of money, or (ii) pursuant to which the only obligations remaining in effect after the Closing are the payment of money, and in the case of each of clauses (i) and (ii), the full amount of which payments are treated as Negative Adjustments. Consistent with the foregoing, the Company will not take any of the following actions without the written consent of
Purchaser:

    (A) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (except for any of the foregoing that by their terms (together with all options, warrants and agreements with respect thereto issued thereunder) terminate in full on or before the Closing Date);

    (B) sell, dispose of or surrender or disaggregate any LMDS License or any portion thereof or take any other action with respect to the LMDS Licenses inconsistent with Section 2.10;

    (C) sell, lease, license, mortgage or otherwise encumber or subject to any lien any of its LMDS Licenses in a manner that is not terminable at will from and after the Closing;

    (D) acquire or dispose of (including, without limitation, by merger, consolidation, or acquisition or disposition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof;

    (E) make any tax election or settle or compromise any federal, state, local or foreign income tax that would reasonably be likely to adversely affect the tax position of Purchaser or any member of its consolidated return group;

    (F) settle or compromise any stockholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $50,000, or in the aggregate in excess of $250,000, other than in consultation and cooperation with Purchaser, and, with respect to any such settlement, with the prior written consent of Purchaser;

    (G) take any action that would result in any of the conditions to the merger set forth in Article VI not being satisfied; or

    (H) authorize or enter into any agreement to take any actions contemplated by Section 4.1(a)(ii)(A) through (G).

    (b) The Company shall use reasonable best efforts to comply in all respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect the LMDS Licenses and all other Company Permits necessary for such business.

    4.2. NO SOLICITATION. (a) The Company shall, and the Company shall direct and shall cause the officers, directors, employees, representatives, agents and affiliates of the Company to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any proposed transaction inconsistent with the consummation of the transactions contemplated hereby (a "Transaction Proposal"). The Company shall not, nor shall it authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly:

        (i) solicit, initiate or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal which constitutes, or may be reasonably expected to lead to, any Transaction Proposal; or

        (ii) enter into or participate in any discussions or negotiations regarding any Transaction Proposal.

    (b) To the extent permitted by law and consistent with their fiduciary duties, the Board of Directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the recommendation by such Board of Directors of the Merger or this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal inconsistent with this Agreement.

                                   ARTICLE V
                              ADDITIONAL COVENANTS

    5.1 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement;
(ii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or
(iii) the commencement of any Litigation involving or affecting the notifying party or any of its subsidiaries, or any of its properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of such notifying party or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger. In addition, Purchaser shall give prompt written notice to the Company of the occurrence of any event which would be reasonably likely to have a Purchaser Material Adverse Effect and the Company shall give prompt written notice to Purchaser of the occurrence of any event which would be reasonably likely to have a Company Material Adverse Effect.

    5.2. REASONABLE BEST EFFORTS; INTENDED TAX TREATMENT. Subject to the terms and conditions herein provided, Purchaser and the Company agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to:

    (a) making all necessary applications and/or filings with the FCC as soon as practicable but in no event later than 7 days from the date hereof, and thereafter obtaining FCC approval of the license assignment contemplated hereby and any other Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby;

    (b) making all necessary filings under the H-S-R Act within 30 days of the date hereof;

    (c) Purchaser will comply with the terms of the Registration Rights Agreement, and as promptly as practicable after the execution of this Agreement, will also prepare, and file with the SEC, a Registration Statement on Form S-4 (or any similar successor form thereto) (the "Registration Statement") and each of Purchaser and the Company will respond to any comments of the SEC and will use its respective reasonable best efforts to have the Registration Statement cleared by the SEC staff as promptly as practicable after such filing so that it may be made effective on the Scheduled Closing Date, PROVIDED, HOWEVER, that the Purchaser shall have the right to delay the effectiveness of the Registration Statement for up to 30 days following the Scheduled Closing Date if such registration or sale, as applicable, would, in the judgment of the Purchaser as reflected in an officer's certificate delivered to the Company, require disclosures that would not be in the Purchaser's best interest to make at such time (a "Purchaser Blackout"); and

    (d) in the event of a Purchaser Share Election, causing the Merger to qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Code.

    Upon the terms and subject to the conditions hereof, Purchaser and the Company agree to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein, PROVIDED that nothing contained in this Agreement shall be construed to require Purchaser to accept any term or condition or restriction required or imposed by any Government Authority in connection with the governmental approvals being sought for the transactions contemplated hereby (other than the FCC Liability), except for any terms, conditions or restrictions that are of an administrative or ministerial nature or otherwise fully compensated by the adjustment mechanisms contemplated by Sections 1.5 and 7.1(e). In addition, each of Purchaser and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any other regulatory filing or for additional information and will promptly supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or any other regulatory filing. Purchaser will not take any action that would cause the last sentence of Section 3.4 to be untrue at any time prior to the Closing, unless such action would not (i) result in an adverse effect on Purchaser's qualifications to be a holder of the LMDS Licenses or (ii) otherwise adversely affect the consummation of the transactions contemplated hereby. Without limitation, Purchaser will promptly notify the Company upon its receipt of Purchaser any notification from the SEC that the condition contained in
Section 6.1(e) will be satisfied upon its written acceleration request.

    5.3. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company shall not issue or cause the publication of any press release or of any other announcement with respect to the Merger or the transactions contemplated in this Agreement without the consent of Purchaser except when such release or announcement is required by applicable law. In any event, each party will use its best efforts to consult with the other party prior to making any such release or announcement.

    5.4. AFFILIATE LETTERS. Prior to the Closing Date, the Company shall deliver to Purchaser and Merger Sub a letter identifying all persons who are, as of the date of this Agreement, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who receives Purchaser Stock to deliver to Purchaser on or prior to the Closing Date a Consent and Indemnity Agreement of Stockholders.

    5.5. APPRAISAL RIGHTS. (a) As promptly as practicable and in no event later than the date required by applicable law, the Company shall mail the required notice to its stockholders pursuant to Section 262(d)(2) of the DGCL, and shall thereafter notify Purchaser of any stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (each a "DISSENTING STOCKHOLDER").

    (b) In the event that there are Dissenting Stockholders, Purchaser agrees to create an escrow account on terms reasonably satisfactory to the Company to be funded on the Closing Date with the value of the Merger Consideration attributable to any Dissenting Stockholders (the "DISSENTING STOCKHOLDERS ESCROW ACCOUNT"). The Company agrees to release funds from such escrow account to satisfy any amounts owed to Dissenting Stockholders pursuant to the DGCL. Upon final adjudication and satisfaction of all claims of Dissenting Stockholders under Section 262 of the DGCL, all amounts remaining in the Dissenting Stockholders Escrow Account shall be released to the Stockholders' Representative for distribution to former holders of Company Common Stock.

                                   ARTICLE VI
                               MERGER CONDITIONS

    6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger, or to cause the Merger to be effected, shall be subject to the or waiver at or prior to the Effective Time of the following conditions:

    (a) NO INJUNCTION OR ACTION. No order, statute, rule, regulation, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn. Purchaser and the Company shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

    (b) REGISTRATION RIGHTS AGREEMENT. If Purchaser shall have made a Purchaser Share Election, the Registration Rights Agreement in the form attached hereto as Exhibit D shall have been executed and delivered and be in full force and effect.

    (c) H-S-R ACT. Any waiting period (and any extension thereof) under the H-S-R Act applicable to the Merger and the transactions contemplated hereunder shall have expired or been.

    (d) FCC APPROVAL. The FCC shall have granted its consent to the assignment of the LMDS licenses contemplated hereby (the "FCC Order") approving the transfer of control of the LMDS Licenses contemplated hereby, such approval shall be in full force and effect and shall have become Final (as hereinafter defined). The FCC Order shall have become Final when it has been issued by the FCC, when the time for filing any protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal or review thereof (or of any subsequent decision by any court or governmental entity) by or to the FCC or any court or governmental entity having jurisdiction thereof or the over the premises, or for the FCC to review or reconsider such Order on its own motion, shall have expired, and when no protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal or review of such Order is pending.

    (e) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been, and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

    6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

    (a) NO MATERIAL ADVERSE CHANGE. If Purchaser shall have made a Purchaser Share Election, no event shall have occurred on any date during the period beginning at the commencement of the twenty trading day period referred to in
Section 1.5(a) and ending on the day before the Closing Date (or not a Purchaser Blackout has occurred) that has had a Purchaser Material Adverse Effect.

    (b) PERFORMANCE BY PURCHASER. Purchaser and Merger Sub shall have performed and complied with all the and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement, the Registration Rights Agreement and the other agreements contemplated hereby to be performed or complied with or satisfied by Purchaser and Merger Sub at or prior to the Effective Time, except for such failures to perform as have not had or would not, individually or in the aggregate, have a material adverse effect on the Purchaser and Merger Sub or materially adversely effect the ability of the Purchaser and Merger Sub to consummate the transactions contemplated hereby.

    (c) CERTIFICATES, LEGAL OPINIONS AND OTHER DELIVERIES. Purchaser shall have delivered, or caused to be delivered, to the Company (i) a certificate executed on its behalf by its Chief Executive Officer, its, its Chief Operating Officer or Chief Financial Officer to the effect that the conditions set forth in SECTIONS 6.2(A), if applicable, and (b) hereof have been satisfied; (ii) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the stockholder of the Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by its respective Secretary and (iii) an opinion of counsel to the Purchaser, dated the Closing Date, substantially in the form of EXHIBIT F.

    (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Merger Sub contained in Sections 3.1 through 3.5 and in Section 3.10 and, if, but only if, Purchaser shall have made a Purchaser Share Election, in the remaining Sections of Article III (without giving effect to any materiality or knowledge qualifications contained therein) shall be true and correct when made and shall be true and correct as of the Closing Date as though made on and as of the Closing

Date (except to the extent that any such representation and warranty had by its terms been made as of the date hereof or another specific date, in which case such representation and warranty shall have been true and correct as of the date hereof or such specific date, as the case may be, except, in all instances other than Section 3.9, where the failure to be so true and correct shall not result, individually or in the aggregate, in a Purchaser Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Purchaser by the chief executive officer and the chief financial officers of Purchaser to such effect.

    (e) EAGLE RIVER WAIVER OF PIGGYBACK RIGHTS. Eagle River Investments L.L.C.'s waiver of its piggyback registration rights and holdback agreement in connection with the Initial Offering (as such term is defined in the Rights Agreement) shall remain in full force and effect.

    (f) NO CONDITIONS. No Governmental Authority having jurisdiction over the approval of the transactions contemplated hereby shall have imposed or required any condition to such approval that materially and adversely affects the Stockholders or the value of the Merger Consideration, except for any that are of an administrative or ministerial nature or are fully compensated by either by the adjustment mechanism contemplated by Section 7.1(e) or another assumption of cost by Purchaser that leaves the Merger Consideration unaffected, and except for conditions resulting from any action taken by the Company or any of its stockholders.

    6.3. CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB. The obligations of Purchaser and the Merger Sub to effect the Merger shall be subject to the at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

    (a) NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof and on or prior to the Date (or, in the event of a Purchaser Blackout, on or prior to the Scheduled Closing Date) any event that would be reasonably likely to have a Company Material Adverse Effect, PROVIDED that in the event that the Company shall have given a notice as contemplated by section 7.1(g), in determining whether a Company Material Adverse Effect shall have occurred, Purchaser shall not be entitled to rely on any fact which both (i) was described in detail in such notice and (ii) had already occurred as of the date of such notice.

    (b) PERFORMANCE BY THE COMPANY. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be or complied with or satisfied by it at or prior to the Effective Time.

    (c) CERTIFICATES, LEGAL OPINION AND OTHER DELIVERIES. The Company shall have delivered to Purchaser (i) certificates executed by the Company by Chief Executive Officer, President or Chief Financial Officer to the effect that the conditions set forth in SECTIONS 6.3(A) and (B) hereof have been satisfied; (ii) duly adopted resolutions of the Board of Directors of the Company and the consents of its stockholders, in each case approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, (iii) a legal opinion of counsel to the Company, dated the Closing Date, substantially in the form attached hereto as EXHIBIT G.

    (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall be true and correct when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or, in the case of the contained in Section 2.8(i), on and as of the Scheduled Closing Date if a Purchaser Blackout has occurred and provided, that in the event that the Company shall have given a notice as contemplated by
Section 7.1(g), such representation shall not be deemed breached as a result of any fact which both (i) was described in detail in such notice and (ii) had already occurred as of the date of such notice) except to the extent that any such representation and warranty had by its terms been made as of the date hereof or another specific date, in which case such representation and warranty shall have been true and correct as of the date hereof or such specific date, as the case may be), except, in all instances, where the failure to be so true and correct shall not result, individually or in the aggregate, in a Company Material Adverse Effect; and Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to that effect.

    (e) NO CONDITIONS. No Governmental Authority having jurisdiction over the approval of the transactions contemplated hereby shall have imposed or required any condition to such approval, except for any conditions that are of an administrative or ministerial nature or otherwise fully compensated by the adjustment mechanisms contemplated by Sections 1.5 or 7.1(e), and except for conditions resulting from any action taken by Purchaser or Eagle River Investments L.L.C.

                                  ARTICLE VII
                                  TERMINATION

    7.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

    (a) by the mutual written consent of Purchaser and the Company, by action of their respective Boards of Directors; or

    (b) by Purchaser or the Company if on the Scheduled Closing Date (or within 30 days thereafter, in the event of a Purchaser Blackout) any condition to the Merger has not been satisfied or waived by the party or parties entitled to the benefit of the same; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such other condition to be satisfied; or

    (c) by Purchaser or the Company if the Closing shall not have occurred on or before January 14, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to occur by such date; or

    (d) by Purchaser or the Company if any court of competent jurisdiction or other Governmental Authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (e) by Purchaser or the Company if the FCC shall have imposed any payment in excess of the FCC Liability in connection with the transactions contemplated hereby, unless the party to this Agreement not seeking termination pursuant to this Section 7.1(e) agrees in writing to bear such excess expense, in which event the adjustment provisions of Section 1.5 shall be construed to so provide; or

    (f) by either Purchaser or the Company upon written notice to the other if the terminating party is not in material breach of its obligations under this Agreement and if the other party or its subsidiary shall have materially breached this Agreement and such breach shall not have been cured in all material respects or waived prior to the earlier to occur of the Closing Date or thirty (30) days following the date the terminating party shall have given the other party written notice of such breach setting forth the nature thereof in reasonable detail; or

    (g) by Purchaser, within 20 days of its receipt of written notice from the Company acknowledging the occurrence of an event that would be reasonably likely to have a Company Material Adverse Effect and describing in detail the facts giving rise to such occurrence.

    7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the provisions of this Section 7.2 and Section 7.3, which shall survive any such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

    7.3. FEES AND EXPENSES. (a) The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated, including, without limitation, all fees and expenses of their respective agents.

    (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                                  ARTICLE VIII
                       INDEMNIFICATION AND REIMBURSEMENT

    8.1. INDEMNIFICATION BY STOCKHOLDERS. (a) In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each holder of Company Common Stock and/or Company Preferred Stock, by virtue of its execution of the Consent and Indemnity Agreement of Stockholders and/or the Consent and Indemnity Agreement of Preferred Stockholders (an "Indemnifying Party"), agrees, subject to the further provisions of this Article VIII, severally to indemnify Purchaser and, without duplication, its stockholders, directors, officers and employees (collectively, the "Indemnified Parties") and shall hold the Indemnified Parties harmless against and with respect to any "Loss" which for purposes of this Agreement shall include any and all actual liabilities, costs, losses, damages and expenses (whether or not arising out of third party claims), including without limitation reasonable attorneys' fees (after giving effect to any offsetting benefit actually received or receivable), incurred by the Indemnified Parties and arising out of or resulting from:

        (i) any misrepresentation or breach of warranty by the Company of any of its representations or warranties set forth in this Agreement or any Annex, Schedule or Exhibit hereto;

        (ii) any breach or nonfulfillment by the Company of any of its covenants, agreements or other obligations set forth in this Agreement or any Annex, Schedule or Exhibit hereto; and

        (iii) any amounts owed to Dissenting Stockholders in excess of the amount of cash held in the Dissenting Stockholders Escrow Account.

    (b) Entitlement to indemnification pursuant to this Section 8.1 shall be conditioned upon claims in respect thereof being submitted in writing with detailed specification showing the basis of such claim, including the provision of this Agreement breached, and a reasonably detailed calculation of the amount of such claim, if at all, by Purchaser to the Indemnifying Parties no later than twelve (12) months after the Effective Time.

    (c) Notwithstanding anything to the contrary in this Section 8.1, the right to indemnity in respect of matters provided for in paragraphs (a)(i) and (ii) of this Section 8.1 shall not be barred on the basis that the amount of the claim has not been ascertained, liquidated or reduced to final judgment on or before the expiration of the aforesaid period, provided that such claim is identified in writing with detailed specification showing the basis of such claim, including the provision of this Agreement breached, and a reasonable estimate of the amount of such claim.

    (d) Notwithstanding anything in this Agreement to the contrary, with respect to any amounts payable under this Agreement, (i) no Indemnifying Party shall be liable for more than its Pro Rata Share of any Loss and (ii) the maximum amount of liability of any Indemnifying Party shall in no event exceed the amount of the Merger Consideration received by such Indemnifying Party. For purposes of this Agreement, "Pro Rata Share" shall mean a fraction the numerator of which is the amount of the Merger Consideration received by such Indemnifying Party and the denominator of which is the aggregate Merger Consideration. The remedies provided in this Article VIII and in Section 9.12 shall be Purchaser's sole remedies hereunder for breach of this Agreement, except in the case of fraud.

    8.2. CLAIMS FOR REIMBURSEMENT. In the event that any Indemnified Party suffers any Loss (as hereinabove defined) with respect to any liability or claim to which the foregoing indemnities relate, such Person shall give the Indemnifying Parties prompt written notice of the nature and amount of such Loss and the Indemnified Party's claim for reimbursement therefor and if such Loss is with respect to a third party claim, accompanied by a copy of the written notice from the third party claimant. The Indemnifying Parties shall have 30 days from the date of said notice to investigate and dispute the nature, validity or amount of any such claim. During said 30-day period, representatives of one law firm and one accounting firm designated by a majority in interest (as measured by aggregate potential liability) of the Indemnifying Parties shall have reasonable access, during normal business hours, to the books and records of the Indemnified Party for the purpose of such investigation. In the event that any Indemnifying Party disputes the nature, validity or amount of said claim, such Indemnifying Party shall give the Indemnified Party written notice of such dispute within said 30-day period, and the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 10 days following receipt of said notice of dispute by the Indemnified Party, the provisions of Section 8.5 hereof shall apply to such dispute.

    In the absence of a dispute, each Indemnifying Party shall promptly (but not later than the expiration of said 30-day period) reimburse the Indemnified Party for its Pro Rata Share of any such Loss. In the event that the Stockholders' Representative disputes only the amount of the claim, each Indemnifying Party shall, concurrently with the delivery of the Stockholders' Representative's notice of dispute, pay to the Indemnified Party its Pro Rata Share of the undisputed portion of such claim and the provisions of Section 8.5 hereof shall apply to the disputed portion of such claim.

    All payments by an Indemnifying Party hereunder shall be in cash to the extent of the cash received (on an after-tax basis) by such Indemnifying Party as Merger Consideration or upon sale of shares of Purchaser Common Stock received as Merger Consideration. Any additional payments required of an Indemnifying Party may be paid in cash, if the Indemnifying Party so elects, and may, under the circumstances described below, be paid in shares of Purchaser Common Stock. Any Indemnifying Party wishing to satisfy an acknowledged liability hereunder in shares of Purchaser Common Stock shall so notify Purchaser at the time such payment is due, such notice to be accompanied by such Indemnifying Party's agreement to permit Purchaser to elect whether to accept such payment directly (with the shares valued at their Volume-Weighted Average Trading Price for the twenty trading day period ending on the date prior to the delivery of such shares to Purchaser) or to arrange for an underwritten offering of such shares and other shares of Purchaser Common Stock, in which case the shares will be valued at the net proceeds received therefor in such offering. The terms of the Registration Rights Agreement applicable to incidental registrations will apply, mutatis mutandis, to any such offering.

    8.3. REIMBURSEMENT FROM ESCROWED MERGER CONSIDERATION. In the event that one or more holders of Company Common Stock and/or Company Preferred Stock does not become an Indemnifying Party, and there is, therefore, Escrowed Merger Consideration, then in the event that the Indemnifying Parties are required to make an indemnification payment pursuant to Section 8.2, the Escrow Agent shall promptly release Escrowed Merger Consideration to the Indemnified Party in an amount equal to the product of (a) any such Loss (or undisputed portion thereof) multiplied by (b) a fraction the numerator of which is the amount of the Escrowed Merger Consideration and the denominator of which is the aggregate Merger Consideration (an "ESCROW LOSS REIMBURSEMENT"). Escrow Loss Reimbursements shall be made only in cash, provided that in the event that the cash portion of the Escrowed Merger Consideration is less than the amount of the Escrow Loss Reimbursement, the Escrow Agent shall sell, to the extent permitted by applicable law, an amount of Purchaser Common Stock in brokers transactions on the Nasdaq National Market equal in value to such cash deficiency. In the event that the Escrow Agent is not permitted by applicable to sell shares of Purchaser Common Stock, such cash deficiency shall be satisfied with shares of Purchaser Common Stock valued at their Volume-Weighted Average Trading Price for the twenty trading day period prior to the date on which the Indemnifying Parties are required to make an indemnification payment pursuant to Section 8.2.

    8.4. DEFENSE OF THIRD-PARTY CLAIMS. If any lawsuit or enforcement action is filed, or claim asserted against an Indemnified Party by a third party and the Indemnified Party is entitled to indemnification pursuant to this Agreement, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event no later than 30 days after the service of the citation or summons or receipt of other written notice of such claim); the failure of any Indemnified Party to give timely notice shall limit the rights to indemnification hereunder only if and to the extent that (i) such failure to give timely notice materially affects the ability or right of the Indemnifying Party to participate in the defense of such lawsuit or enforcement action or claim, (ii) actual notice is not given to the Indemnifying Party within a reasonable time, or (iii) to the extent that such failure to give timely notice causes the Indemnifying Party to incur additional expense with respect to such lawsuit or enforcement action, the Indemnified Party fails to promptly reimburse the Indemnifying Party for such additional expense.

    The Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit, action or claim, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense; and such Indemnified Party shall cooperate in all reasonable respects, at its cost, risk and expense, with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

    If the Indemnifying Party does not elect to take control of the defense and investigation of said lawsuit or action, then the Indemnified Party shall remain in control thereof in such manner as it deems appropriate.

    Neither party shall enter into any settlement, adjustment or compromise of any lawsuit or action without the prior written consent of the other party which consent will not be unreasonably withheld.

    8.5. RESOLUTION OF DISPUTES. (a) In the event of any dispute between Purchaser and the Indemnifying Parties over any claim for reimbursement with respect to any matter to which the foregoing indemnities relate, such dispute will be finally determined by the Accounting Firm (as defined below) in the manner set forth in Section 8.5(b), and any Loss so determined will be promptly reimbursed to Purchaser by the Indemnifying Parties.

    (b) Any dispute pursuant to Section 8.5(a) will be resolved by a member of the Washington, D.C. office of PricewaterhouseCoopers LLP (the "ACCOUNTING FIRM"). The Accounting Firm shall be instructed to use all reasonable efforts to resolve such disputes within thirty (30) days. The resolution of disputes by the Accounting Firm so selected will be set forth in writing and will be conclusive and binding upon all parties to such dispute and the amount of the reimbursement payable as so resolved will become final and binding upon the date of such resolution. The fees and expenses of the Accounting Firm shall be paid by the unsuccessful party, if all the disputes are resolved against such party, and in other cases shall be pro rated among the parties as the Accounting Firm sees fit based on the relative success of the parties in indicating their respective positions.

    8.6. INDEMNIFYING PARTIES' DECISIONS. Any decision with respect to any matter under this Article VIII (including, without limitation, the settlement, resolution or defense of claims) shall be binding upon all Indemnifying Parties if consented to by the Indemnifying Parties who received a majority of the aggregate Merger Consideration (a "Majority of Indemnifying Parties").

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.1. CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this SECTION 9.1.

    9.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among each of the parties hereto or, following the Closing, by agreement of Purchaser and a Majority of Indemnifying Parties.

    9.3. WAIVER; CONSENTS. Any failure of the Stockholders or the Company on the one hand, or Purchaser or the Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser, on the one hand, or the Company (or, following the Closing, by a Majority of Indemnifying Parties), on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 9.3. The Closing shall not be deemed to be a waiver of any claim in respect of any Loss, known or unknown, occurring prior to the Closing Date, resulting from breach, whether material or not, of any representation, warranty of covenant contained in this Agreement.

    9.4. SURVIVAL. No representations, warranties, covenants and agreements of the parties hereto contained herein or in any schedule or exhibit hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions provided for herein except to the extent provided in Article VIII hereof.

    9.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i) if to Purchaser or Merger Sub, to:
               NEXTLINK Communications, Inc.
               500 108th Avenue, Suite 2200
               Bellevue, Washington 98004
               Attention: General Counsel
               Fax: 425-519-8997

               and
               NEXTLINK Communications, Inc.
               1730 Rhode Island Avenue, N.W.
               Washington, D.C. 20036
               Attention: Corporate Counsel
               Fax: 202-721-0995

               with a copy to:
               Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, New York 10019
               Attention: Bruce R. Kraus, Esq.
               Fax: (212) 728-8111
               and
               (ii) if to the Stockholders' Representative or the Company, to:
               Thomas H. Jones
               WNP Communications, Inc.
               400 Balbion Drive
               Earlysville, Virginia 22936-9680
               Fax: 804-964-1021

               with a copy to:
               Edwards & Angell, LLP
               101 Federal Street
               Boston, Massachusetts 02110
               Attention: Stephen Meredith, Esq.
               Fax: (617) 439-4170

    9.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

    9.7. EXPENSES. All costs and expenses incurred in connection with this Agreement, the Merger, and all of the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as otherwise provided herein, provided that all stamp, documentary, registration or other similar taxes incurred specifically in connection with any issuance of the Purchaser Common Stock shall be paid by Purchaser when due, and Purchaser or the Company shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

    9.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

    9.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "AFFILIATE," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "SUBSIDIARY" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

    9.11. ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex(es), Schedules and Exhibits attached hereto, which Annex(es) are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, provided that the forms of agreements attached hereto as Exhibits shall be superseded by the agreements executed and delivered by the respective parties thereto, the execution and delivery of such documents by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

    9.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

    9.13. THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party, except to the extent that the Stockholders become third party beneficiaries hereof through their execution and delivery of the ancillary agreements contemplated hereby.

    9.14. STOCKHOLDERS' REPRESENTATIVE. (a) Following the Closing, the Stockholders' Representative shall have the right of reasonable access to the Company's and Merger Sub's books and records to the extent reasonably requested for purposes of tax matters, claims and any other proper purpose.

    (b) The Stockholders' Representative agrees to act as such in accordance with the terms and provisions of this Agreement, but may resign from such duties at any time by written notice to the Company and each of the Stockholders. A Majority of Indemnifying Parties (as such term is defined in Section 8.6) may relieve the Stockholders' Representative of such duties at any time by written notice to the Stockholders' Representative and the Company. Any successor Stockholders' Representative shall execute and deliver an instrument accepting such appointment and he shall, without further acts, be vested with all the rights, powers and duties of the predecessor Stockholders' Representative as if originally named as Stockholders' Representative. The Stockholders' Representative will have no liability for any action taken in good faith or with the consent of a Majority of Indemnifying Parties. The Stockholders' Representative may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and he shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. Each of the Stockholders, by virtue of its execution and delivery of the Consent and Indemnity Agreement of Stockholders, or the Consent and Indemnity Agreement of Preferred Stockholders, as the case may be, will be deemed to have agreed, severally and not jointly, to indemnify and hold the Stockholders' Representative harmless from and against such Stockholder's Pro Rata Share of any Loss incurred in connection with his duties as such, except with respect to actions not taken in good faith. Purchaser and the Company agree that the Stockholders' Representative does not assume any responsibility for the failure of any other party to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Stockholders' Representative of his responsibilities hereunder is subject to the following terms and conditions, which the other parties hereto agree shall govern and control with respect to the Stockholders' Representative's rights, duties, liabilities and immunities:

    (c) The Stockholders' Representative may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to him not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained which the Stockholders' Representative reasonably believes to be genuine and to have been signed and presented by the proper party or parties. Should it be necessary for the Stockholders' Representative to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Stockholders' Representative to inquire into such corporation's, fiduciary's or individual's authority, capacity, existence or identity. The Stockholders' Representative is also relieved from the necessity of satisfying himself as to the authority of the persons executing this Agreement in a representative capacity.

    (d) The Stockholders' Representative shall have no duties except those which are expressly set forth in this Agreement and in the Registration Rights Agreement.

    (e) Upon termination of all indemnification obligations under this Agreement and all registration obligations under the Registration Rights Agreement, the Stockholders' Representative shall thereafter be discharged from any further obligations hereunder. The Stockholders' Representative is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to appeal) of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

    (f) The Stockholders' Representative shall not have any responsibility or liability for the completeness, correctness or accuracy of any transactions between Purchaser, on the one hand, and the Company or its stockholders, on the other hand.

    In the event that the Stockholders' Representative shall be uncertain as to his duties or rights hereunder or shall receive instructions with respect to such duties which, in his sole opinion, are in conflict with either other instructions received by him or any provision of this Agreement, he shall without liability of any kind, be entitled to take no action pending the resolution of such uncertainty to the Stockholders' Representative's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

    IN WITNESS WHEREOF, Purchaser, the Merger Sub and Company have caused this Merger Agreement to be signed and delivered by their respective duly authorized officers, as applicable, as of the date first above written.

                                          NEXTLINK COMMUNICATIONS, INC.
                                          By:
                                          Name:
                                          Title:
                                          PCO ACQUISITION CORP.
                                          By:
                                          Name:
                                          Title:
                                          WNP COMMUNICATIONS, INC.
                                          By:
                                          Name:
                                          Title:

                                    ANNEX B
                         REGISTRATION RIGHTS AGREEMENT

    This Registration Rights Agreement (the "Agreement") is made and entered into as of January 14, 1999, between NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), and the persons and entities that have executed and delivered the Consent and Indemnity Agreement of Stockholders in the form attached to the Merger Agreement (as defined) (the "Holders") by and through the execution of this Agreement by Thomas H. Jones (the "Stockholders' Representative") as their attorney-in-fact.

    This Agreement is made in connection with the Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement") among the Company, PCO Acquisition Corp., a Delaware corporation wholly owned by the Company, and WNP Communications, Inc., a Delaware corporation ("WNP"), pursuant to which the Holders may acquire Class A Common Stock of the Company. The execution of and delivery of this Agreement is a condition precedent to the issuance of the Company's Class A Common Stock pursuant to the Merger Agreement.

    Capitalized terms used herein without definition are used as defined in the Merger Agreement.

    The parties hereby agree as follows:

I. Certain Definitions

    As used in this Agreement, the following terms shall have the following respective meanings:

        A. "AFFILIATE OF THE COMPANY" means any officer, director, or holder of 10% or more of any class of security issued by the Company, other than a Holder.

        B. "BUSINESS DAY" means any day, other than a Saturday, Sunday or legal holiday, on which banks in the State of New York are open for business.

        C. "COMMISSION" means the Securities and Exchange Commission.

        D. "COMMON STOCK" means the Class A Common Stock, par value $.02 per share, of the Company, as constituted on the date hereof, any shares into which such Common Stock shall have been changed, or any shares resulting from any reclassification of such Common Stock.

        E. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

        F. "HOLDERS" means the Holders referred to in the Preamble, any person holding Registrable Securities as a result of a distribution of such securities by a Holder to its equity owners, and any other person holding Registrable Securities to whom these registration rights have been assigned pursuant to Section 9(f) of this Agreement.

        G. "PERSON" shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

        H. "REGISTRABLE SECURITIES" means (i) the Common Stock held by any Holder; (ii) any Common Stock or other securities issued or issuable pursuant to the conversion of, or with respect to, the Common Stock held by any Holder upon any stock split, stock dividend, recapitalization, or similar event; and (iii) securities issued in replacement or exchange of any of the securities issued in clauses (i) or (ii) above. A security shall cease to be a Registrable Security when (A) such security has been disposed of by a Holder pursuant to and in the manner described in an effective registration statement under the Securities Act or (B) such security has been sold or distributed by a Holder pursuant to Rule 144 or 145 under the Securities Act.

        I. "REGISTRATION EXPENSES" means all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration, filing, listing and National Association of Securities Dealers, Inc. ("NASD") fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, all messenger and delivery expenses, any transfer taxes, the fees and expenses of the Company's legal counsel and independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, fees and disbursements of one counsel for all or a majority of the Holders, and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities; provided, however, that Registration Expenses shall not include underwriting discounts and commissions.

        J. "REQUISITE HOLDERS" means Holders holding Registrable Securities having a fair market value at the time of no less than $30,000,000.

        K. "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

II. Registration.

        A. RESALE AT CLOSING. The Company will use reasonable best efforts to have shares of Common Stock issued to the Holders at the Closing having an aggregate market value of approximately $175 million registered under the Securities Act for resale by the Holders in an underwritten offering (the "Initial Offering") pursuant to a registration statement (the "Initial Registration Statement") that has been declared effective by the Commission within 30 days following the Closing, which registration statement shall be kept effective by the Company until the earlier of such time as the Initial Offering is completed or the expiration of 60 days following the effectiveness of the Initial Registration Statement. Each Holder shall be entitled to sell its pro rata share of the shares of Common Stock it receives in the Merger in the Initial Offering; PROVIDED, HOWEVER, that any Holder not wishing to sell some or all of its pro rata portion of shares may elect not to participate in the Initial Offering or may elect to sell in such offering less than its PRO RATA portion of shares by written notice delivered to the Company at least two business days prior to the Closing, in which case the aggregate number of shares permitted to be sold by all other participating Holders will be increased pro rata by the number of shares that would otherwise have been allotted to non-participating or partially participating Holders. Each Holder acknowledges and agrees that the Company may elect to include additional shares of Common Stock having an aggregate market value of approximately $165 million ($115 million for the Company's account and $50 million for the account of a third party) in the Initial Registration Statement and the Initial Offering, and may be required to include additional shares pursuant to registration rights agreements heretofore furnished to WNP. All shares offered in the Initial Offering shall be subject to the provisions of subdivision (g) below.

        B. DEMAND REGISTRATION. At any time and from time to time after 180 days following the commencement of the Initial Offering, upon written request by the Requisite Holders that the Company effect the registration under the Securities Act of all or part of the Registrable Securities (a "Demand Request"), the Company will use reasonable best efforts to register the Registrable Securities which the Company has been so requested to register by the Holders under the Securities Act for resale by the Holders in an underwritten offering (a "Subsequent Offering") pursuant to a registration statement (the "Subsequent Registration Statement") that has been declared effective by the Commission, which registration statement shall be kept effective by the Company until the earlier of such time as the Subsequent Offering is completed or the expiration of 60 days following the effectiveness of the Subsequent Registration Statement. The Company will use reasonable best efforts to have each Subsequent Registration Statement declared effective by the

    Commission within ninety (90) days after receipt of such request or within sixty (60) days after receipt of such request if the Company is qualified to file a registration statement on Commission Form S-3, S-2 or any successor or similar short-form registration statement (collectively, "Commission Form S-3"). Subject to subdivision (g), the Company may include in such Subsequent Registration Statement and Subsequent Offering other securities of the Company for sale, for the Company's account or for the account of any other person. Upon receipt of a Demand Request, the Company shall promptly give written notice of such request to all Holders, and all Holders shall be afforded the opportunity to participate in such request as follows: subject to subdivision (g), the Company will include in each Subsequent Registration Statement and Subsequent Offering such number of Registrable Securities of any Holder joining in such request as are specified in a written request by the Holder received by the Company within 20 days after receipt of such written notice from the Company.

        C. INCIDENTAL REGISTRATION. For so long as Registrable Securities are outstanding, if the Company for itself or any of its security holders shall at any time or times after the date hereof determine to register under the Securities Act any shares of its capital stock or other securities (other than: (i) the registration of an offer, sale or other disposition of securities solely to employees of, or other persons providing services to, the Company, or any subsidiary pursuant to an employee or similar benefit plan; or (ii) the issuance of securities in a merger, acquisition or other transaction of the type described in Rule 145 under the Securities Act or a comparable or successor rule, registered on Form S-4 or similar or successor forms), on each such occasion the Company will notify each Holder of Registrable Securities of such determination at least thirty (30) days prior to the filing of such registration statement, and upon the request of any Holder given in writing within twenty (20) days after the receipt of such notice, the Company will cause any of the Registrable Securities specified by any such Holder to be included in such registration statement to the extent such registration is permissible under the Securities Act and subject to the conditions of the Securities Act and subdivision (g) (an "Incidental Registration").

        D. REGISTRATION STATEMENT FORM. The Company shall, if permitted by law, effect any registration requested under Section 2 by the filing of a registration statement on Commission Form S-3.

        E. EXPENSES. The Company shall pay all Registration Expenses incurred in connection with the Initial Registration Statement, any Subsequent Registration Statement and any Incidental Registration Statement. Those Holders of Registrable Securities participating in the Initial Offering, any Subsequent Offering and any Incidental Registration shall bear their respective PRO RATA share of any applicable underwriting discounts and commissions; such participating Holders agree that the proceeds received by them upon consummation of any such offering shall be net of any and all such discounts and commissions.

        F. EFFECTIVE REGISTRATION STATEMENT. Neither the Initial Registration Statement, a Subsequent Registration Statement, nor an Incidental Registration requested pursuant to this Section 2 shall be deemed to have been effected until it has become effective with the Commission. Notwithstanding the foregoing, a registration statement will not be deemed to have been effected if: (i) after it has become effective with the Commission, such registration is interfered with by any stop order, injunction, or other order or requirement of the Commission or other governmental agency or any court proceeding for any reason other than a misrepresentation or omission by any Holder; or (ii) the conditions to consummation of the Initial Offering or any Subsequent Offering contained in the underwriting agreement entered into in connection with such registration are not satisfied, other than solely by reason of some act or omission by any Holder.

        G. PRIORITY IN UNDERWRITTEN REGISTRATIONS. If a registration is an underwritten registration and the managing underwriters shall give written advice to the Company and the Persons requesting such registration that, in their opinion, market conditions dictate that no more than a specified maximum number of securities could successfully be included in such registration, then the maximum number of securities included in such registration statement shall be limited to such specified number, and the rights of the Holders to participate in such registration shall be subject to the following cutback provisions:

           (i) In the case of the Initial Offering, the securities sought to be included in such offering by the Holders shall be excluded on a pro rata basis with the securities sought to be included in the Initial Offering by the Company and all other Persons seeking inclusion of securities in such offering (including pursuant to so-called piggyback registration rights), based upon the Holder's, the Company's and the other Persons' relative number of securities sought to be so included until the aggregate market value of the securities sought to be included in such offering by the Holders has been reduced to approximately $125 million, after which any additional securities required to be excluded from such offering in order to comply with the advice of the managing underwriter shall be securities that were to have been offered for the Company's account until the offering includes no such securities, after which the securities sought to be included in such offering by the Holders shall be excluded on a pro rata basis with the securities sought to be included in the Initial Offering by all other Persons seeking inclusion of securities in such offering (including pursuant to so-called piggyback registration rights), based upon the Holder's and the other Persons' relative number of securities sought to be so included;

           (ii) In the case of any Subsequent Offering, (a) the securities sought to be included in such offering by the Company for its own account shall have priority for inclusion over any Registrable Securities held by the Holders and (b) Registrable Securities held by the Holders may be excluded on a pro rata basis with all other Persons seeking inclusion of securities in such offering pursuant to the exercise of so-called piggyback registration rights, based upon such Holder's and other Persons' relative number of securities sought to be so included; and

           (iii) If the registration is an Incidental Registration, (a) the securities sought to be registered by the Company for its own account shall have priority for inclusion, (b) the securities sought to be registered for the account of other Persons exercising demand registration rights shall have priority for inclusion to the extent such rights require such priority and (c) Registrable Securities held by the Holders may be excluded on a pro rata basis with all other Persons seeking inclusion of securities in such registration pursuant to the exercise of so-called piggyback registration rights, based upon such Holder's and other Persons' relative number of securities sought to be so included.

        H. BLACKOUT AND POSTPONEMENT. Notwithstanding anything in paragraphs
    (a), (b), and (c) of this Section 2, the Company shall have the right (i) to delay any registration of Registrable Securities requested pursuant to paragraph (a), (b) or (c) of this Section 2 or (ii) upon written notice to the Holders, to prohibit the Holders from selling Registrable Securities under the Initial Registration Statement, any Subsequent Registration Statement, or any Incidental Registration, in any case for up to 120 days if such registration or sale, as applicable, would, in the judgment of the Company as reflected in an officer's certificate delivered to the Holders, require disclosures that would not be in the Company's best interest to make at such time, as applicable; PROVIDED, HOWEVER, that (i) the Initial Registration Statement and the Initial Offering shall not be delayed or blacked-out for more than 120 days in the aggregate and (ii) registrations other than the Initial Registration Statement shall not be delayed and/or sale prohibitions relating to offerings other than the Initial Offering shall not be in effect pursuant to the provisions of this paragraph (h) for more than 270 days during any period of 365 days. The time period during which any sale prohibition relating to the Initial Registration Statement or a Subsequent Registration Statement is in effect under this Section 2(h) shall be added to the time period for which the Initial Registration Statement or a

    Subsequent Registration Statement, as the case may be, is otherwise required to remain effective under this Agreement.

III. Registration Procedures.

    A. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2, the Company, as expeditiously as possible and subject to the terms and conditions of
Section 2, will:

        1. prepare and file with the Commission the requisite registration statement to effect such registration and use its best efforts to cause such registration to become and remain effective;

        2. permit any Holder which, in the reasonable judgment of the Holder, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included and which is not reasonably objected to by the Company and its counsel;

        3. prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of 60 days after such registration statement becomes effective (in the case of the Initial Registration Statement or a Subsequent Registration Statement);

        4. furnish to the Holders such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the purchaser or any Holder of Registrable Securities to be sold under such registration statement may reasonably request in order to facilitate the distribution of such Registrable Securities;

        5. use its best efforts to register or qualify all Registrable Securities covered by such registration statement under such other United States state securities or blue sky laws of such jurisdictions as any Holder of Registrable Securities to be sold under registration statement shall reasonably request, to keep such registration or qualification in effect for so long as such registration remains in effect, and take any other action which may be customary in similar offerings to enable the Holder of Registrable Securities to be sold under such registration statement to consummate the disposition in such jurisdictions of the securities owned by such Holder, except that the Company shall not for any such purpose be required to (a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (v) be obligated to be so qualified, or (b) subject itself to taxation in any such jurisdiction.

        6. use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other United States state governmental agencies or authorities as may be necessary to enable the Holder of Registrable Securities to be sold under such registration statement to consummate the intended disposition of such Registrable Securities;

        7. in the event of the issuance of any stop order suspending the effectiveness of the registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

        8. furnish to the Holders of Registrable Securities to be sold under such registration statement an opinion, dated the effective date of the registration statement, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holders making such request, stating that such registration statement has become effective under the Securities Act and that (i) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act; (ii) the registration statement, the related prospectus, and each amendment or supplement thereto, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements and related schedules and other projected financial or statistical data contained therein); (iii) the descriptions in the registration statement or the prospectus, or any amendment or supplement thereto, of all legal and governmental matters and contracts and other legal documents or instruments are accurate and fairly present the information required to be shown; and (v) such counsel does not know of any legal or governmental proceedings, pending or contemplated, required to be described in the registration statement or prospectus, or any amendment or supplement thereto, which are not described as required nor of any contracts or documents or instruments of a character required to be described in the registration statement or prospectus, or any amendment or supplement thereto or to be filed as exhibits to the registration statement which are not described and filed as required. Such counsel shall also opine that, in the course of assisting the Company in preparing the Registration Statement, nothing has come to their attention that would cause them to believe that the Registration Statement (excluding the financial and statistical information contained therein) contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

        9. furnish to the Holders of Registrable Securities to be sold under the Registration Statement a letter, dated the effective date of the registration statement, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holders making such request, stating that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Holders may reasonably request.

        10. immediately notify the Holders of Registrable Securities included in such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Holders promptly prepare and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

        11. otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and not file any amendment or supplement to such registration statement or prospectus to which any Holder shall have reasonably objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder, having been furnished with a copy thereof at least two business days prior to the filing thereof to the extent reasonably possible;

        12. provide a transfer agent for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

        13. use all reasonable best efforts to cause to be quoted or listed all Registrable Securities covered by such registration statement on NASDAQ and any securities exchange on which any of the Registrable Securities are then quoted or listed;

        14. confer with the Stockholders' Representative as to mutually beneficial and appropriate time to schedule the Initial Offering and the first Subsequent Offering and make available the Company's management to participate in roadshow presentations and conference calls with respect to such offerings; and

        15. confer with the Stockholders' Representative as to mutually beneficial and appropriate time to schedule any other underwritten offerings of Company Common Stock that will include Registrable Securities and use all reasonable best efforts to work with the Stockholders' Representative to schedule such offerings so that the Company's management will be able to participate in roadshow presentations and conference calls with respect to any additional Subsequent Offerings in excess of $100 million, the availability of its senior management, however, being subject to conflicting business necessities.

    B. As a condition to the Company's obligation under this Section with respect to any Holder, the Company may require such Holder of Registrable Securities to be sold under such registration statement, at the Company's expense, to furnish the Company with such information and undertakings as it may reasonably request regarding such Holder and the distribution of such securities as the Company may from time to time reasonably request in writing.

    C. Each Holder, by execution of this Agreement, agrees (A) that upon receipt of any notice of the Company of the happening of any event of the kind described in subdivision (a)(x) of this Section 3, such Holder will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until the receipt by such Holder of the copies of the supplemented or amended prospectus contemplated by subdivision
(a)(x) of this Section 3 and, if so directed by the Company, will deliver to the Company all copies (other than permanent file copies), then in possession of the Holders of the prospectus relating to such Registrable Securities current at the time of receipt of such notice and (B) that it will immediately notify the Company, at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which information previously furnished in writing by such Holder to the Company for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In the event the Company or any such Holder shall give any such notice, the period referred to in subdivision (a)(iii) of this Section 3 shall be extended by a number of days equal to the number of days during the period from and including the giving of notice pursuant to subdivision (a)(x) of this
Section 3 to and including the date when such Holder shall have received the copies of the supplemented or amended prospectus contemplated by subdivision
(a)(x) of this Section 3.

IV. Underwritten Offerings.

    A. UNDERWRITTEN OFFERING. In connection with any underwritten offering pursuant to a registration under Section 2, the Company will enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance reasonably satisfactory to all Holders requesting such registration and such underwriters in their reasonable judgment and to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of that type, including, without limitation, indemnities to the effect and to the extent provided in Section 6. Each such Holder shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of each such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of each such Holder. No Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder and its intended method of distribution and any other representation required by law.

    B. SELECTION OF UNDERWRITERS. The Company shall select its customary underwriter or, alternatively, an underwriting firm of national reputation, with expertise in comparable offerings by companies engaged in businesses similar to that of the Company that is reasonably satisfactory to the Stockholders' Representative, for the Initial Offering, any Subsequent Offering and any underwritten offering pursuant to an Incidental Registration.

    C. HOLDBACK AGREEMENTS. Each Holder agrees, if required by the managing underwriter in any offering, not to effect any public sale or distribution of Registrable Securities (other than sales pursuant to the Initial Registration Statement), any sale or distribution thereof pursuant to Rule 144 or 145 under the Securities Act, or any short sale thereof or any transaction or series of transactions having a substantially similar economic effect during the period beginning, in the case of the Initial Registration Statement, on the date hereof and,in the case of each Subsequent and Incidental Registration, beginning seven days prior to the effective date of such registration statement, and ending on the date 180 days after the Initial Registration Statement, any Subsequent Registration Statement or any Incidental Registration Statement shall have been declared effective, provided that in the event the Initial Registration Statement shall not have been declared effective within 30 days following the Closing Date and a majority-in-interest of the Holders participating in the Initial Offering shall have voted to be released, in whole or in part, from such restrictions, all of the Holders shall be released, in whole or in part, as so determined, from such restrictions with respect to the Initial Offering. In addition, if (i) the gross proceeds to the Holders in the Initial Offering are less than $150 million and a majority-in-interest of the Holders participating in such offering vote to be released, in whole or in part, from the restrictions contained in the preceding sentence or (ii) the gross proceeds to the Holders in any Subsequent Offering are less than $30 million and a majority-in-interest of all Holders of Registrable Securities vote to be released, in whole or in part, from the restrictions contained in the preceding sentence then all Holders shall be released from the restrictions contained in the preceding sentence with respect to such offering, in whole or in part, as so determined.

V. Preparation, Reasonable Investigation.

    In connection with the preparation and filing of each registration statement under the Securities Act, the Company will give the Stockholders' Representative, the underwriters, if any, and their respective counsel and accountants, drafts and final copies of such registration statement, each prospectus included therein or filed with the Commission and each amendment thereof or supplement thereto, at least 5 business days prior to the filing thereof with the Commission, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

VI. Indemnification and Contribution.

    A. INDEMNIFICATION BY THE COMPANY. In the event of any registration under the Securities Act pursuant to Section 2 of any Registrable Securities covered by such registration, the Company will, and hereby does, indemnify and hold harmless each Holder of Registrable Securities to be sold under such registration statement, each such Holder's legal counsel, each other person who participates as an underwriter in the offering or sale of such securities (if so required by such underwriter as a condition to including the Registrable Securities of the Holders in such registration) and each other person, if any, who controls any such Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any losses, claims, damages or liabilities, joint or several, to which the Holders or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or any document incorporated therein by reference, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the Securities Act or state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will reimburse the Indemnified Parties for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; PROVIDED, HOWEVER, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Indemnified Party specifically for use therein.

    B. INDEMNIFICATION BY THE HOLDERS. The Company may require, as a condition to including any Registrable Securities of any Holder in any registration statement filed pursuant to Section 2, that the Company shall have received an undertaking reasonably satisfactory to it from such Holder to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision
(a) of this Section 6) the Company, each director of the Company, each officer of the Company and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if, and only if, and only to the extent that, such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company directly by such Holder specifically for use therein;

provided, however, that the obligation of any Holder hereunder shall be limited to an amount equal to the net proceeds received by such Holder upon the sale of Registrable Securities sold in the offering covered by such registration.

    C. NOTICES OF CLAIMS, ETC. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 6, such Indemnified Party will, if a claim in respect thereof is to be made against a party required to provide indemnification (an "Indemnifying Party"), give written notice to the latter of the commencement of such action, PROVIDED, HOWEVER, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligation under the preceding subdivisions of this
Section 6, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between such Indemnified and indemnifying parties may exist in respect of such claim, the Indemnifying Party shall be entitled to participate in and to assume the defense thereof, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

    D. OTHER INDEMNIFICATION. Indemnification substantially equivalent to that specified in the preceding subdivisions of this Section 6 (with appropriate modifications) shall be given by the Company and each Holder of Registrable Securities included in any registration statement with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act.

    E. INDEMNIFICATION PAYMENT. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

    F. SURVIVAL OF OBLIGATIONS. The obligations of the Company and of the Holders under this Section 6 shall survive the completion of any offering of Registrable Securities under this Agreement.

    G. CONTRIBUTION. If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable to such Indemnified Party as a result of the losses, claims, damages or liabilities referred to in this Section 6 an amount or additional amount, as the case may be, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or parties on the one hand and the Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, demands or liabilities as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or parties on the one hand or the Indemnified Party on the other and the parties' relative, intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid to an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 6(g) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 6. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the

Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

VII. Covenants Relating to Rule 145.

    With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of securities of the Company to the public without registration after such time as a public market exists for the Common Stock of the Company, the Company agrees:

        A. to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date of the Closing;

        B. to use all reasonable best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, as amended; and

        C. so long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

VIII. Other Registration Rights.

    The Company represents and warrants that it has not granted any registration rights to any Person other than as described pursuant to the Merger Agreement. The Company shall not grant to any Person any registration rights inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remain in effect.

IX. Miscellaneous.

        A. SPECIFIC PERFORMANCE. The parties hereto acknowledge that there may be no adequate remedy at law if any party fails to perform any of its obligations hereunder and that each party may be irreparably harmed by any such failure, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement.

        B. NOTICES. All demands, requests, notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by United States first class mail, postage prepaid, and to the parties hereto at the following address or at such other address as any party hereto shall hereafter specify by notice to the other party hereto:

        1. if to the Company, addressed to:

       NEXTLINK Communications, Inc.
       500 108th Avenue, NE, Suite 2200
       Bellevue, WA 98004
       Attention: General Counsel
       Facsimile No.: 425-519-8997

       and

       NEXTLINK Communications, Inc.
       1730 Rhode Island Avenue, N.W.
       Washington, D.C. 20036

       Attention: Corporate Counsel
       Facsimile No.: 202-721-0995

       with a copy to:

       Willkie Farr & Gallagher
       787 Seventh Avenue
       New York, New York 10019-6099
       Attention: Bruce R. Kraus, Esq.
       Facsimile No.: 212-728-8111

       (ii) if to the Stockholders' Representative, addressed to:

       Thomas H. Jones
       WNP Communications, Inc.
       400 Balbion Drive
       Earlysville, Virginia 22936-9680
       Facsimile No.: 804-964-1021

       (iii) if to the Holders, addressed to them at the addresses they have provided to the Company.

       with a copy to:

       Edwards & Angell, LLP
       101 Federal Street
       Boston, MA 02110
       Attention: Stephen O. Meredith, Esq.
       Facsimile No.: 617-439-4170

Except as otherwise provided herein, all such demands, requests, notices and other communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof.

        (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles thereof.

        (d) HEADINGS. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

        (e) ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. Each Holder and the Stockholders' Representative agree that Section 9.14 of the Merger Agreement is hereby incorporated by reference into this Agreement, with the effect that all rights, duties and obligations of the Stockholders' Representative under said section are rights, duties and obligations of the Stockholders' Representative hereunder. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument duly executed by the Company and the Stockholders' Representative on behalf of the Holders. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by an amendment or waiver authorized by this Section 9(e), whether or not any such Registrable Securities shall have been marked to indicate such consent.

        (f) ASSIGNABILITY. This Agreement and all of the provisions hereof will be assigned, without the consent of the Company, by any Holder to, and shall inure to the benefit of, any purchaser, transferee or assignee of any Registrable Security to the extent of the securities so transferred or assigned, provided that the seller, transferor or assignor does not affirmatively restrict in writing the transfer or assignment of rights hereunder with respect to such securities. However, the Company shall not be required to recognize any such purchaser, transferee or assignee as a Holder under this Agreement unless and until either (i) such person becomes the holder of record of Series A Common Stock or (ii) the Company receives written notice of such purchase, transfer or assignment and a written agreement by the purchaser, assignee or transferee to be bound by the provisions of this Agreement.

        (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (h) STOCK SPLITS, ETC. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares or if the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, all numbers, percentages, computations and the like in this Agreement shall be deemed modified as necessary to give appropriate effect to such subdivision or combination.

    IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

                                NEXTLINK COMMUNICATIONS, INC.

                                By:             /s/ THOMAS H. JONES,
                                     -----------------------------------------
                                               Name: Thomas H. Jones,
                                       Title: as Stockholders' Representative

                                    ANNEX C
                CONSENT AND INDEMNITY AGREEMENT OF STOCKHOLDERS

    This Consent and Indemnity Agreement of Stockholders (this "AGREEMENT") is made and entered into as of January 14, 1999, by and among NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK"), WNP Communications, Inc., a Delaware corporation (the "COMPANY"), and the holders (each a "HOLDER" and together the "HOLDERS") of the Company's Voting Common Stock, par value $.01 per share ("COMPANY VOTING STOCK"), and Nonvoting Common Stock, par value $.01 per share ("COMPANY NONVOTING STOCK" and, together with the Company Voting Stock, "COMPANY COMMON STOCK") whose signatures appear below. Capitalized terms used herein without definition as used as defined in the Merger Agreement (as defined below).

                              W I T N E S S E T H

    WHEREAS, pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "MERGER AGREEMENT"), to be executed by the Company, NEXTLINK and PCO Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NEXTLINK ("MERGER SUB"), the Company will merge (the "MERGER") with and into Merger Sub; and

    WHEREAS, pursuant to the Merger Agreement, a portion of the Merger Consideration may be comprised of shares of Class A Common Stock, par value $.02 per share ("PURCHASER COMMON STOCK"), of NEXTLINK; and

    WHEREAS, each Holder is the record holder of such number of shares of Company Voting Stock or Company Nonvoting Stock as is indicated next to its signature below; and

    WHEREAS, pursuant to that certain Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of January 29, 1998, among the Company and the several purchasers named therein (individually a "WNP Stock Purchaser" and collectively the "WNP Stock Purchasers"), certain WNP Stock Purchasers have the right (the "Put Right") under certain circumstances to sell to the Company, and the Company has the obligation to buy, any and all Company Common Stock or Company Preferred Stock then held by such WNP Stock Purchaser.

    NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

                                   ARTICLE I.
                    REPRESENTATIONS AND WARRANTIES OF HOLDER

    Each Holder hereby represents, warrants and covenants to NEXTLINK with respect to itself only:

    1.1. BENEFICIAL OWNERSHIP. Holder is the beneficial owner of the number of shares of Company Common Stock indicated next to its signature below.

    1.2. AUTHORIZATION; BINDING AGREEMENT. Holder is (i) an individual with full legal capacity to execute and deliver this Agreement or (ii) has all requisite corporate or partnership power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors or other governing body of Holder, if applicable. No other corporate or partnership proceedings on the part of the Holder are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Holder and constitutes the legal, valid and binding agreement of Holder, enforceable against Holder and in accordance with its terms.

                                  ARTICLE II.
         IRREVOCABLE CONSENT, POWER OF ATTORNEY AND WAIVER OF PUT RIGHT

    2.1. CONSENT TO MERGER. Each Holder, pursuant to Section 228 of the Delaware General Corporation Law, hereby irrevocably consents, without a meeting, to and votes in favor of the Merger, the execution of the Merger Agreement by the Company and all transactions contemplated by the Merger Agreement. Any Holder who executes this Agreement after the date hereof shall not be deemed to have consented to and voted in favor of the Merger, nor the execution of the Merger Agreement by the Company, nor the transactions contemplated by the Merger Agreement.

    2.2. POWER OF ATTORNEY. Each Holder hereby irrevocably appoints Thomas H. Jones (the "STOCKHOLDERS' REPRESENTATIVE") as attorney-in-fact and agent for and on behalf of such Holder, with full power and authority (and exculpated from all actions taken in good faith):

    (a) to execute that certain Registration Rights Agreement between NEXTLINK and the Stockholders' Representative (the "REGISTRATION RIGHTS AGREEMENT"), in the form attached hereto as Exhibit B; and

    (b) to take certain actions, including, without limitation, to execute agreements, and to take any and all actions required or permitted to be taken by Stockholders' Representative on behalf of such Holder pursuant to the Merger Agreement, and all as more fully described in the Merger Agreement, and to take other ministerial actions on such Holder's behalf incidental to the transactions contemplated by the Merger Agreement and the Registration Rights Agreement.

    (c) Holder and Stockholders' Representative agree that the terms of this appointment are as set forth in this Agreement, the Registration Rights Agreement and the Merger Agreement, including, without limitation, Section 9.14 of the Merger Agreement.

    2.3. WAIVER OF PUT RIGHT. Each Holder who has the benefit of the Put Right granted to certain WNP Stock Purchasers pursuant to the Securities Purchase Agreement hereby waives such Put Right until the Merger Agreement, including the indemnification provisions thereunder, is no longer in effect.

                                  ARTICLE III.
                             AGREEMENT TO INDEMNIFY

    3.1. INDEMNITY. Each Holder agrees to severally indemnify and hold harmless NEXTLINK and its shareholders, directors, officers and employees (collectively, the "INDEMNIFIED PARTIES") by, without limitation, becoming an Indemnifying Party as defined in the Merger Agreement and by indemnifying the Indemnified Parties for its Pro Rata Share (as defined in the Merger Agreement) of any Loss incurred by the Indemnified Parties arising out of or resulting from
(i) any misrepresentation or breach of warranty by the Company of any of its representations or warranties set forth in the Merger Agreement or any Annex, Schedule or Exhibit thereto, (ii) any breach or nonfulfillment by the Company of any of its covenants, agreements or other obligations set forth in the Merger Agreement or any Annex, Schedule or Exhibit thereto, or (iii) any amounts owed to Dissenting Stockholders in excess of the amount of cash held in the Dissenting Stockholders Escrow Account, all as more fully described, and subject to the limitations contained in, the Merger Agreement.

                                  ARTICLE IV.
                             TRANSFER RESTRICTIONS

    4.1. NO VIOLATION OF SECURITIES ACT. If Holder is an "affiliate" of the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), Holder agrees to make no sale or transfer or other disposition of Purchaser Common Stock in violation of the Securities Act or Rule 145 of the rules and regulations of the Securities Act.

    4.2.  STOP TRANSFER INSTRUCTIONS; LEGEND.

    (a) Each Holder understands and agrees that stop transfer instructions may be given to NEXTLINK's transfer agent with respect to certificates evidencing Purchaser Common Stock to enforce compliance with any transfer restrictions on Purchaser Common Stock held by such Holder pursuant to the Merger Agreement or any agreement or transaction contemplated thereby.

    (b) If a Holder is an "affiliate" of the Company, as such term is defined in Rule 405 of the Securities Act of 1933, as amended, such Holder agrees and understands that there will be placed on the certificate evidencing Purchaser Common Stock legends stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS CONTAINED IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED AS OF JANUARY 14, 1999, BY AND AMONG NEXTLINK COMMUNICATIONS, INC. AND STOCKHOLDERS' REPRESENTATIVE."

    (c) If a Holder is not an "affiliate" of the Company, such Holder agrees and understands that there will be placed on the certificate evidencing Purchaser Common Stock legends stating in substance:

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS CONTAINED IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED AS OF JANUARY 14, 1999, BY AND AMONG NEXTLINK COMMUNICATIONS, INC. AND STOCKHOLDERS' REPRESENTATIVE."

                                   ARTICLE V.
                                 MISCELLANEOUS

    5.1. ADDITIONAL DOCUMENTS. Each Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of NEXTLINK, to carry out the purpose and intent of this Agreement.

    5.2. CONSENT AND WAIVER. Each Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Holder is a party or pursuant to any rights such Holder may have.

    5.3. TERMINATION. This Agreement shall terminate and shall have no further force or effect with respect to any Holder on the date such Holder no longer owns any shares of Purchaser Common Stock received by it in the Merger.

    5.4. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of each party hereto. Each Holder further agrees that the consent granted by it pursuant to Section 2.1 and the waiver granted by it of the Put Right pursuant to Section 2.3 are irrevocable and may not be withdrawn or amended without the written consent of NEXTLINK. Any amendment or waiver effected in accordance with this Section 5.4 shall be binding upon the parties and their respective successors and assigns.

    5.5. GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

    5.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

    5.7. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    5.8. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth on the final page of this Agreement, or as subsequently modified by written notice.

    5.9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

    5.10. ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit proceeds to final judgment.

    5.11. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that NEXTLINK will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Holder set forth herein. Therefore, the parties acknowledge and agree that, in addition to any other remedies that may be available to NEXTLINK upon any such violation, NEXTLINK shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to NEXTLINK at law or in equity.

    IN WITNESS WHEREOF, the parties have caused this Consent and Indemnity Agreement of Stockholders to be duly executed on the date first above written.

    NEXTLINK COMMUNICATIONS, INC.

    By:

    Name:

    Title:

    Address: 155 108th Avenue, NE Suite 810

      Bellevue, WA 98004

    Attention: General Counsel

    Facsimile: (425) 519-8997

    and

    Address: 1730 Rhode Island Ave., N.W.

      Washington, D.C. 20036

    Attention: Corporate Counsel

    Facsimile: (202) 721-0995

    WNP COMMUNICATIONS, INC.

    By:

    Name:

    Title:

    Address:

    Facsimile:

    [HOLDERS]

                , as holder of       shares of Company Common Stock

    By:

    Name:

    Title:

    Address:

    Facsimile:

    Accepted and Agreed:

                , as Stockholders' Representative

    By:

    Name:

    Title:

    Address for Notice:

                                    ANNEX D
           CONSENT AND INDEMNITY AGREEMENT OF PREFERRED STOCKHOLDERS

    This Consent and Indemnity Agreement of Preferred Stockholders (this "AGREEMENT") is made and entered into as of January 14, 1999, by and among NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK"), WNP Communications, Inc., a Delaware corporation (the "COMPANY"), and the holders (each a "HOLDER" AND TOGETHER THE "HOLDERS") of the Company's Preferred Stock, par value $.01 per share ("COMPANY PREFERRED STOCK") whose signatures appear below. Capitalized terms used herein without definition are used as defined in the Merger Agreement (as defined below).

                              W I T N E S S E T H

    WHEREAS, pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "MERGER AGREEMENT"), to be executed by the Company, NEXTLINK and PCO Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NEXTLINK ("MERGER SUB"), the Company will merge (the "MERGER") with and into Merger Sub; and

    WHEREAS, pursuant to the Merger Agreement, a portion of the Merger Consideration may be comprised of shares of Class A Common Stock, par value $.02 per share ("PURCHASER COMMON STOCK"), of NEXTLINK; and

    WHEREAS, each Holder is the record owner of such number of shares of Company Preferred Stock as is indicated next to its signature below; and

    WHEREAS, pursuant to that certain Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of January 29, 1998, among the Company and the several purchasers named therein (individually, a "WNP Stock Purchaser" and collectively, the "WNP Stock Purchasers"), certain WNP Stock Purchasers have the right (the "Put Right") under certain circumstances to sell to the Company, and the Company has the obligation to buy, any and all Company Common Stock or Company Preferred Stock then held by such WNP Stock Purchaser.

    NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

                                   ARTICLE I.
                    REPRESENTATIONS AND WARRANTIES OF HOLDER

    Each Holder hereby represents, warrants and covenants to NEXTLINK with respect to itself only:

    1.1. BENEFICIAL OWNERSHIP. Holder is the record and beneficial owner of the number of shares of Company Preferred Stock indicated next to its signature below.

    1.2. AUTHORIZATION; BINDING AGREEMENT. Holder is (i) an individual with full legal capacity to execute and deliver this Agreement or (ii) has all requisite corporate or partnership power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors or other governing body of Holder, if applicable. No other corporate or partnership proceedings on the part of the Holder are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Holder and constitutes the legal, valid and binding agreement of Holder, enforceable against Holder and in accordance with its terms.

                                  ARTICLE II.
        IRREVOCABLE CONSENT, WAIVER OF LIQUIDATION PREFERENCE, POWER OF
                        ATTORNEY AND WAIVER OF PUT RIGHT

    2.1 CONSENT TO MERGER; WAIVER OF LIQUIDATION PREFERENCE. Each Holder, pursuant to Section 3(b) of the Restated Certificate of Incorporation of WNP Communications, Inc. (the "CERTIFICATE"), hereby

(i) irrevocably consents to and votes in favor of the Merger, the execution of the Merger Agreement by the Company and all transactions contemplated by the Merger Agreement, including the payment in connection with the Merger of the liquidation preference to which it would otherwise be entitled pursuant to section 3(a) of the Certificate (the "Liquidation Preference") in part in the form of Company Common Stock, as provided in the Merger Agreement. Any Holder who executes this Agreement after the date hereof shall not be deemed to have consented to and voted in favor of the Merger, nor the execution of the Merger Agreement by the Company, nor the transactions contemplated by the Merger Agreement.

    2.2 EFFECT OF CONSENT. Upon execution and delivery of this Agreement by holders of a two-thirds of Company Preferred Stock outstanding, the terms thereof shall be deemed to be amended to the extent necessary to effectuate the foregoing, and such amendment shall, if required by applicable law, be evidenced by the filing with the Secretary of State of the State of Delaware of an amendment to the Certificate.

    2.3. POWER OF ATTORNEY. Each Holder hereby irrevocably appoints Thomas H. Jones (the "Stockholders' Representative") as attorney-in-fact and agent for and on behalf of such Holder, with full power and authority (and exculpated from all actions taken in good faith):

        (a) to execute that certain Registration Rights Agreement, between NEXTLINK and the Stockholders' Representative (the "Registration Rights Agreement"), in the form attached hereto as Exhibit B; and

        (b) to take certain actions, including, without limitation, to execute agreements, and to take any and all actions required or permitted to be taken by Stockholders' Representative on behalf of such Holder pursuant to the Merger Agreement, and all as more fully described in the Merger Agreement, and to take other ministerial actions on such Holder's behalf incidental to the transactions contemplated by the Merger Agreement and the Registration Rights Agreement.

        (c) Holder and Stockholders' Representative agree that the terms of this appointment are as set forth in this Agreement, the Registration Rights Agreement and the Merger Agreement, including, without limitation, Section
    9.14 of the Merger Agreement.

    2.4. WAIVER OF PUT RIGHT. Each Holder who has the benefit of the Put Right granted to certain WNP Stock Purchasers pursuant to the Securities Purchase Agreement hereby waives such Put Right until the Merger Agreement, including the indemnification provisions thereunder, is no longer in effect.

                                  ARTICLE III.
                             AGREEMENT TO INDEMNIFY

    3.1. INDEMNITY. Each Holder agrees to severally indemnify and hold harmless NEXTLINK and its shareholders, directors, officers and employees (collectively, the "INDEMNIFIED PARTIES") by, without limitation, becoming an Indemnifying Party as defined in the Merger Agreement and by indemnifying the Indemnified Parties for its Pro Rata Share (as defined in the Merger Agreement) of any Loss incurred by the Indemnified Parties arising out of or resulting from
(i) any misrepresentation or breach of warranty by the Company of any of its representations or warranties set forth in the Merger Agreement or any Annex, Schedule or Exhibit thereto, (ii) any breach or nonfulfillment by the Company of any of its covenants, agreements or other obligations set forth in the Merger Agreement or any Annex, Schedule or Exhibit thereto, or (iii) any amounts owed to Dissenting Stockholders in excess of the amount of cash held in the Dissenting Stockholders Escrow Account all as more fully described, and subject to the limitations contained in, the Merger Agreement.

                                  ARTICLE IV.
                             TRANSFER RESTRICTIONS

    4.1. NO VIOLATION OF SECURITIES ACT. If Holder is an "affiliate" of the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), Holder agrees to make no sale or transfer or other disposition of Purchaser Common Stock in violation of the Securities Act or Rule 145 of the rules and regulations of the Securities Act.

    4.2.  STOP TRANSFER INSTRUCTIONS; LEGEND.

    (a) Each Holder understands and agrees that stop transfer instructions may be given to NEXTLINK's transfer agent with respect to certificates evidencing Purchaser Common Stock to enforce compliance with any transfer restrictions on Purchaser Common Stock held by such Holder pursuant to the Merger Agreement or any agreement or transaction contemplated thereby.

    (b) If a Holder is an "affiliate" of the Company, as such term is defined in Rule 405 of the Securities Act of 1933, as amended, such Holder agrees and understands that there will be placed on the certificate evidencing Purchaser Common Stock legends stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS CONTAINED IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED AS OF JANUARY 13, 1999, BY AND AMONG NEXTLINK COMMUNICATIONS, INC. AND STOCKHOLDERS' REPRESENTATIVE."

    (c) If a Holder is not an "affiliate" of the Company, such Holder agrees and understands that there will be placed on the certificate evidencing Purchaser Common Stock legends stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS CONTAINED IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED AS OF JANUARY 13, 1999, BY AND AMONG NEXTLINK COMMUNICATIONS, INC. AND STOCKHOLDERS' REPRESENTATIVE."

                                   ARTICLE V.
                                 MISCELLANEOUS

    5.1. ADDITIONAL DOCUMENTS. Each Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of NEXTLINK, to carry out the purpose and intent of this Agreement.

    5.2. CONSENT AND WAIVER. Each Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Holder is a party or pursuant to any rights such Holder may have.

    5.3. TERMINATION. This Agreement shall terminate and shall have no further force or effect with respect to any Holder on the date such Holder no longer owns any shares of Purchaser Common Stock received by it in the Merger.

    5.4. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of each party hereto. Each Holder further agrees that the consent granted by it pursuant to Section 2.1 and the waiver granted by it of the Put Right pursuant to Section 2.3 are irrevocable and may not be withdrawn or amended without the written consent of NEXTLINK. Any amendment or waiver effected in accordance with this Section 5.4 shall be binding upon the parties and their respective successors and assigns.

    5.5. GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

    5.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

    5.7. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    5.8. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth on the final page of this Agreement, or as subsequently modified by written notice.

    5.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

    5.10. ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit proceeds to final judgment.

    5.11. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that NEXTLINK will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Holder set forth herein. Therefore, the parties acknowledge and agree that, in addition to any other remedies that may be available to NEXTLINK upon any such violation, NEXTLINK shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to NEXTLINK at law or in equity.

    IN WITNESS WHEREOF, the parties have caused this Consent and Indemnity Agreement of Preferred Stockholders to be duly executed on the date first above written.

                                              NEXTLINK COMMUNICATIONS, INC.

                                              By:

                                              Name:

                                              Title:

                                              Address: 155 108th Avenue, NE
                                              Suite 810

                                                Bellevue, WA 98004

                                              Attention: General Counsel

                                              Facsimile: (425) 519-8997

                                              Address: 1730 Rhode Island Ave.,
                                              N.W.

                                                Washington, D.C. 20036

                                              Attention: Corporate Counsel

                                              Facsimile: (202) 721-0995

                                              WNP COMMUNICATIONS, INC.

                                              By:

                                              Name:

                                              Title:

                                              Address:

                                              Facsimile:

                                              [HOLDERS]

                                                          ,

                                              as holder of       shares of
                                              Company Preferred Stock

                                              By:

                                              Name:

                                              Title:

                                              Address:

                                              Facsimile:

                                              Accepted and Agreed:

                                                          ,

                                              as Stockholders' Representative

                                              By:

                                              Name:

                                              Title:

                                              Address for Notice:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        SHARES

                              CLASS A COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 DATED   , 1999

                             ---------------------

                                    NEXTLINK
                              COMMUNICATIONS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    NEXTLINK is a Delaware corporation. In its Certificate of Incorporation, NEXTLINK has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

    NEXTLINK has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A)

    Exhibits:

      3.1  Certificate of Incorporation of NEXTLINK.(1)

      3.2  By-laws of NEXTLINK.(1)

      4.1  Indenture, dated November 12, 1998, by and among NEXTLINK Communications, Inc. and
           United States Trust Company of New York, as trustee, relating to the 103'>'(4)%
           Senior Notes due 2008.(8)

      4.3  Certificate of Designation of the Powers, Preferences and Relative, Participating,
           Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred
           Shares and Qualifications, Limitations and Restrictions Thereof.(1)

      4.4  Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred Shares.(3)

      4.5  Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc.,
           NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee,
           relating to 12( 1)'(2)% Senior Notes due April 15, 2006, including form of global note.(2)

      4.6  First Supplemental Indenture, dated as of January 31, 1997, by and among NEXTLINK,
           NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States Trust
           Company of New York, as Trustee.(3)

      4.7  Indenture, dated September 25, 1997, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9(5)'(8)% Senior Notes due 2007.*

      4.8  Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and
           NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008.(5)

      4.9  Certificate of Designation of Powers, Preferences and Relative, Participating,
           Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock
           and Qualifications, Limitations and Restrictions Thereof.(1)

     4.10  Form of stock certificate of 6(1)'(2)% Cumulative Convertible Preferred Shares*

     4.11  Form of stock certificate of Class A common stock(9)

     4.12  Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and
           NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due
           2008.(6)

     4.13  Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 25,
           1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and United
           States Trust Company of New York, as Trustee.(1)

     4.14  First Supplemental Indenture, dated June 3, 1998, amending Indenture dated September
           25, 1997, by and between NEXTLINK Communications, Inc. and United States Trust
           Company of New York, as Trustee.(1)

     4.15  First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March 3,
           1998, by and between NEXTLINK Communications, Inc. and United States Trust Company of
           New York, as Trustee.(1)

     4.16  First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 1,
           1998, by and between NEXTLINK Communications, Inc. and United States Trust Company of
           New York, as Trustee.(1)

      5.1  Opinion of Willkie Farr & Gallagher.*

      8.1  Tax Opinion of Willkie Farr & Gallagher.*

     10.1  Stock Option Plan of NEXTLINK, as amended.(1)

     10.2  Employee Stock Purchase Plan of NEXTLINK.(1)

     10.3  Registration Rights Agreement dated as of January 15, 1997, between NEXTLINK and the signatories listed therein(3).

     10.4  Preferred Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and among NEXTLINK and the Initial Purchasers(3).

     10.5  Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between
           NEXTLINK and Metromedia Fiber Network, Inc. (5)

     10.6  Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between NEXTLINK and Metromedia Fiber Network, Inc. (5)

     10.7  Agreement and Plan of Merger, dated as of January 14, 1999, among NEXTLINK, WNP
           Communications, Inc. and PCO Acquisition Corp. (7)

     10.8  Registration Rights Agreement, dated January 14, 1999, between NEXTLINK and the
           Holders referred to therein. (7)

     10.9  Consent and Indemnity Agreement of Stockholders, dated January 14, 1999, by and among
           NEXTLINK Communications, Inc., WNP Communications, Inc. and certain holders of non-
           voting and voting common stock of WNP Communications, Inc.(7)

    10.10  Consent and Indemnity Agreement of Preferred Stockholders, dated January 14, 1999, by and among NEXTLINK Communications, Inc., WNP Communications, Inc. and certain holders of Series A preferred stock of WNP Communications, Inc.(7)

       21  Subsidiaries of the Registrant.(5)

     23.1  Consent of Arthur Andersen LLP, independent public accountants of NEXTLINK
           Communications, Inc

     23.2  Consent of Arthur Andersen LLP, independent public accountants of WNP Communications,
           Inc.

     23.3  Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1 and Exhibit 8.1).*

       24  Power of Attorney (included on signature pages)

------------------------

*   To be filed by amendment.

(1) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (Commission File No. 333-53975).

(2) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (Commission File No. 333-4603).

(3) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Commission File Nos. 33-04603 and 333-04603-01).

(4) Incorporated here by reference to the exhibit filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (Commission File No. 333-32003).

(5) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Commission File Nos. 333-04603 and 333-04603-01).

(6) Incorporated herein by reference to the exhibit filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. (Commission File No. 000-22939).

(7) Incorporated herein by reference to the exhibits filed with the current report on Form 8-K filed on January 19, 1999 (Commission File No. 000-22939).

(8) Incorporated herein by reference to the exhibits filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (Commission File No. 333-71749).

(9) Incorporated here by reference to the exhibit filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (Commission File No. 333-32001).

    (A)

    (b) Financial Statement Schedules: None.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 under the Securities Act will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 31st day of March, 1999.

                                NEXTLINK COMMUNICATIONS, INC.

                                BY:           /S/ R. BRUCE EASTER, JR.
                                     -----------------------------------------
                                                R. Bruce Easter, Jr.
                                        VICE PRESIDENT, GENERAL COUNSEL AND
                                                     SECRETARY

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of NEXTLINK Communications, Inc., hereby severally and individually constitute and appoint Kathleen H. Iskra and
R. Bruce Easter, Jr., and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                 Chairman of the Board and
     /s/ STEVEN W. HOOPER         Chief Executive Officer
------------------------------     (Principal Executive        March 31, 1999
       Steven W. Hooper            Officer) and Director

      /s/ WAYNE M. PERRY        Vice Chairman and Director
------------------------------                                 March 31, 1999
        Wayne M. Perry

                                   Vice President, Chief
                                   Financial Officer and
    /s/ KATHLEEN H. ISKRA          Treasurer (Principal
------------------------------     Financial Officer and       March 31, 1999
      Kathleen H. Iskra            Principal Accounting
                                         Officer)

      /s/ CRAIG O. MCCAW                 Director
------------------------------                                 March 31, 1999
        Craig O. Mccaw

     /s/ DENNIS WEIBLING                 Director
------------------------------                                 March 31, 1999
       Dennis Weibling

    /s/ WILLIAM A. HOGLUND               Director
------------------------------                                 March 31, 1999
      William A. Hoglund

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     /s/ SHARON L. NELSON                Director
------------------------------                                 March 31, 1999
       Sharon L. Nelson

    /s/ JEFFREY S. RAIKES                Director
------------------------------                                 March 31, 1999
      Jeffrey S. Raikes

    /s/ GREGORY J. PARKER                Director
------------------------------                                 March 31, 1999
      Gregory J. Parker

      /s/ NICOLAS KAUSER                 Director
------------------------------                                 March 31, 1999
        Nicolas Kauser

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